As filed with the Securities and Exchange Commission on September 28, 2001

                                                      Registration No. 333-63852

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                (Amendment No. 2)

                             ----------------------

                               EP MedSystems, Inc.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

          New Jersey                         5047                22-3212190
-------------------------------   -------------------------  -------------------
(State or Other Jurisdiction of   (Primary SIC Code Number)  (IRS Employer
Incorporation or Organization)                               Identification No.)

                                100 Stierli Court
                        Mount Arlington, New Jersey 07856
                                 (973) 398-2800
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                    Joseph M. Turner, Chief Financial Officer
                               EP MedSystems, Inc.
                                100 Stierli Court
                        Mount Arlington, New Jersey 07856
                                 (973) 398-2800
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                             ----------------------
                                   Copies to:
                            Steven E. Gross, Esquire
                Sills Cummis Radin Tischman Epstein & Gross, P.A.
                              One Riverfront Plaza
                          Newark, New Jersey 07102-5400
                                 (973) 643-7000

      Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
   Title of each class of      Amount to be   Proposed maximum offering    Proposed maximum         Amount of
securities to be registered   Registered (1)      price per unit (2)      aggregate offering   registration fee (3)
                                                                              price (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, no par value       2,700,000             $2.55                 $6,885,000            $1,721.25
-------------------------------------------------------------------------------------------------------------------

(1) This registration statement registers the offer and sale of 2,700,000 shares of common stock, without par value per share, of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby includes such additional number of shares of common stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales price for the common stock on June 20, 2001 on the Nasdaq National Market.

(3) The registration fee was paid in connection with the initial filing of the registration statement on June 26, 2001.

The Registrant hereby amends this registration statement on such date or dates(s) as may be necessary to delay its effective date until the Registrant has filed an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

********************************************************************************

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

Prospectus                                                 Subject to Completion
                                                        Dated September 28, 2001

                               EP MEDSYSTEMS, INC.
                                2,700,000 Shares
                                 of Common Stock

      This prospectus relates to the offer and sale by Fusion Capital Fund II, LLC of up to 2,700,000 shares of common stock of EP MedSystems, Inc., a New Jersey corporation.

      On June 11, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $10 million of our common stock. The purchase price will be based upon the future market price of our common stock.

      Our common stock is traded on the Nasdaq National Market under the symbol "EPMD." On September 24, 2001, the last reported sale price of our common stock was $1.40 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq National Market.

      The securities offered in this prospectus involve a high degree of risk. See the Section entitled "Risk Factors" on page 3 of this prospectus for a discussion of these risks.

      Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

      These securities have not been approved or disapproved by the Securities and Exchange Commission, or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2001

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS......................3
RISK FACTORS...................................................................3
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS......................13
DIVIDEND POLICY...............................................................14
USE OF PROCEEDS...............................................................14
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................14
DESCRIPTION OF BUSINESS.......................................................25
DESCRIPTION OF PROPERTY.......................................................45
LEGAL PROCEEDINGS.............................................................46
MANAGEMENT....................................................................46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................53
DESCRIPTION OF SECURITIES.....................................................57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................60
THE FINANCING TRANSACTION.....................................................61
SELLING SECURITY HOLDERS......................................................65
PLAN OF DISTRIBUTION..........................................................67
LEGAL MATTERS.................................................................69
EXPERTS.......................................................................69
WHERE YOU CAN FIND MORE INFORMATION...........................................69
INDEX TO FINANCIAL STATEMENTS................................................F-1

                               Prospectus Summary

      The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in the common stock of EP MedSystems under the Section entitled "Risk Factors," before investing in the EP MedSystems common stock. ALERT(R) and EP-WorkMate(R) are registered trademarks of EP MedSystems. EP-3(TM), SilverFlex(TM), U-View(TM) and ViewMate(TM) are trademarks of EP MedSystems.

Business

      EP MedSystems is engaged in the business of developing, manufacturing and marketing a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since EP Med's inception, we have acquired technology, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System, including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters and related disposable supplies.

      EP Med's leading diagnostic product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data which, during EP Med's most recent fiscal year, contributed to approximately 80% of EP Med's total sales revenues. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM) Stimulator is a computerized signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate arrhythmia. During 2000, the EP-3(TM) Stimulator accounted for approximately 4% of EP Med's total sales revenues. We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market. EP Med also markets a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 8% of EP Med's total sales revenues in 2000.

      We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as a primary focus for our ongoing development efforts. Atrial fibrillation is a condition where waves of energy collect within the upper chambers of the heart, that is, the atria, causing erratic electrical signals which prevent the chambers from providing appropriate blood output. Atrial fibrillation is the most prevalent type of abnormal heart rhythm which, in 2000, was estimated to afflict over 5,000,000 people worldwide (approximately 2 million of such patients in the United States) with an estimated 200,000 to 400,000 new cases diagnosed each year. Although not immediately life threatening, atrial fibrillation exhibits symptoms such as palpitations, fatigue and dizziness, among others. Atrial fibrillation is linked to a significantly increased risk of stroke and to a diminished lifestyle due to decreased cardiac output.

      In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from the European notified body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 8% of EP Med's total sales revenues in 2000. The ALERT(R) System is not approved for sale in the United States, but we have completed clinical trials and have submitted our application for pre-market approval of the device to the U.S. Food and Drug Administration and are awaiting further action on this application and on other regulatory matters; see the Sections entitled "Description of Business--Product--the ALERT(R) System" and "--Government Regulation." Approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all.

      We also are involved in the development of an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize the inside chambers of the heart. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We previously submitted an application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance based on the device's substantial equivalence to a legally marketed device but later changed the system design and abandoned this application. Final system configuration has been completed with respect to the revised design and a new submission and design dossier are in the process of being prepared; we expect to file a new 510(k) application within approximately 120 days upon finalization of electrical testing which is expected to be complete in the fourth quarter of 2001. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the first half of 2002, if approved at all.

      We have a history of operating losses and we expect that our future operating expenses will continue to increase and, as such, we are likely to continue to have operating losses.

Corporate Information

      EP MedSystems was incorporated in New Jersey in January 1993 and operates in a single industry segment. Our principal offices are located at 100 Stierli Court, Suite 107, Mount Arlington, New Jersey 07856, and our telephone number is 973-398-2800.

EP MedSystems Common Stock

      EP MedSystems common stock trades on the Nasdaq National Market under the symbol "EPMD."

The Offering

      On June 11, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC under which Fusion Capital has committed to purchase on each trading day during the 25-month term of the agreement $20,000 of our common stock up to a aggregate of

$10 million. Fusion Capital, the selling shareholder, is offering for sale up to 2,700,000 shares of EP MedSystems common stock. The shares being offered consist of up to 2,475,000 shares of common stock that Fusion Capital has agreed to purchase from EP MedSystems and 225,000 shares of common stock issued (or issuable) to Fusion Capital as compensation for its purchase commitment. As of June 11, 2001, the date on which the common stock purchase agreement was signed, there were 13,648,967 shares of EP MedSystems common stock outstanding. The number of shares offered by this prospectus represents approximately 19.8% of the total number of shares of common stock outstanding as of June 11, 2001.

      The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital. This number may be affected by other factors more fully described in the Section entitled "The Financing Transaction."

            Cautionary Statement Regarding Forward-Looking Statements

      In addition to historical information, this prospectus contains forward-looking statements relating to such matters as anticipated financial and operational performance, business prospects, technological developments, results of clinical trials, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We emphasize to you that a variety of factors could cause EP Med's actual results and experience to differ materially from the anticipated results or other expectations expressed in EP Med's forward-looking statements. When we use the words or phrases "believes," "anticipates," "expects," "intends," "will likely result," "estimates," "projects" or similar expressions in the prospectus, we intend these to identify such forward-looking statements, but they are not the exclusive means of identifying such statements. The forward-looking statements are only expectations and predictions which are subject to risks and uncertainties including the significant considerations discussed in the prospectus, general economic, market or business conditions, opportunities or lack of opportunities that may be presented to EP MedSystems, competitive actions, changes in laws and regulations and other matters discussed here, particularly in the Sections entitled "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation."

      We caution you to review the cautionary statements set forth in this prospectus and in EP Med's reports filed with the Securities and Exchange Commission and we caution you that other factors may prove to be important in affecting EP Med's business and results of operations. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

                                  Risk Factors

      An investment in EP MedSystems involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to buy our common stock. There may be other risks and uncertainties that we do not know of or that we do not consider material at this time. If these risks occur, our business, financial condition and results of operations will suffer. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Additionally, this prospectus contains forward-looking statements that involve uncertainties and EP Med's actual results may differ significantly for those expressed in forward-looking statements. This Section discusses factors that can cause those differences. See the Section entitled "Cautionary Statement Regarding Forward-Looking Statements," above.

We have a history of operating losses and expect future losses.

      EP MedSystems was incorporated in January 1993 and completed its initial public offering of common stock in June 1996. We have incurred substantial operating losses in each year since incorporation with aggregate losses of approximately $3,533,000 for the period from 1993 through 1995 and annual losses in the approximate amounts set forth below in the years since our initial public offering:

                        1996               $1,571,000
                        1997               $4,864,000
                        1998               $4,511,000
                        1999               $3,213,000
                        2000               $4,836,000

As of June 30, 2001, we had an accumulated deficit of approximately $24.5 million. Our present product sales did not cover our operating expenses of approximately $14.6 million for the year ended December 31, 2000 and $14.2 million for the year ended December 31, 1999. Additionally, we expect that our 2001 operating expenses will exceed those for 2000 and will not be covered by our 2001 sales revenues. Further, we expect that our future operating expenses will continue to increase until pre-market approval of our ALERT(R) System product is received from the U.S. Food and Drug Administration of which there can be no assurance. As such, we are likely to continue to incur operating losses. Our prior inability to generate sufficient revenues and expected continued losses raises substantial doubt about our ability to continue as a going concern.

Our independent auditors included a qualification in their report on our financial statements to indicate that there is substantial uncertainty as to our ability to continue as a going concern.

      Our ability to continue our operations is not assured and is subject to substantial risk. Our auditors included a going concern qualification in their report on our financial statements for the year ended December 31, 2000 because, even with the proceeds of EP Med's most recent private placement financing, completed in March 2001, it was uncertain, at that time, whether we would have sufficient funds to continue operations at current levels for the next 12 months and because we lack a history of operations that would adequately suggest that our financial plans will succeed. The existence of the going concern qualification may adversely affect our business prospects, financial condition and results of operations and may limit our ability to obtain financing and harm our relationships with vendors and customers who may choose not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them. Furthermore, if our revenues do not exceed our costs for an extended period, we may need to reorganize or reach agreements with our creditors concerning the conduct of our future business and affairs.

      As a result of EP Med's cash position of approximately $1,482,000 at June 30, 2001, our limited sources of liquidity, our prior inability to generate significant revenues and expected continued losses and our monthly operating expenses of approximately $500,000, there is uncertainty as to whether EP Med will have funds sufficient to continue our operations at our current level for more than 1 to 2 months and, as such, whether we can continue as a going concern.

The funds which may be obtained pursuant to our agreement with Fusion Capital may be insufficient to support our capital needs.

      Our agreement with Fusion Capital could provide us with sufficient funding to sustain our operations for up to two years, beginning in the third quarter of 2001, but the extent to which we rely on Fusion Capital as a source of financing will depend on a number of factors, including the prevailing market price of our common stock and whether we are able to secure working capital from other sources. Since we initially have registered 2,475,000 shares for sale by Fusion Capital, the selling price of our stock to Fusion Capital will have to average at least $4.04 per share for us to receive the maximum proceeds of $10 million available under the common stock purchase agreement without registering and issuing any additional shares. We will need to seek shareholder approval to issue more than 2,716,144 shares of our common stock to Fusion Capital. Even if we are able to access the full $10 million, we may still need additional capital to fully implement our business, operating and development plans as we only have the right to receive $20,000 per trading day under the common stock purchase agreement unless our stock price equals or exceeds $5.00 per share, in which event the daily purchase amount may be increased. If obtaining sufficient funding from Fusion Capital were to prove prohibitively expensive and if we are unable to generate significant sales of our products in the near term, we will need to secure another source of funding in order to satisfy our working capital needs or significantly curtail our operations. See the Section entitled "The Financing Transaction." Should the funding we require be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business and financial condition.

Our success will depend on continued market acceptance of the EP-WorkMate(R).

      Our ability to increase revenues over the next several years will depend on the continued acceptance by electrophysiologists of one of our products, the EP-WorkMate(R) computerized monitoring and analysis workstation. The EP-WorkMate(R) accounted for 80% and 82% of our product sales in the years ended December 31, 2000 and 1999, respectively, and is expected to account for a significant portion of our 2001 revenues. Because the EP-WorkMate(R) has a list price of approximately $140,000 with an integrated EP-3(TM) Stimulator, each sale of an EP-WorkMate(R) represents a relatively large percentage of our net sales. We cannot be sure that the EP-WorkMate(R)'s present level of market acceptance and sales can be maintained, a decrease in either of which could have a material adverse effect on our business and financial condition.

Our success will depend on approval of the ALERT(R) System.

      Our long-term success depends on the success of one of our products, the ALERT(R) System. Although approved for sale in the European Community, the ALERT(R) System has not been approved by the U.S. Food and Drug Administration and cannot be sold commercially in the United States without FDA approval. FDA approval is based upon, among other things, the results of clinical trials that demonstrate the safety and effectiveness of the device. We have completed clinical trials and have submitted an application to the FDA for pre-market approval

("PMA") of the ALERT(R) System and, in April 2001, we received comments and notification of deficiencies relating to such application which may extend the review period up to 180 days. See the Section entitled "Description of Business--Product--ALERT(R) System." In addition, in July 2001, subsequent to an inspection of our manufacturing facility in West Berlin, New Jersey by the FDA, we received a "warning letter" requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls; see the Section entitled "Description of Business-- Government Regulation." Due to the fact that review and verification of our submitted data is required in connection with our PMA application and that resolution of the issues raised in the "warning letter" must occur, approval may not occur until late in the fourth quarter of 2001, if approved at all. Our failure to obtain FDA approval of the ALERT(R) System could have a material adverse effect our on business and financial condition.

Our success will depend on successful commercialization of the ALERT(R) System.

      If we receive approval from the U.S. Food and Drug Administration to market the ALERT(R) System in the United States, we, nevertheless, will be faced with obstacles to successful commercialization. The commercial success of the product will depend significantly upon acceptance by physicians. Physician acceptance will depend upon, among other things, substantial favorable clinical experience, advantages over alternative treatments, cost effectiveness, and favorable reimbursement policies of third-party payors such as insurance companies, Medicare and other governmental programs. Our failure to obtain market acceptance of the ALERT(R) System could have a material adverse effect on our business and financial condition.

Our success will depend on our ability to manufacture the ALERT(R) System profitably.

      If we receive approval from the U.S. Food and Drug Administration to market the ALERT(R) System in the United States and we obtain market acceptance of the product, profitability of the ALERT(R) System, nevertheless, will depend on our ability to manufacture the product efficiently and economically in commercial quantities. We have manufactured the components of the ALERT(R) System only in limited quantities. We may not be able to attain efficient manufacturing levels. Further, we will also be dependent on sub-contractors for certain key components of the ALERT(R) System. Our failure to obtain manufacturing efficiency and reliable sub-contractors could have a material adverse effect on our business and financial condition.

A few of our shareholders, acting together, are able to influence, and possibly control, most matters requiring shareholder approval thereby limiting the influence which other shareholders can exercise over EP Med's business.

      As a result of the private placement financing with Cardiac Capital LLC and Texada Trust completed in the first quarter of this year, David Jenkins, Chairman of the Board, President and Chief Executive Officer and a shareholder of EP MedSystems, who is also a 50% owner of Cardiac Capital, LLC, beneficially owns, in the aggregate, shares representing approximately 22.7% of the outstanding shares of common stock, assuming warrants held are fully exercised. As a result, David Jenkins and Cardiac Capital, LLC, acting together, are able to influence significantly, and possibly control, most matters requiring approval of the shareholders of EP Med, including approval of amendments to EP Med's certificate of incorporation, mergers, a sale of all or substantially all of EP Med's assets, going private transactions and other fundamental transactions. EP Med's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. The certificate of incorporation does provide for staggered elections of our Board of Directors. As a result, Mr. Jenkins and his affiliates may be able to control the election of members of our Board. Such a concentration of ownership could affect the liquidity of EP Med's common stock and have an adverse effect on the price of the common stock and may have the effect of delaying or preventing a change in control of EP MedSystems, including transactions in which the shareholders might otherwise receive a premium for their shares over current market prices.

Our business and financial condition are subject to various risks and uncertainties arising from domestic and international laws and regulations.

      United States. In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices is regulated principally by the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations. Our ability to continue to sell our products commercially, is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution any of which could have a material adverse effect on our business and financial condition.

      In July 2001, subsequent to an inspection of our manufacturing facility in West Berlin, New Jersey by the FDA, we received a "warning letter" from the FDA requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls; see the Section entitled "Description of Business--Government Regulation." We have contacted the FDA and are making efforts diligently to correct the violations identified. We have responded to the issues raised in the "warning letter" addressing all issues but one, which relates to validation of our Symix computer software. The validation process for this software is underway. We have taken other steps necessary to meet the FDA's requirements and we await the FDA's response. If the FDA is not satisfied with our corrective actions, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties. Any such action is likely to have a material adverse effect upon our business and financial condition.

      International. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain approvals or delays in the receipt of approvals to market our products and/or failure to maintain the approvals we currently have and those which we may receive in the future would have a material adverse effect on our business, operating results, financial condition and prospects. Presently, we are permitted to sell some of our products in countries that are members of the European Union and the European Free Trade Association. We cannot be sure that we will be successful in maintaining that permission.

Our success will depend, in part, on our ability to keep pace with technological and marketplace changes.

      The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones. The research and development necessary for new products and for product refinements can take longer and require greater expenditures than expected, and might not succeed. Moreover, our new products and product refinements might not be accepted by physicians and patients.

Our patents and proprietary rights might not provide sufficient protection.

      Our success and ability to compete in the marketplace will depend in part upon our ability to protect our proprietary technology and other intellectual property. We seek patents on our important inventions, have acquired patents and have entered into license agreements to obtain rights under selected patents of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the U.S. and other countries.

      In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP-WorkMate(R) and EP-3(TM) Stimulator) is not patented and existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

Intellectual property litigation could harm our business.

      While we do not believe that we are infringing any patents or other intellectual property rights of others, litigation over infringement claims is frequent in the medical device industry and could arise. This kind of litigation, with or without merit, would be time consuming and costly, and could cause shipment delays, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid alleged infringement. Accordingly, we could be prevented from manufacturing and selling some of our products. Also, competitors might infringe our patents and trade secrets. Costly and time consuming litigation may be necessary to enforce our patents and to protect our trade secrets.

If we are unable to pay royalties we may lose our rights to use certain important technology.

      We have entered into several technology agreements which require us to pay royalties, including, in some cases, minimum annual royalties. As of December 31, 2000, we have only paid royalties under one of these agreement which relates to technology utilized with our ALERT(R) System product line. In 2000, we had royalty expenses equal to approximately $37,000 payable in connection with that agreement. Under the terms of our agreement relating to the SilverFlex(TM) technology, minimum royalties became payable in 2001 at the rate of $3,000 per quarter or, in the alternative, at our option, we may grant to the inventor of the technology, Allan Willis, a non-exclusive, royalty-free license to the patent allowing him to use the technology as well as sublicensing it to third parties. Royalty payments have not become payable under our other technology agreements as yet. If we do not pay these royalties, we may be in breach of our technology agreements and could lose the rights granted to the technology under these agreements. The loss of these rights would effect our ability to make, market and sell the ALERT(R) product line and the SilverFlex(TM) product line which could have a material adverse impact on our business and financial condition. See the Section entitled "Description of Business--Patents, Trademarks and Licenses."

We face significant competition which affects our likelihood of success.

      The medical device market, particularly in the area of electrophysiology products, is highly competitive. Many of our competitors have access to significantly greater financial, marketing and other resources. Further, the medical device market is characterized by rapid product development and technological change. Our present and future products could become obsolete or uneconomic through technological advances by one or more of our competitors. For example, the ALERT(R) System is a new technology that must compete with established treatments for atrial fibrillation as well as with new treatments currently under development by other companies. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

Third-party reimbursement might be denied or not be available for some of our products.

      Our products are generally purchased by physicians or medical institutions. In the U.S., third-party payors, such as Medicare, Medicaid and private insurers, are then billed for the healthcare services provided to patients using those products. Similar reimbursement arrangements exist in several European countries. Third-party payors may deny or limit reimbursement for our existing products and future products, such as the ALERT(R) System. Third-party payors are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Procedures involving the EP-WorkMate(R) and the ALERT(R) System currently are eligible for reimbursement. However, changes in FDA regulations, Medicare regulations or in other third-party payor policies, could reduce or make either or both Medicare or other third-party reimbursement unavailable for procedures using our existing products and, if approved by the FDA, for the ALERT(R) System. Any of these occurrences could have a material adverse affect on business and financial condition. See the Section entitled "Description of Business--Third Party Reimbursement."

We might not be able to maintain or effectively manage our sales force which would reduce our ability to promote and sell our products.

      We utilize our own domestic direct sales and marketing force to sell and promote our products in the U.S. We might not be able to continue to attract and retain qualified and capable individuals who can successfully promote our products.

      We are also in the process of expanding our marketing internationally and will continue to rely on third-party distributors in foreign markets. We formed a U.S. subsidiary located in France in 1999 and have a U.S. subsidiary, with a branch in the United Kingdom, to increase sales, to improve distributor relationships and customer service and to assist in the introduction of the ALERT(R) System in Europe. We generate sales through a Japanese distributor and have a distribution network in the Asian markets. Some of our agreements with third-party distributors are oral, and many of our distributor agreements, both written and oral, are terminable by the distributors. While we do not consider any one distributor to be material to our business, we might not be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets and both current and future distributors might not be successful in actively and effectively marketing our products.

Our business could be subject to product liability claims which, if successful, could have a material adverse effect on our business and financial condition.

      The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of our catheters may increase the risk of product liability claims. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. A successful claim against us or settlement by us in excess of our insurance coverage or our inability to maintain insurance could have a material adverse effect on our business and financial condition.

We have limited manufacturing experience and depend on outside sources for the manufacture of critical components of our products.

      We have limited manufacturing experience in manufacturing our catheter products. Further, we have limited experience manufacturing these products in the volume that will be necessary for us to achieve significant commercial sales in the event of significant demand. While we have expanded our catheter manufacturing facilities and have hired and trained additional personnel, we may not be able to establish or maintain reliable, high-volume, cost effective manufacturing capacity. Moreover, we may encounter difficulties in increasing our manufacturing capacity, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations and the need for further regulatory approval on new manufacturing processes.

Additionally, we rely on outside sources for the manufacturing of critical components for the ALERT(R) Companion, EP-WorkMate(R) and EP-3(TM) Stimulator. Any interruption in this supply from our outside sources would have a material adverse effect on our ability to deliver our products. If an interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources would have a material adverse effect on our business and financial condition.

We rely on international sales which expose us to risks of foreign operations.

      In the year ended December 31, 2000, approximately 50% of our sales were derived outside the U.S. We expect international sales will continue to represent a significant percentage of our total sales and we intend to continue to increase our operations outside of the United States. We sell our products in the countries of the European Community and in Japan, Turkey, Saudi Arabia and China, among others. Our reliance on international sales subjects us to fluctuations in currency exchange rates in Europe in connection with the Euro and pounds sterling, though sales in other jurisdictions are paid in U.S. dollars. Management has determined that the impact of foreign currency risks on sales are small since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses which are recorded in Stockholders' Equity. EP Med's cumulative translation loss was $125,928 at December 31, 2000 and $262,000 at June 30, 2001.

      We experience the risks of unstable economies and political regimes in our foreign selling markets such as Turkey, Saudi Arabia and China, among others. Other risks of reliance on foreign sales include the following:

                        o     export license requirements;
                        o     unexpected changes in regulatory requirements;
                        o extended collection periods for accounts receivable;
                        o potentially inadequate protections of intellectual property rights; and
                        o     restrictions on repatriation of earnings.

These factors could have a material adverse effect on our ability to maintain and expand foreign sales. Our failure to maintain and expand foreign sales would have a material adverse effect on our business and financial condition.

Potential issuance of preferred stock may delay, defer or prevent corporate takeover.

      The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The potential issuance of preferred stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of EP Med or otherwise adversely affecting the rights of the holders of common stock.

The market price of our common stock has been and may continue to be highly volatile.

      Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by EP Med, including sales of our common stock by Fusion Capital pursuant to this prospectus and the possible subsequent sale of common stock by the holders of warrants and options, could have a material adverse effect on the prices of our securities.

The sale of our common stock to Fusion Capital may cause substantial dilution and the sale of the shares acquired by Fusion Capital could cause the price of our common stock to decline.

      The purchase price for the common stock to be issued to Fusion Capital under the common stock purchase agreement will fluctuate based on the closing price of our common stock. Since we have initially registered 2,475,000 shares in this offering for Fusion Capital to purchase under the common stock purchase agreement (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), our stock price will need to equal or exceed $4.04 per share for us to receive the maximum proceeds of $10 million under the common stock purchase agreement. Assuming a purchase price of $2.97 per share (the closing sale price of the common stock on June 11, 2001, the date on which the common stock purchase agreement with Fusion Capital was entered into) and the purchase by Fusion Capital of the full amount of shares purchasable under the common stock purchase agreement (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), proceeds to us would only be $7,350,750 unless we choose to issue more than 2,475,000 shares. A lower purchase price will reduce considerably the amount of proceeds available to us under the equity line. In the event that we decide to issue a number of shares that represents greater than 19.9% of our outstanding shares of common stock, we would first seek shareholder approval in order to be in compliance with Nasdaq Marketplace Rules. See the Section entitled "The Financing Transaction--Purchase of Shares under the Common Stock Purchase Agreement" for a detailed description of the purchase price and the relationship of the purchase price to the percentage of the outstanding shares of our common stock issuable to Fusion Capital pursuant to the common stock purchase agreement. See page 63 for a Table that shows the number of shares issuable and potential dilution based on varying market prices.

      Fusion Capital may sell none, some or all of the other shares of common stock purchased from us at any time. We expect that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that it might otherwise wish to effect sales.

      If Fusion Capital purchased the full amount of shares purchasable under the common stock purchase agreement on the date of this prospectus, and assuming a purchase price per share of $2.97 (the closing sale price of the common stock on June 11, 2001, the date on which the agreement was entered into), Fusion Capital would have been able to purchase 3,367,003 shares of our common stock under the common stock purchase agreement. This would constitute 24.7% of our outstanding common stock. Such dilution could be more significant if the market price of our common stock at the time Fusion Capital purchases shares of our common stock under the common stock purchase agreement is lower than the current market price of our common stock, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital.

The existence of the common stock purchase agreement with Fusion Capital to purchase shares of our common stock could cause downward pressure on the market price of our common stock.

      Both the actual dilution and the potential for dilution resulting from sales of our common stock to Fusion Capital could cause shareholders to elect to sell their shares of our common stock, which could cause the trading price of our common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of our common stock due to the shares available for sale by Fusion Capital could refrain from purchases or effect sales in anticipation of a decline of the market price.

Our failure to effectively use the net proceeds of the financing could reduce the benefits of the financing to EP MedSystems.

      We will have significant discretion in applying the net proceeds of the financing. Currently, we plan to use the net proceeds received from sales of our common stock to Fusion Capital to fund our research and development activities, including pre-clinical studies and clinical trials, to fund working capital and for general corporate purposes. We have no specific further uses for the net proceeds.

                          Market for Common Equity and
                           Related Shareholder Matters

      EP Med's common stock has been traded on the Nasdaq National Market under the trading symbol "EPMD" since EP Med completed its initial public offering of common stock on June 21, 1996. Prior to that date, there was no public market for our common stock.

Price Range of Common Stock

      The following table sets forth the high and low sale prices for our common stock for the periods indicated:

                   Period                   High      Low
      ---------------------------------   --------   -------
      1999

      First quarter                        $3.50     $2.50

      Second quarter                       $3.00     $2.00

      Third quarter                        $3.19     $2.28

      Fourth quarter                       $7.13     $2.94

      2000

      First quarter                        $8.25     $3.25

      Second quarter                       $6.82     $3.88

      Third quarter                        $5.63     $3.38

      Fourth quarter                       $4.75     $1.38

      2001

      First Quarter                        $3.50     $1.78

      Second Quarter                       $3.15     $1.13

      Third Quarter (through  September    $2.64     $1.05
      24, 2001)

      On September 24, 2001, the last reported sale price of EP MedSystems common stock on the Nasdaq National Market was $1.40. As of September 24, 2001, there were approximately 59 registered holders of record of our common stock. This number excludes individual shareholders holding stock under nominee security position listings because many of such shares are held by brokers and other institutions on behalf of shareholders. As a result, we are unable to estimate the total number of shareholders represented by these record holders, but we believe that the amount is in excess of 400.

                                 Dividend Policy

      Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in operation and expansion of our business.

                                 Use of Proceeds

      We will not receive any of the proceeds from the sale of the shares of EP MedSystems common stock offered for sale by Fusion Capital under this prospectus. However, we may receive up to $10 million from the sale of our common stock to Fusion Capital under the common stock purchase agreement with Fusion Capital and we intend to use such proceeds for general working capital purposes, including the funding of our continuing efforts to obtain regulatory approvals of our products.

            Management's Discussion and Analysis or Plan of Operation

      Except for historical information, the following Management's Discussion and Analysis or Plan of Operation contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. EP Med's actual results could differ materially from those reflected in these forward-looking statements as a result of certain factors, that include, but are not limited to, the risks discussed in the Section entitled "Risk Factors." Please see the statements contained under the Section entitled "Cautionary Statements Regarding Forward-Looking Statements" above.

Overview

      EP MedSystems was incorporated in January 1993 and operates in a single industry segment. We develop, manufacture, market and sell a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since EP Med's inception, we have acquired technology and marketing rights, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) computerized electrophysiology workstation, the EP-3(TM)

Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System, including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters and related disposable supplies. To date, these products have generated nearly all of EP Med's sales.

      EP Med's leading diagnostic product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data which, during EP Med's most recent fiscal year, contributed to approximately 80% of EP Med's sales revenues. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM) Stimulator is a computerized signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate arrhythmia. During 2000, the EP-3(TM) Stimulator accounted for approximately 4% of EP Med's total sales. EP Med also markets a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 8% of EP Med's total sales revenues in 2000.

      We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as a primary focus for our ongoing development efforts. See the Section entitled "Description of Business--General." In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from the European notified body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 8% of EP Med's total sales revenues in 2000. The ALERT(R) System is not approved for sale in the United States, but we have completed clinical trials and have submitted our application for pre-market approval of the device to the U.S. Food and Drug Administration and have responded to FDA requests for supplemental information; we are awaiting further action on this application and on other regulatory matters; see the Sections entitled "Description of Business--Products--ALERT(R) System" and "--Government Regulation." As such, approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all.

      EP Med also are involved in the development of an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize inside the chambers of the heart. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment options of complex cardiac arrhythmias such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We are preparing our application for 510(k) approval for submission to the FDA within approximately 120 days, due to the device's substantial equivalence to a legally marketed device. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the first half of 2002, if approved at all.

      EP Med has a history of operating losses and we expect to continue to incur operating losses in the near future as we continue to expend substantial funds for research and development, clinical trials in support of regulatory approvals, increased manufacturing activity and expansion of sales and marketing activities. The amount and timing of future losses will be dependent upon, among other things, increased sales of our existing products, the timing of regulatory approval and market acceptance of the ALERT(R) System and ultrasound products and developmental, regulatory and market success of new products under development as well as EP Med's ability to establish, preserve and enforce intellectual property rights to its products. There can be no assurance that any of our development projects will be successful or that if development is successful, that the products will generate any sales.

Results of Operations for the Fiscal Year Ended December 31, 2000 Compared to Fiscal Year Ended December 31, 1999.

      Sales decreased $1,093,000 (or 10%) to $9,760,000 in the year ended December 31, 2000 as compared to 1999. The decrease in sales in 2000 resulted primarily from decreased domestic sales of the EP-WorkMate(R). Due to unexpectedly high domestic sales in the second half of 1999 believed to be the result of increased purchasing by U.S. customers having year 2000 (Y2K) concerns, sales results for 2000 have decreased. Management believes that, but for this unusual sales volume thought to result from heightened Y2K concerns in the U.S. due to older EP-WorkMate(R) products in U.S. electrophysiology labs, domestic sales may have remained relatively constant. International sales increased primarily due to continued acceptance of the EP-WorkMate(R) and the positive impact of increasing the international distribution network. Costs of products sold decreased $545,000 (or 11%) to $4,433,000 in the year ended December 31, 2000 as compared to 1999 due to decreased sales. Gross profit on sales for the year ended December 31, 2000 was $5,327,000 as compared to $5,875,000 for 1999. The gross profit improved as a percentage of sales to 55% from 54%. This increase was primarily due to cost improvements in the manufacture of the EP-WorkMate(R). We hope to continue to improve our overall gross profit percentage due to continued improvement in manufacturing costs and as sales of the ALERT(R) System and catheters increase once we receive approval in the U.S.

      Net sales for the year ended December 31, 2000 were billed in three currencies: $8,217,000 in U.S. dollars, 1,294,000 in Euro and (pound)162,000 pounds sterling. Management has determined that the impact of foreign currency risk on sales is minimal since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses which are recorded in Stockholders' Equity. EP Med's cumulative translation loss was $123,928 at December 31, 2000. As of December 31, 2000, EP Med has not entered into any derivative financial instruments for hedging or other purposes.

      Sales and marketing expenses increased $331,000 (or 7%) to $5,144,000 and increased as a percentage of total sales to 53% in the year ended December 31, 2000 as compared to 44% in 1999. The increase during 2000 was due primarily to continued expansion of our sales force worldwide of $127,000, including salaries and commissions, depreciation on equipment used for demonstration purposes of $228,000 and an increase in convention expenses of $118,000. This increase was partially offset by lower outside consulting costs of $67,000 and travel expenses of $62,000.

      General and administrative expenses increased $103,000 (or 5%) to $2,266,000 and increased as a percentage of total sales to 23% in the year ended December 31, 2000 as compared to 20% in the similar period in 1999. The increase during 2000 was primarily due to a $63,000 foreign exchange loss from weakness in the Euro, increased legal, accounting, insurance and travel costs of $123,000, partially offset by a $144,000 reduction in salaries and related fringe benefits.

      Research and development expenses increased $573,000 (or 26%) to $2,788,000 for the year ended December 31, 2000 as compared to 1999. During 2000, EP Med incurred costs associated with research and development primarily in connection with ongoing development efforts on existing products, including the EP-WorkMate(R), the ALERT(R) System, ViewMate(TM) Ultrasound System and several other new products under development. We expect that research and development expenses are likely to increase in future periods due to ongoing development activities relating to the ALERT(R) System and ViewMate(TM) Ultrasound System and regulatory efforts aimed at gaining approval to sell these and other new products.

      Other income, net, decreased $67,000 to $34,000 for the year ended December 31, 2000 as compared to 1999, primarily due to a $56,000 increase in interest expense on amounts outstanding relating to EP Med's $2,000,000 line of credit, the $500,000 term loan and note payable to Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc. This amount was offset by the receipt of $217,000 on the sale of a portion of EP Med's New Jersey cumulative net operating loss of one its subsidiaries included in other income. The sale of the cumulative net operating loss is allowable under a New Jersey State law enacted in January 1999, pursuant to which emerging technology and bio-technology companies may transfer, or "sell", their unused New Jersey net operating loss carry forwards and New Jersey research and development tax credits to any profitable New Jersey companies qualified to purchase them for cash.

Results of Operations for the Six-Month Period Ended June 30, 2001 Compared to the Six-Month Period Ended June 30, 2000.

      Net sales were $4,482,000 for the six months ended June 30, 2001 as compared to $5,039,000 for the comparable period in 2000. This decrease is primarily due to lower sales in Asia and the Pacific Rim.

      Net sales for the six months ended June 2001 were billed in three currencies: $3,773,000 in U.S. dollars, 718,000 in Euro, and 29,000 pounds sterling. Management has determined the impact of foreign currency risk on sales to be minimal since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses which are recorded in Stockholder's Equity. EP Med's cumulative translation loss was $262,000 at June 30, 2001. As of June 30, 2001, the Company has not entered into any derivative financial instruments for hedging or other purposes.

      Cost of products sold decreased $392,000 (or 16%) to $2,082,000 for the six months ended June 30, 2001 as compared to the same period in 2000. This decrease is due to the decrease in sales. Cost of products sold additionally improved as a percentage of sales from 49% to 46% due to improved buying patterns and general reductions in manufacturing costs.

      Gross profit on sales for the six months ended June 30, 2001 was $2,400,000 as compared with $2,565,000 for the same period in 2000. The gross profit improved as a percentage of sales from 51% to 54%, primarily the result of cost improvements in manufacturing the EP-WorkMate(R). We anticipate improvement in EP Med's overall gross profit percentage as sales of the ALERT(R) System and other catheter products increase, which should offset the fixed costs, associated with maintaining a catheter manufacturing operation.

      Sales and marketing expenses decreased $191,000 to $2,286,000 for the six months ended June 30, 2001 as compared to the same period in 2000. The decrease during this period was primarily due to a $44,000 reduction in trade show expenses coupled with lower travel costs of $131,000.

      General and administrative expenses decreased $16,000 to $1,080,000 for the six months ended June 30, 2001 as compared to the first six months of 2000. This was primarily due to a $79,000 decrease in salaries and fringe benefits, partially offset by an increase in temporary worker help of $41,000.

      Research and development expenses decreased $109,000 to $1,298,000 for the six months ended June 30, 2001 as compared to the same period in 2000. This is primarily due to a decrease in travel-related costs of $53,000 and a decrease in engineering parts and supplies of $88,000. EP Med expects that research and development expenses are likely to increase in future periods, in part due to ongoing expenses related to the ALERT(R) and ViewMate(TM) Ultrasound Systems, new product development activities and continued costs associated with the regulatory approval process.

      Other income, net, increased $192,000 to $409,000 for the six months ended June 30, 2001 as compared to the same period in 2000, primarily due to the receipt of $420,000 on the sale of a portion of EP Med's New Jersey cumulative net operating loss. The sale of the cumulative net operating loss is a result of a New Jersey State law enacted January 1, 1999, allowing emerging technology and biotechnology companies to transfer "sell" their unused New Jersey net operating loss carry forwards and New Jersey research and development tax credits to any profitable New Jersey Company qualified to purchase them for cash.

      Interest expense increased $187,000 to $170,000 primarily due to the $3,200,000 note payable to Medtronic entered into November 2000.

Results of Operations for the Three-Month Period ended June 30, 2001 Compared to the Three-Month Period ended June 30, 2000

      Net sales were $2,413,000 for the quarter ended June 30, 2001 as compared to $2,136,000 for the prior period in 2000. This increase is primarily due to higher domestic sales of the EP-WorkMate(R).

      Net sales for the three months ended June 30, 2001 were billed in three currencies: $2,143,000 in U.S. dollars, 264,000 in Euro, and 25,000 pounds sterling. Management has determined the impact of foreign currency risk on sales to be minimal since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses which are recorded in Stockholder's Equity. As of June 30, 2001, EP Med has not entered into any derivative financial instruments for hedging or other purposes.

      Cost of products sold increased $30,000 (or 3%) to $1,131,000 for the three months ended June 30, 2001 as compared to the same period in 2000. Gross profit on sales for the three months ended June 30, 2001 was $1,282,000 as compared with $1,035,000 for the same period in 2000. The gross profit improved as a percentage of sales from 49% to 53%. The increase was primarily due to cost improvements in manufacturing the EP-WorkMate(R). We anticipate improvement in EP Med's overall gross profit percentage as sales of the ALERT(R) System and other catheter products increase, which should offset the fixed costs, associated with maintaining a catheter manufacturing operation.

      Sales and marketing expenses decreased $36,000 to $1,184,000 for the three months ended June 30, 2001 as compared to the same period in 2000. The decrease during this period was primarily due to a reduction in trade show expenses and travel of $24,000 and $36,000, respectively.

      General and administrative expenses decreased $71,000 to $524,000 for the three months ended June 30, 2001 as compared to the same three-month period in 2000. The decrease during this period was primarily a result of lower salaries and fringe benefits of $41,000 and reduced legal and professional fees of $30,000 partially offset by increased temporary worker help expenses of $22,000.

      Research and development expenses decreased $123,000 to $652,000 for the three months ended June 30, 2001 as compared to 2000. This decrease is primarily due to decreases in: travel related costs of $40,000; engineering parts and supplies of $53,000; and salaries and related fringe benefits of $19,000. EP Med expects that research and development expenses are likely to increase in future periods, in part due to ongoing expenses related to the ALERT(R) and ViewMate(TM) Ultrasound Systems, new product development activities and continued costs associated with the regulatory approval process.

      Other (expense) income, net, decreased $14,000 for the three months ended June 30, 2001 as compared to the same period in 2000, while interest expense increased $87,000 to $80,000 primarily due to the $3,200,000 note payable to Medtronic entered into November 2000.

Liquidity and Capital Resources.

      Since EP Med's incorporation in January 1993, EP Med's expenses have exceeded sales resulting in an accumulated deficit of approximately $22.4 million at December 31, 2000 and of approximately $24.5 million at June 30, 2001.

      On June 21, 1996, we completed our initial public offering of 2,500,000 shares of common stock at a purchase price of $5.50 per share, for aggregate net proceeds of approximately $11,786,000 after deducting offering expenses. On April 9, 1998, we sold and issued 2,250,000 shares of our common stock to 6 institutional investors at a price of $2.25 per share using the gross proceeds of this offering in the amount of $5,062,500, before deducting offering expenses of approximately $401,000, for working capital purposes.

      We entered into a financing arrangement in March 1999 with a bank consisting of a $2,000,000 revolving line of credit and a $500,000 term loan secured by a lien on EP Med's facility in West Berlin, New Jersey and the machinery, equipment and inventory located there.

Pursuant to the loan documentation relating to the term loan and revolving credit facility, EP MedSystems is required to maintain certain financial ratios and meet certain net worth and indebtedness tests. At September 30, 2000 and December 31, 2000, EP MedSystems was not in compliance with certain financial covenants. In consideration of the repayment by EP Med of $2.3 million outstanding on the revolving credit facility using funds obtained from the Medtronic debt financing completed in December 2001. EP Med received a permanent waiver from the bank for both violations as of December 31, 2000. The credit facility, which was originally scheduled to expire on March 2001, was terminated in January 2001, and was not replaced by another facility. The related term loan remains in place and is being repaid on a monthly basis through its December 31, 2004 term. Interest on the term note, at either the prime rate plus 3/4% or LIBOR plus 3/4%, is payable monthly in arrears and principal became payable beginning in January 2000 in 48 equal monthly installments under a 15-year amortization schedule with a balloon payment due in December 2004.

      On September 1, 1999, we sold and issued an aggregate of 1,135,000 shares of common stock in a private offering to EGS Private Healthcare Partnership, L.P. and EGS Private Healthcare Counterpart, L.P., major institutional investment funds, Darryl Fry and David Mortara, a current and now former member of EP Med's Board of Directors, and Steven E. Gross, a private investor (together, the "1999 Investors") at $2.75 per share. Each of the 1999 Investors received a callable warrant (collectively, the "1999 Warrants"), exercisable at $3.50 per share, entitling them to purchase an aggregate of 567,500 shares of common stock subject to EP Med's right to call the 1999 Warrants when the average closing price of EP Med's common stock equaled or exceeded $4.125 per share during any 20 consecutive trading days. The warrants were to expire 5 years from the date of grant, and were valued using the Black-Scholes option pricing model. The proceeds from the offering were $3,032,000, net of approximately $89,000 in related expenses and the proceeds from the offering were used for working capital purposes. During February 2000, the 1999 Warrants became callable and EP Med and the 1999 Investors arranged for the 1999 Warrants to be canceled in exchange for which EP Med received $718,375 from the exercise by the 1999 Investors of 205,250 warrant shares at $3.50 per warrant share and EP Med issued non-callable replacement warrants to purchase 362,250 shares of common stock at an exercise price of $7.50 per share. Included among the 1999 Investors who exercised 1999 Warrants were the institutional shareholders and the two members of EP Med's Board of Directors.

      In November 2000, EP Med completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of EP Med's shareholders and one of the world's leading medical technology companies, which provided an aggregate of $3.2 million of which approximately $2.3 million was utilized to repay outstanding amounts on EP Med's revolving credit facility with our bank. The financing transaction, evidenced by a note purchase agreement and secured promissory note bearing interest at two percentage points over the prime rate, provides that principal and all accrued interest on the note are to be repaid on November 15, 2003 and that the note is secured by a pledge by David Jenkins, EP Med's President, Chief Executive Officer and a director and shareholder of EP Med, of 300,000 shares of common stock of Transneuronix, Inc., a privately-held corporation engaged in the development of neuro-muscular stimulation devices. The shares pledged amount to approximately 5% of the total outstanding common stock of Transneuronix, Inc. EP MedSystems received $1.6 million at the closing of the transaction in November 2000 and received the remaining $1.6 million on January 18, 2001.

      On March 28, 2001, after receipt of shareholder approval, EP Med consummated the sale and issuance of 1,625,000 shares of common stock and warrants for 812,500 additional shares to certain investors. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which our Chairman of the Board, President and Chief Executive Officer and a shareholder of EP Med, David A. Jenkins, is a 50% owner. The aggregate amount of the new shares which potentially may be issued in this private placement is in excess of 20% of the outstanding common stock of EP MedSystems (on a pre-transaction basis) assuming all warrants are exercised and, as a result of this and of the related-party nature of the transaction and the view that the transaction possibly could constitute a change of control under certain Nasdaq Marketplace Rules, in accordance with the requirements of the Nasdaq National Market, EP Med sought, and received, shareholder approval. The consummation of the transaction provided EP Med with over $3,000,000 in working capital after expenses.

      On June 11, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC under which Fusion Capital has committed to purchase on each trading day during the 25-month term of the agreement $20,000 of our common stock up to an aggregate of $10 million upon the declaration of effectiveness of a registration statement covering the shares to be purchased. In connection with the transaction we have filed a registration statement with the Securities and Exchange Commission which, once effective, will be used by Fusion Capital, as the selling shareholder, to offer for sale up to 2,700,000 shares of our common stock. The shares offered will consist of up to 2,475,000 shares of common stock that Fusion Capital has agreed to purchase from EP MedSystems under the common stock purchase agreement and 225,000 shares of common stock issued (or issuable) to Fusion Capital as compensation for its purchase commitment. A portion of the 225,000 shares being issued to Fusion Capital as compensation for its purchase commitment, specifically 112,250 shares, were issued to Fusion Capital as of June 11, 2001.

      Under the common stock purchase agreement with Fusion Capital, after the registration statement for the resale of the shares of EP MedSystems common stock to be sold to Fusion Capital is declared effective by the Securities and Exchange Commission, Fusion Capital will be required to purchase on each trading day during the term of the agreement $20,000 of our common stock over a period of 25 months, subject to our right to suspend or terminate the agreement. The Board of Directors has authorized the sale to Fusion Capital of up to 2,700,000 shares of EP MedSystems common stock (inclusive of the 225,000 shares issuable to Fusion Capital as a commitment fee). Assuming that all sales were to occur at the closing price on June 11, 2001 (the date on which the agreement with Fusion Capital was entered into) of $2.97 we would be able to raise approximately $7,350,750 through the sale of 2,475,000 shares to Fusion Capital (exclusive of the 225,000 shares issuable to Fusion Capital as a commitment fee). Assuming that all sales were to occur at the closing price on September 24, 2001 of $1.40, we would only be able to raise approximately $4,083,750 through the sale of the same number of shares to Fusion Capital. As such, in light of the number of shares currently registered, liquidity to be afforded to EP MedSystems in connection with the equity line with Fusion Capital is directly correlated to our stock price. See the Section entitled "The Financing Transaction--Purchase of Shares under the Common Stock Purchase Agreement" and, in particular, the table on page 63. The lower the price of our stock, the greater the number of shares that will need to be sold for us to obtain the same proceeds and, since a fixed number of shares are being registered, the price of our stock will determine how much of the equity line is available to us absent shareholder approval to issue additional shares.

      In order to sell in excess of 19.9% of EP Med's outstanding shares of common stock on the date that we entered into the common stock purchase agreement (or 2,716,144), it will be necessary for us to obtain EP Med's shareholders' approval to such sale as required by the Nasdaq Marketplace Rules to which EP Med is subject and, perhaps to authorize an amendment to our certificate of incorporation to increase the number of shares of EP MedSystems common stock that we are authorized to issue. Assuming we have an adequate number of shares of common stock to sell, we stay in compliance with the agreement and, depending on the price at which shares are sold, Fusion Capital could provide us with sufficient funding to sustain our operations for up to two years. See the Section entitled "The Financing Transaction--Purchase of Shares under the Common Stock Purchase Agreement" and, in particular, the table on page
63. Alternatively, as described above, a low stock price will limit the amount of proceeds available to us under the equity line (absent shareholder approval to issue a greater number of shares) and, thereby, the amount of time during which our operations will be sustained solely from funds under the equity line. We cannot predict when, or if, the SEC will declare the registration statement effective, or if the shareholders will approve additional issuances beyond 19.9% or 2,716,144 or any amendment to our certificate of incorporation.

      We currently are evaluating a proposal from an institutional lender regarding a $3 million line of credit facility in order to supplement the amounts which may be available to us under the Fusion Capital equity line and we are soliciting additional proposals from banks for consideration.

      Net cash used in operating activities for the year ended December 31, 2000 was $4,483,000 as compared to $3,378,000 for 1999. The net use of cash in operations during 2000 was primarily due to EP Med's $4,836,000 net loss from operations, partially offset by non-cash adjustments and changes in working capital expenditures, net of disposals, were $1,174,000 during 2000 as compared to $1,330,000 in 1999. This was primarily due to increase in equipment used for demonstration purposes, implementation of an Enterprise Resource Planning software solution for EP Med and other building improvements. We expect to purchase capital equipment and to expand our manufacturing and assembly capabilities as we continue to grow, however, we currently do not have any commitments for purchases. We lease office and manufacturing space and certain office equipment under operating leases. The aggregate commitment for minimum rentals under these leases is approximately $147,000 for 2001.

      Net cash used in operating activities for the six months ended June 30, 2001 increased $987,000 as compared to the comparable prior period. This net use of cash in operations for the six months ended June 30, 2001 was primarily due to increase in accounts receivable in 2001 as a result of improvement in sales activity in the second quarter. The accounts receivable in the prior year decreased due to a substantial drop in sales during the second quarter of 2000. Payments to related parties are made on terms similar to those of other suppliers.

      Capital expenditures, were $205,000 during the six months ended June 30, 2001 as compared to $741,000 for the same period in 2000. The prior year capital expenditures were primarily related to building infrastructure improvements on our West Berlin, New Jersey manufacturing facility.

      Working capital increased $2,448,000 from December 31, 2000 to $5,393,000 at June 30, 2001. This is primarily due to (1) a $1,180,000 increase in cash resulting from the private placement with Cardiac Capital and the loan obtained from Medtronic (each described in this section above), both completed in the first quarter, (2) a $325,000 increase in accounts receivable primarily attributable to an increase in sales, (3) a $306,000 increase in net inventory primarily due to stocking inventory to meet expected sales demand, and (4) a $424,000 increase in prepaid expenses and other current assets due, in part, to $213,000 in deferred offering costs (in the form of commitment fees) incurred in connection with the $10 million common stock purchase agreement with Fusion Capital (described in this section above).

      EP Med evaluates the collectability of its receivables quarterly. The allowance for bad debts is based upon specific identification of customer accounts for which collection is doubtful and EP Med's estimate of the likelihood of potential loss. To date, EP Med has experienced only modest credit losses with respect to its accounts receivable. To date, EP Med has experienced insignificant inventory write-downs and the reserve is consistent with management's expectations.

      EP Med's auditors included a going concern qualification in their report on our financial statements for the year ended December 31, 2000 because, even with the proceeds of EP Med's most recent private placement financing, completed in March 2001, it was uncertain, at that time, whether we would have funds sufficient to continue operations at our current level for the next 12 months, though during such time we would have the opportunity to seek further funding transactions.

      As a result of EP Med's cash position of approximately $1,482,000 at June 30, 2001, our limited sources of liquidity, our prior inability to generate significant revenues and expected continued losses and our monthly operating expenses of approximately $500,000, there is uncertainty as to whether EP Med will have funds sufficient to continue our operations at our current level for more than 1 to 2 months and, as such, whether we can continue as a going concern. The amount and timing of future losses will be dependent upon, among other things, the level of sales of our existing products, regulatory approval and market acceptance of the ALERT(R) System and our Viewmate(TM) Ultrasound System, and the regulatory and market success of new products under development. Based upon our current plans and projections, we believe that our existing capital resources will only be sufficient to meet our anticipated operational needs for the next three months unless the registration statement filed in connection with the private equity line of financing with Fusion Capital is declared effective within that time or another source of financing, such as a bank line of credit, is established. In the event that we cannot raise capital funds within such period, we believe that we can reduce non-core-related expenditures, which will allow EP Med to continue operations for sometime thereafter. However, that continuation may not be possible should circumstances outside EP Med's control (including, for example, changes in general economic conditions or other matters, which adversely affect EP Med's business) significantly interfere with EP Med's business. The going concern qualification in the auditors' report may adversely affect our business prospects, financial condition and results of operations and may harm our relationships with vendors and customers as well as further limiting our ability to obtain financing.

      If we do not receive any financing from Fusion Capital or if obtaining sufficient funding from Fusion Capital were to prove prohibitively expensive and if we are unable to enter into other financing arrangements in the near term in order to satisfy our working capital needs, we will need to significantly curtail our operations. We also could consider a sale or merger of EP Med. Assuming we are able to raise additional capital through our agreement with Fusion Capital and/or a bank line of credit or other financing, we still anticipate that we may need additional capital to implement fully our business plans. We believe that satisfying our capital requirements over the long-term will require the approval of the U.S. Food and Drug Administration and successful commercialization of our ALERT(R) System product line and we are uncertain whether or not the ALERT(R) System will be approved or will be commercially successful. In addition, the commercialization may require us to incur additional capital expenditures to expand or upgrade our manufacturing operations. However, we cannot determine either the cost or the timing of such capital expenditures at this time.

Impact of Recently Issued Accounting Standards

      In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No.141"). FAS No. 141 supercedes Accounting Principles Board Opinion No. 16, "Business Combinations." The primary changes made by SFAS No. 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized). We do not expect that the adoption of SFAS No. 141 will have a material impact on our results of operations, financial position or cash flows. The adoption of SFAS No. 141 is required for all business combination initiated after June 30, 2001. EP Med will adopt the standard accordingly.

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No.142 supercedes Accounting Principles Board Opinion No.17, "Intangible Assets." SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No.142 will be effective for fiscal years beginning after December 15, 2001. The primary changes made by SFAS No. 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. In connection with the adoption of this standard, EP Med's unamortized goodwill balance will not longer be amortized but will continue to be tested for impairment. EP Med plans to test impairment of goodwill at least annually using a two-step impairment test consisting of comparing goodwill fair value and book value of determined reporting units and, if applicable, measuring the excess of the recorded amount of goodwill with its implied fair value. EP Med currently is assessing the impact of the standard on other indefinite lived assets and the total impact6 of this standard on our results of operations.

      Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") established accounting and reporting standards for derivative instruments and for hedging activities and become applicable for EP

Med in the first quarter of 2001. It requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges. The adoption of SFAS No. 133 did not have a material effect on EP Med's financial statements.

      In September 2000, the FASB issued Statement of Financial Accounting Standard No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125" ("SFAS No. 140"). This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We do not expect that the adoption of SFAS No. 140 will have a material impact on our results of operations, financial position or cash flows.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The guidance accounting and disclosures discussed in SAB No. 101 did not have a material impact on EP Med's financial statements.

Impact of Introduction of Single European Currency (Euro)

      On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (Euro). The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002. We are presently identifying and ensuring that all Euro conversion compliance issues are addressed. For the year ended December 31, 2000, EP Med recorded approximately $63,000 in transaction losses primarily from weakness in the Euro.

                             Description of Business

General

      EP Med was incorporated in New Jersey in January 1993 and operates in a single industry segment. We develop, manufacture and market a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since inception, we have acquired technology, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters and related disposable supplies.

      EP Med's leading diagnostic product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data which, during EP Med's most recent fiscal year, contributed to approximately 80% of EP Med's total sales revenues. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM) Stimulator is a computerized signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate arrhythmia. During 2000, the EP-3(TM) Stimulator accounted for approximately 4% of EP Med's total sales revenues. We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market. EP Med also markets a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 8% of EP Med's total sales revenues in 2000.

      We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as a primary focus for our ongoing development efforts. Atrial fibrillation is a condition where waves of energy collect within the atria, the upper chambers of the heart, causing erratic electrical signals which prevent the atria from providing appropriate bloodflow output. Atrial fibrillation is the most prevalent type of abnormal heart rhythm which, in 2000, was estimated to afflict over 5,000,000 people worldwide (approximately 2 million of such patients in the United States) with an estimated 200,000 to 400,000 new cases diagnosed each year. Although not immediately life threatening, atrial fibrillation exhibits symptoms such as palpitations, fatigue and dizziness, among other symptoms. Atrial fibrillation is linked to a significantly increased risk of stroke and to a diminished lifestyle due to decreased cardiac output.

      In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from the European notified body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 8% of EP Med's total sales revenues in 2000. The ALERT(R) System is not approved for sale in the United States, but we have completed clinical trials and have submitted our application for pre-market approval of the device to the U.S. Food and Drug Administration and have responded to FDA requests for supplemental information; we are awaiting further action on this application and on other regulatory matters; see the Section entitled "Description of Business--Government Regulation." Approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all.

      We also are involved in the development of an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize the inside chambers of the heart. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We previously submitted an application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance based on the device's substantial equivalence to a legally marketed device but later changed the system design and abandoned this application. A new submission and design dossier are in the process of being completed and we expect to file a new 510(k) application within approximately 120 days upon completion of the final system configuration and finalization of electrical testing. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the first half of 2002, if approved at all.

      The long regulatory review periods applicable to EP Med's products and the costs of prosecuting regulatory applications have contributed to the stress on EP Med's financial condition. On November 15, 2000, we completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., which provided an aggregate of $3.2 million. We received $1.6 million at closing and $1.6 million on January 17, 2001 of which approximately $2.3 million was utilized to repay outstanding amounts on EP Med's revolving credit facility with our bank. The revolving credit facility, which originally was scheduled to expire on March 31, 2001, was terminated by the bank in January 2001, upon the payment of the amounts outstanding and was not replaced. The related term loan, in the amount of $500,000, is being repaid, pursuant to is terms, on a monthly basis through its December 31, 2004 maturity.

      On March 28, 2001, after receipt of shareholder approval, we consummated the sale and issuance of 1,625,000 shares of common stock and warrants for 812,500 additional shares to certain investors. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which our Chairman of the Board, President and Chief Executive Officer and a shareholder of EP Med, David
A. Jenkins, is a 50% owner. The aggregate amount of the new shares which potentially may be issued as a result of the private placement is in excess of 20% of the outstanding common stock of EP MedSystems (on a pre-transaction basis) assuming all warrants are exercised and, as a result of this and of the related-party nature of the transaction and the view that the transaction possibly could constitute a change of control under certain Nasdaq Marketplace rules, in accordance with the requirements of the Nasdaq National Market, EP Med sought, and received, shareholder approval. The consummation of the transaction provided EP Med with over $3,000,000 in working capital after expenses.

      As a result of EP Med's cash position of approximately $1,482,000 at June 30, 2001, our limited sources of liquidity, our prior inability to generate significant revenues and expected continued losses and our monthly operating expenses of approximately $500,000, there is uncertainty as to whether EP Med will have funds sufficient to continue our operations at our current level for more than 1 to 2 months and, as such, whether we can continue as a going concern. The amount and timing of future losses will be dependent upon, among other things, the level of sales of our existing products, regulatory approval and market acceptance of the ALERT(R) System and our Viewmate(TM) Ultrasound System, and the regulatory and market success of new products under development. Based upon our current plans and projections, we believe that our existing capital resources will only be sufficient to meet our anticipated operational needs for the next three months unless the registration statement filed in connection with the private equity line of financing with Fusion Capital is declared effective within that time or another source of financing, such as a bank line of credit, is established. In the event that we cannot raise capital funds within such period, we believe that we can reduce non-core-related expenditures, which will allow EP Med to continue operations for sometime thereafter. However, that continuation may not be possible should circumstances outside EP Med's control (including, for example, changes in general economic conditions or other matters, which adversely affect EP Med's business) significantly interfere with EP Med's business. The going concern qualification in the auditors' report may adversely affect our business prospects, financial condition and results of operations and may harm our relationships with vendors and customers as well as further limiting our ability to obtain financing.

Products

      We develop, manufacture, market and sell a broad-based, integrated line of electrophysiology products used to diagnose, monitor, analyze and treat irregular cardiac arrhythmias. Our products can be separated by technology into the categories described below.

EP Computer Workstations and Stimulators (EP-WorkMate(R), EP-3(TM) Stimulator)

      The EP-WorkMate(R) is a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data which, in 2000, contributed to approximately 80% of our sales revenues. Electrophysiology workstations are dedicated data management systems designed specifically for use in electrophysiology procedures to view and record procedural data, facilitate data analysis and generate customized reports. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis, including graphical and quantitative display of such data, superior ease of use and a single keyboard for all operations as well as integration capacity with our own proprietary products, such as the EP-3(TM) Stimulator, and other technologies and systems. The EP-WorkMate(R) consists of a Pentium(R) PC with integral proprietary software, a proprietary signal-conditioning unit, two or three 21-inch high-resolution color monitors, an optical disk for data storage, a custom keyboard, catheter and catheter interface module and a laser printer. In addition, each EP-WorkMate(R) has an internal modem to provide a direct link between the purchaser and EP Med, facilitating field software support. The EP-WorkMate(R) is differentiated from competing products by (i) its seamless integration with the EP-3(TM) Stimulator,
(ii) its storage capacity of up to 192 intracardiac signals, (iii) its ability to process and simultaneously display both real-time and historical electrophysiology activity and (iv) its simple, user friendly software based on a menu driven, point and click interface.

      Our EP-3(TM) Stimulator is a computerized electrical pulse signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate electrical disturbances or arrhythmias. During 2000, the EP-3(TM) Stimulator accounted for approximately 4% of our total sales revenues. We believe the EP-3(TM) Stimulator is currently the only computerized EP clinical stimulator being sold in the U.S. It features automatic synchronization and rate controls as well as the same user interface as the EP-WorkMate(R). The EP-3(TM) Stimulator can be sold as a stand-alone electrophysiology stimulator or it can be integrated with the EP-WorkMate(R). We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market.


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

The ALERT(R) System

      The ALERT(R) System was developed in an effort to provide a more effective and less traumatic method of converting atrial fibrillation to normal heart rhythm than traditional therapies such as drugs and external cardioversion. Drug therapies are unpredictable in their effectiveness and often have side effects such as abnormal heart rhythms such as rapid ventricular tachycardia and potential life-threatening ventricular fibrillation. External cardioversion, accomplished by introducing electricity to the heart through paddles or patches attached to a patient's chest, uses high energy in which electrical energy of up to 360 joules may be administered. External cardioversion requires patient hospitalization and general anesthesia due to the extreme pain associated with the high electrical output. Our clinical trials have shown that the patient can suffer skin burns and muscle and skeletal pain for days after the procedure.

      The ALERT(R) System represents a new approach to electrical cardioversion known as low-energy internal cardioversion, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses, generally less than 15 joules of electrical energy, directly to the inside of the heart to convert atrial fibrillation to normal heart rhythm. The ALERT(R) System is comprised of a single-use proprietary electrode catheter with two separate electrode arrays (the "ALERT(R) Catheter") and an external energy source (the "ALERT(R) Companion"). We believe low-energy internal cardioversion using the ALERT(R) System provides numerous potential advantages over high-energy external cardioversion and drug conversion therapies. While only slightly more effective than external cardioversion (76% compared to 67% in our clinical trials), the other advantages over high-energy external cardioversion include:

      o     availability on an outpatient basis without general anesthesia;
      o     fewer traumas, discomfort and risk to patients;
      o higher success rate in converting patients with chronic atrial fibrillation to normal heart rhythm (based on initial clinical experience);
      o potentially lower overall cost per procedure than high-energy external cardioversion (due to the absence of the hospital stay and only local anesthesia); and
      o greater applicability for converting atrial fibrillation occurring in the days immediately following open-heart surgery.

      The advantage of the ALERT(R) System over traditional drug therapies is the elimination of harmful side effects associated with many such drugs. The trauma associated with the high-energy external cardioversion necessitating general anesthesia make low-energy internal cardioversion a common-sense alternative, assuming similar or better results. Our clinical trials of 156 patients demonstrated that the ALERT(R) Systems was effective in 76% of patients as compared to external cardioversion in only 67% of patient.

      The disadvantages of the ALERT(R) System procedure are the same as with any catheter procedure where a catheter is introduced into the body through the skin. While catheter procedures are a common practice today generally considered to be low risk, the chance of infection, swelling and bruising at the site of insertion of the catheter remain a concern. Additionally, there is a certain risk of abnormal heart rhythm with any kind of procedure involving electrical application to the heart. EP Med believes that this is reduced with the ALERT(R) Systems as compared to external cardioversion due to the lower energy utilized.

      The ALERT(R) System is based on medical technology invented by Eckhard Alt, MD, a member of EP Med's Scientific Advisory Medical Board. Employees of EP Med developed the catheter manufacturing technology. EP Med has obtained a license of the exclusive worldwide rights to use the ALERT(R) technology in the ALERT(R) System from Dr. Alt. Five patents have been issued in the United States relating to technology used in connection with the ALERT(R) System and the ALERT(R) Companion and five U.S. patents have been issued relating to the ALERT(R) catheters. EP Med and Dr. Alt have also filed additional patent applications and continuations for the ALERT(R) Catheter and the ALERT(R) Companion in the United States and internationally. See the Section entitled "Description of Business--Certain Patents, Trademarks and Licenses."

      The ALERT(R) System is a medical device that requires a pre-market approval ("PMA") from the U.S. Food and Drug Administration prior to marketing and sale in the United States. We submitted a clinical study protocol to the FDA as part of an application for an Investigational Device Exemption ("IDE"). The FDA approved the IDE application for the ALERT(R) System and the U.S. IDE clinical trials were performed to demonstrate the safety and efficacy of the ALERT(R) System for internal catheter-based cardioversion of atrial fibrillation. The clinical trials completed in March 2001, involved 156 patients from 12 investigational centers wherein the primary objective was to determine whether the probability of successful termination of atrial fibrillation with the ALERT(R) System is practically equivalent to external cardioversion. Patients were observed for termination of atrial fibrillation after one hour and for continued sinus (normal) rhythm after one month. The ALERT(R) System was shown to be effective in the primary instance in 76% of patients who underwent the procedure as compared to 67% of the patients who underwent external cardioversion. Follow-up of these patient after one month revealed that 44% treated with the ALERT(R) System remained in sinus (normal) rhythm while 31% of those treated with external cardioversion were still in sinus (normal) rhythm. Of the patients who participated in the trials, 17% experienced treatment-related adverse events such as abnormal rhythm (2%), bleeding (3%), bruising (4%), hardening of catheter insertion site (1%), hypotension (1%), infection (1%), ventricular fibrillation (1%) and ventricular tachycardia (1%). No patient deaths occurred either device-related or non-device-related.

      After completion of our clinical trials, we submitted our PMA application to the FDA on October 2, 2000. In April 2001, the FDA notified us of its comments regarding our submission and of deficiencies contained in the submission and requested additional information and clarification. The deficiencies noted in the submission fall into three categories: qualification and testing, clinical and statistical issues and labeling, which have required providing greater or expanded disclosure relating to test results. The notification further indicates that submission of documentation by EP Med in response to the notification and the FDA's review thereof may extend the review period up to 180 days. We have had discussions with the FDA regarding the issues raised in the notification and, in July 2001, we submitted our response to the FDA and await further communication regarding such submission. As a consequence of the status of this submission and of our "warning letter" from the FDA, approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all. See the Section entitled "Description of Business--Government Regulation."

      We do have Class III Design Examination Certification from the European notified body allowing us to label the ALERT(R) System with the CE Mark and the product is being sold throughout Europe. The ALERT(R) TD Catheter which incorporates thermodilution to the ALERT(R) pulmonary artery catheter received CE Mark authorization in 1999. This feature is expected to broaden the ALERT(R) applications to include the critical care and heart surgery markets by incorporating cardiac output measurement into the catheter. In February 2000, we received approval from our European notified body to begin shipment of our new ALERT(R) Companion II, a newer touchscreen design of the ALERT(R) Companion. See the Section entitled "Description of Business--Government Regulation."

Catheter Products

      We presently market a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies. Our diagnostic catheters are similar to others sold within the industry. We offer numerous electrode/curve configurations of catheters. Sales of all catheter products accounted for approximately 8% of our total sales revenues in 2000.

      We have embarked on the development of a new electrode manufacturing process which would give us the ability to manufacture catheters not only with numerous closely-spaced electrodes for sophisticated mapping procedures but also with long-length electrodes for cardioversion and ablation procedures. This process, known as SilverFlex (TM), is a patented technology, which provides unique flexibility and lightweight catheter while still maintaining excellent handling characteristics. SilverFlex(TM) electrodes appear to be a better alternative than metal electrode bands when used with eight or more electrodes and/or with a deflectable catheter. EP Med received 510(k) approval from the U.S. Food and Drug Administration on our original SilverFlex(TM) technology due to its substantial equivalence to a legally marketed device, however, we determined that certain enhancements to the technology could be made and that a delay in commercialization pending such enhancements would be more advantageous to the marketing of the product over the long-term. The current product uses platinum instead of silver. A new 510(k) submission was made with the FDA which, subsequently, requested additional information on the catheter. Gathering of the data currently is underway and expected to be completed within approximately 90 days. Upon submission of the additional data, the FDA may clear the device for marketing within 90 days or may request further information. Once the 510(k) is approved for the enhanced product, the product is allowed to be marketed.

Ultrasound Products

      We have identified intracardiac ultrasound imaging as a necessary adjunct to the advanced treatment of cardiac arrhythmias, especially for the treatment of atrial fibrillation and ventricular tachycardias. We also believe that ultrasound imaging may assist in the permanent implantation of pacemaker electrodes in the left side of the heart. Fluoroscopy imaging, the primary visual image used in electrophysiology today is unable to identify anatomic structures of the heart such as the ostium of the coronary sinus, the superior and inferior vena cava, pulmonary veins, valves, infarcts, and the fossa ovalis, among others. It is unable to assess lesions created by the physician and catheter placement in relation to certain anatomy. We believe that intracardiac ultrasound imaging may overcome these deficiencies, and that this is important in light of the increased complexity of newer electrophysiology procedures. Ultrasound imaging may well address many of the concerns about complications of using radio frequency energies to treat atrial fibrillation because of the proximity of the atria to the great vessels of the heart.

      We also are involved in the development of an intracardiac ultrasound product line which includes the ViewMate(TM) ultrasound imaging console and intracardiac imaging catheters. These products offer high resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to view the inside of the chambers and anatomic structure of the heart safely and accurately, without the need to expose patients or physicians or clinicians, themselves to repeated X-ray radiation. The increased visualization is a result of having the catheter inside the heart itself thereby having cardiac features in the near field or its area of highest image resolution and detail. By manipulating the catheter tip and its phased array ultrasound crystal the physician or clinician will be able to visualize not only the entire heart but also to direct the wedge-shaped ultrasound beam at specific areas of interest. Additionally, our color capability will allow verification of heart valve patency and blood flow direction and amount. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias, including ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We previously submitted our application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance based on the device's substantial equivalence to a legally marketed device, but later changed the system design and abandoned this application. Final system configuration has been completed with respect to the revised design and a new submission and design dossier are in the process of being prepared; we expect to file a new 510(k) application within approximately 120 days upon finalization of electrical testing which is expected to be completed in the fourth quarter of 2001. Our ultrasound products are not approved for sale and we do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the first half of 2002, if approved at all.

Fluoroscopy Products

      In May 2001, we entered into a distribution agreement with Fischer Imaging, Inc., pursuant to which we will distribute the Fischer products into the electrophysiology markets, primarily in the U.S. The Fischer products include the Bloom electrophysiology stimulator, which sells for approximately $22,000 to the hospital, and the Fischer EPX fluoroscopy (x-ray) products, which sell at prices ranging from $400,000 to $800,000, depending on the features. We believe these products fit well into our distribution force, and we expect to see the first sales from the products beginning in the second half of 2001.

Certain Patents, Trademarks and Licenses

      EP Med's success and ability to compete depend, in part, upon our ability to protect our proprietary positions. EP Med's policy is to protect its proprietary position by, among other methods, filing United States and select foreign patent applications to protect the technology that is important to the development of the business. Pursuant to provisions adopted under the General Agreement on Tariffs and Trade, patents in force on June 8, 1995, are entitled to a patent term of the longer of 17 years from issuance or 20 years from the earliest filing date of the patent. EP Med currently holds (title to or rights under license or similar agreements to) 14 material patents in the U.S. and has 7 applications filed with the Patent and Trademark Office and has one patent pending. The last to expire of EP Med's patents will remain in effect until

December 2017. We have also obtained certain patents in our principal overseas markets. The following are current material patents:

United States   Description                                   Date of Expiration
   Patents      -----------                                   ------------------
-------------

5,433,742(1)    Method for making a flexible adhesive              July 18, 2015
                electrode

5,807,324       Steerable catheter                                 April 1, 2016

5,697,965       Wiring of a common electrode array                 April 1, 2016

5,888,577       Laser etched IBAD flexible metal electrodes        June 30, 2017

5,981,863       Combination pacing/sensing and cardioversion   December 22, 2017
                catheter

5,928,276       One-piece electrophysiology catheter               June 11, 2018

5,974,339       Controlled current defibrillator                October 26, 2016

6,085,117       Electrophysiology catheter                          May 25, 2019

6,144,870       Catheter with improved electrodes and method    October 21, 2016
                of fabrication

6,173,205       Electrophysiology catheter                     December 22, 2017

5,571,159(2)    Temporary atrial defibrillation catheter and    November 5, 2013
                method

5,653,734(2)    Temporary atrial defibrillation catheter and      August 5, 2014
                method (division of 5,571,159)

5,928,269(2)    Apparatus and method for temporary atrial         August 5, 2017
                defibrillation

6,181,967(2)    Atrial defibrillator apparatus and method of       July 27, 2019
                use

5,207,219(3)    Atrial defibrillator and method for                  May 4, 2010
                providing interval timing prior to
                cardioversion

----------

(1) Subject to technology agreement with Allan Willis. See "Description of Business--Licenses and other Technology Agreements" below.

(2) Subject to license agreement with Eckhard Alt. See "Description of Business--Licenses and other Technology Agreements" below.

(3) Subject to license agreement with Incontrol, Inc. See "Description of Business--Licenses and other Technology Agreements" below.

      In addition, EP Med is a party to certain license agreements which have provided EP Med with rights under selected patents of third parties with regard to technology we consider important to our business.

      Licenses and other Technology Agreements:

      o By license agreement with Eckhard Alt, M.D., dated as of November 1, 1995, and subsequently amended, Dr. Alt granted to EP Med an exclusive, worldwide license relating to certain technology used in connection with the ALERT(R)System, some of which has since become protected under 3 issued U.S. patents and 1 patent application pending in the European Patent Office and for which additional patent applications and continuations have been filed. The license agreement provides that EP Med shall pay royalties equal to 5% of quarterly net sales of all products covered by the licensed technology until the expiration of the last to expire of any licensed patents covered by the agreement or the earlier declaration of invalidity of such patent. Under the terms of this license agreement, EP MedSystems has the right to sublicense this technology to third parties and in such case EP MedSystems is obligated to pay to Dr. Alt the greater of a 2% royalty or 50% of the total sublicense royalties derived from the sublicense agreement. The term of this license agreement will continue for the life of the last to expire of the licensed patents covered by the agreement unless earlier terminated by either party due to breach by the other party which breach remains uncured for a period of 60 days.

      o By license agreement with Incontrol, Inc., dated as of January 21, 1998, Incontrol granted to EP Med a non-exclusive, worldwide license relating to certain technology covered by an issued U.S. patent for synchronization of a defibrillation shock delivered using the ALERT(R) Companion. The license agreement provides that EP Med shall pay royalties equal to the greater of $200 per unit or 2% of the net sales price of the ALERT(R) Companion for the life of the patent. The term of the agreement will continue for the life of the last to expire of the licensed patents covered by the agreement unless earlier terminated by either party. Incontrol has the right to terminate the license upon 30 days' prior written notice to EP Med in the event of EP Med's breach which breach remains uncured. EP Med has the right to terminate the license at any time upon 60 days' prior written notice to Incontrol.

      o Pursuant to an agreement, dated as of April 10, 2000, EP Med purchased certain patent rights, technology and related know-how, relating to electrode configuration for catheter electrodes which may be used by EP Med in its internal cardioversion product line, from Sanjeev Saksena for an initial payment of 10,000 shares of EP Med's common stock and subsequent payments in the form of quarterly royalties equal to 5% of net revenues (as defined under the agreement) derived by EP Med in respect of the sale or lease of the products covered by the technology (or 2 1/2% of net revenue where EP Med is paying a royalty to third party as to the product), and 50% of the net revenues received from EP Med's licensees or sublicensees in respect of product sales or leases, up to an aggregate of $1 million whereupon the royalty decreases to 1% of net revenues up to total aggregate royalty payments of $5 million. The agreement further provides that, for a four-year period following the issuance of the patent (an application for which is pending), EP Med shall pay a minimum quarterly royalty of $10,000. The agreement may be terminated by either party in the event of breach of a material obligation by the other party which breach remains uncured for a period of 30 days after written notice thereof to the breaching party.

      o Pursuant to an agreement, dated as of March 9, 1998, EP Med purchased from Allan Willis an issued U.S. patent and related know-how and technology, relating to conductive adhesive bands for catheter electrodes used in EP Med's SilverFlex(TM)catheters. The agreement provides that the purchase price for the technology is comprised of an initial payment of $20,000 and subsequent payments in the form of quarterly royalties equal to 1% of net revenues (as defined under the agreement) derived by EP Med in respect of the sale or lease of the products covered by the technology and 50% of the net revenues received from EP Med's licensees or sublicensees in respect of product sales or leases, up to total aggregate royalty payments of $1 million. The agreement further provides that, as of January 1, 2001 through the date of expiration or declaration of invalidity of the patent, EP Med shall either pay a minimum quarterly royalty of $3,000 or grant to Mr. Willis a non-exclusive, royalty-free license to the patent including the right to sublicense to third parties. The agreement may be terminated by either party in the event of breach of a material obligation by the other party which breach remains uncured for a period of 30 days after written notice thereof to the breaching party.

      Although EP Med holds patents, patent rights and patent applications, we believe that our business as a whole is not or will not be materially dependent upon patent protection. However, we will continue to seek such patents as we deem advisable to protect our research and development efforts and to market our products. There can be no assurance that any of EP Med's patent applications or applications as to which we have acquired licenses will issue as patents, or that if patents are issued that they will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to EP Med, or that such patents will not be challenged, invalidated or circumvented in the future. Moreover, there can be no assurance that our competitors, many of which have substantial resources and have made substantial investments in competing technologies, do not presently have or will not seek patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or in other countries.

      We have not received any notices alleging, and are not aware of any infringement by EP Med on any other party's patents or intellectual property. However, there can be no assurance that current and potential competitors have not filed or in the future will not file applications or apply for patents or additional proprietary rights relating to devices, apparatus, materials or processes used or proposed to be used by EP Med.

      We also rely upon technical know-how and continuing technological innovation to develop and maintain EP Med's position in the market and we believe that the success of operations will depend largely upon such know-how and innovation. We require employees and consultants to execute appropriate confidentiality agreements and assignments of inventions in connection with their employment or consulting arrangement with EP Med. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that competition will not independently develop superior or similar technology.

      We use various trademarks in association with marketing and sale of our products. The following trademarks include those which have been registered with the U.S. Patent and Trademark Office and those which are unregistered trademarks of EP Med:

      Registered Trademarks: EP-WorkMate(R), ALERT(R) System

      Unregistered Trademarks: EP-3(TM) Stimulator, SilverFlex(TM), U-View(TM) and ViewMate(TM)

      The market for medical devices for the treatment of cardiovascular disease has been characterized by frequent litigation regarding patent and other intellectual property rights. In the event that claims of infringement of a third-party's rights are made and upheld, we could be prevented from exploiting the technology or other intellectual property involved, or could be required to obtain licenses from the owners of such intellectual property. Alternatively, we could be forced to redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to EP Med or to protect trade secrets and could result in substantial cost to, and diversion of effort by, EP Med.

Research and Development

      The electrophysiology market is characterized by rapid technological change, new product introductions and evolving industry standards. To compete effectively in this environment, we engage in the continuous development of products by (i) conducting internal research and development or contracting with third parties for specific research and development projects, (ii) licensing new technology, and (iii) acquiring products incorporating technology that could not otherwise be developed as quickly using internal resources.

      Our expenditures for research and development (which include expenditures for clinical trials, regulatory affairs and engineering) totaled approximately $2,788,000 and $2,215,000 in the years ending December 31, 2000 and 1999, respectively, and approximately $1,298,000 for the six months ended June 30, 2001. During 2000 and in the first half of 2001, our principal research and development costs involved the ALERT(R) System clinical trials and regulatory approval process as well as expenses related to efforts to place a flexible metallic coating on our electrophysiology catheters, efforts to develop and obtain regulatory approval of our line of ultrasound products, hiring of additional in-house engineering and technical support personnel and increased development work on existing products, including the EP-WorkMate(R) and electrophysiology catheters. Additionally, other research and development efforts are ongoing to develop new products, enhance existing products and lower production costs.

      We are engaged in ongoing development of a number of catheter-based electro-physiology products and we employ software engineers who are involved continuously in software development of new products or improvements to existing products. There can be no assurance that such development efforts will be successful or that regulatory approval to sell any such products, if required, will be obtained.

      We expect that expenses related to the continuing development of our products will be significant during 2001 and that such expenses will increase as we continue our attempts to develop new products as well as to enhance existing products and other development projects that may arise.

Sales, Marketing and Distribution Methods

Domestic

      We utilize our own direct sales and marketing force to sell and promote our products in the U.S. market. This includes a Vice President of Sales, a National Sales Manager, 7 Regional Sales Managers, a Director of Marketing, 4 clinical engineers, 3 product managers and sales and customer support personnel.

International

      We utilize distributors to sell our products overseas and we are in the process of adding distributors in several countries not previously represented. Our distributors pay for products purchased by them in accordance with agreed-upon terms contained in agreements with them. Some of our agreements with third-party distributors are oral, and many of our distributor agreements, both written and oral, are terminable by the distributors. While we do not consider any one distributor arrangement to be material to our business, we might be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets and both current and future distributors might not be successful in actively and effectively marketing our products. We have branch offices in the United Kingdom and France, to improve distributor relationships and service European needs in a shorter response time and assist in additional promotion of our products in Europe. Our European offices are staffed with 3 Sales Managers, a field engineer an office manager. We additionally have a sales engineer located in Japan to assist our Asia Pacific distributors. We expect to expend considerable resources and effort to support the sale of the ALERT(R) System in Europe. Examples of the types of expenditures are physician/clinician training and education, promotional materials, sample products and increased direct sales expenses, among others.

      No assurance can be given that EP Med or our distributors can successfully sell the ALERT(R) System or other products in Europe or elsewhere on terms acceptable to us, or at all. Future foreign sales will be subject to certain risks, including exchange rate fluctuations, local medical reimbursement issues, duties, tariffs and taxes, import restrictions and other regulations.

Customers

      Our products are sold to medical institutions and physicians in the United States which parties then bill various third-party payors, such as government programs and private insurance plans. See the Section entitled "Description of Business--Third-Party Reimbursement."

Manufacturing and Sources of Supply

      We assemble our products at our West Berlin, New Jersey facility. Our engineers generally design our products and their functionality, however, certain critical components of the ALERT(R) Companion, EP-WorkMate(R), EP-3(TM) Stimulator and, when completed, our ultrasound products, are, and will be, obtained from outside sources. Examples of these components are computers, high-resolution monitors and laser printers that are typically available from more than one vendor. Vendors of raw materials are required to submit certificates of compliance to EP Med's specifications. The parts are inspected and tested upon receipt as well as when the components are assembled into a complete system prior to shipment.

      Our catheters are assembled and tested by us prior to sterilization at our West Berlin, New Jersey facility. The West Berlin, New Jersey facility has ISO-9001 Quality System and Design Examination Certification which allows the CE Mark to be used on our products allowing the sale of the products in the European Community. The West Berlin, New Jersey facility and the quality assurance procedures in effect there are subject to good manufacturing practices regulations and quality system regulations promulgated by the U.S. Food and Drug Administration. In July 2001. subsequent to an inspection of our manufacturing facility by the FDA, we received a "warning letter" from the FDA requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls. See the Section entitled "Description of Business--Government Regulation." We have contacted the FDA and are making efforts diligently to correct the violations identified. We have responded to the issues raised in the "warning letter" addressing all issues but one, which relates to validation of our Symix computer software. The validation process for this software is underway. We have taken other steps necessary to meet the FDA's requirements and we await the FDA's response. If the FDA is not satisfied with our corrective actions, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties. Any such action is likely to have a material adverse effect upon our business and financial condition.

      The West Berlin, New Jersey facility has no experience in large-scale manufacturing and there can be no assurance that we will be successful in manufacturing products in significant volume. We believe that we have sufficient capacity to satisfy our catheter manufacturing needs for at least the next twelve months

Government Regulation

United States

      In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices are regulated by numerous governmental authorities, including the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act ("FDC Act") and the regulations promulgated thereunder. The FDA has broad discretion in enforcing the FDC Act and noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution.

      Before a new device can be introduced into the market in the U.S., the manufacturer generally must obtain either FDA clearance of a pre-market notification filing under Section 510(k) of the FDC Act (a "510(k) submission") if the proposed device is substantially equivalent to a legally marketed device or FDA approval of a pre-market approval ("PMA") application under Section 515 of the FDC Act if there is no substantially equivalent legally marketed device. A 510(k) submission is also required when the manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device.

      The FDA has recently been requiring more data and information to demonstrate 510(k) substantial equivalence than in the past. Based upon industry and FDA publications, we believe that it generally takes between 3 to 12 months from the date of submission to obtain 510(k) pre-market clearance, but may take longer depending upon the circumstances.

      A PMA application must be filed as to a proposed device if the device is not substantially equivalent to a legally marketed device. The PMA procedure involves a more rigorous, complex and lengthy review process by the FDA than the 510(k) pre-market clearance procedure.

      Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete, it will accept the application for filing. Otherwise, the FDA will request that the sponsor submit additional information within 180 days. Depending on the nature and amount of information requested by the FDA, the PMA review process may be substantially delayed by such a request. Once the submission is accepted for filing, the FDA begins a review of the PMA application. We believe that an FDA review of a PMA application generally takes between 1 and 3 years from the date the PMA application is accepted for filing but may take significantly longer. The review time is often significantly extended if the FDA requests more information or clarification of information already provided in the submission. During the review period, an FDA advisory committee, typically a panel of clinicians, generally is convened to review and evaluate the application and provide recommendations to the FDA as to whether the PMA should be approved. In addition, the FDA will inspect the manufacturing facility where the unapproved product is to be made to ensure compliance with the FDA's requirements as to good manufacturing practices regulations prior to issuance of a PMA.

      If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an "approvable letter," which usually contains a number of conditions that must be met in order to secure final approval of the PMA application. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA authorizing commercial marketing of the device for certain indications. The applicant may also have to agree to post-approval study or post-market surveillance, tracking requirements, restrictions on prescription use, and/or restrictions on the training of individuals who may use the device. If the FDA evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "not approvable" letter. The FDA may also determine that additional clinical trials are necessary, in which case the PMA may be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA application.

      Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process, may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. Although under the FDCA, the FDA is required to complete its review of a PMA or PMA supplement within 180 days, the agency may take a significantly longer period of time to complete its review.

      The pre-market approval process can be expensive and a number of devices for which other companies have sought PMAs have never been approved for marketing.

      Following FDA clearance or approval of a device for commercial distribution, the primary form of government regulation of medical devices is the FDA's good manufacturing practices and quality system regulations for medical devices. These regulations, administered by the FDA, set forth requirements to be observed in the design, manufacture, packaging, labeling and storage of medical products for human use, including implementation of a quality assurance program. These regulations require, among other things, that manufacturing is controlled by adherence to written procedures and production of devices that meet specifications is validated by extensive inspection and testing. They also require investigation when devices fail to meet specifications. Failure to adhere to good manufacturing practices and quality system regulations would cause the products manufactured to be considered in violation of the FDC Act and subject to enforcement action. The FDA monitors compliance with these requirements by requiring manufacturers to register their manufacturing facilities and list their products with the FDA. EP Med is subject to routine inspection by the FDA for compliance with good manufacturing practices regulations, quality system regulations, design control requirements, medical device reporting regulations and other applicable regulations. If an FDA inspector observes conditions that might be violative of good manufacturing practices regulations, the manufacturer must correct those conditions or explain them satisfactorily, or face potential regulatory action that might include physical removal of the product from the market.

      The FDA last inspected EP Med's manufacturing facility in West Berlin, New Jersey in 2001. In July 2001, subsequent to such inspection be the FDA, we received a "warning letter" requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls. The "warning letter" identifies six areas requiring our attention and requires notification to the FDA, within 15 working days of its receipt, of the specific steps to be taken to correct the violations. We have contacted the FDA and are making efforts diligently to correct the violations identified. We have responded to the issues raised in the "warning letter" addressing all issues but one, which relates to validation of our Symix computer software. The validation process for this software is underway. We have taken other steps necessary to meet the FDA's requirements and we await the FDA's response. If the FDA is not satisfied with our corrective actions, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties. Any such action is likely to have a material adverse effect upon our business and financial condition.

      The FDA's Medical Device Reporting Regulations also require that EP Med provide information to the FDA on the occurrence of any deaths or serious injuries alleged to have been associated with the use of any of our products, as well as on any product malfunction that would likely cause or contribute to a death or serious injury if the malfunction were to recur. FDA law and regulations also prohibit a device from being labeled or promoted for unapproved or uncleared indications. If the FDA believes that a company is not in compliance with any of these regulations, it can institute proceedings to detain or seize products, issue a recall, seek injunctive relief or assess civil and criminal penalties against such a company. Failure on the part of EP Med or by any of our suppliers of critical components to comply with good manufacturing practices regulations could have a material adverse effect on our business, financial condition and results of operations.

      We have pre-market approval for the marketing and sale of the EP-WorkMate(R) and the EP-3 (TM) Stimulator in the United States.

      With respect to our ALERT(R) System product line, after completion of our clinical trials, we submitted our PMA application to the FDA in October 2000. In April 2001, the FDA notified us of its comments regarding our submission and of deficiencies contained in the submission and requested additional information and clarification. The deficiencies noted in the submission fall into three categories: qualification and testing, clinical and statistical issues and labeling, which have required providing greater or expanded disclosure relating to test results. The notification further indicates that submission of documentation by EP Med in response to the notification and the FDA's review thereof may extend the review period up to 180 days. We have had discussions with the FDA regarding the issues raised in the notification and, in July 2001, we submitted our response to the FDA and await further communication regarding such submission. As a consequence of the status of this submission and of our "warning letter" from the FDA, approval to market and sell the ALERT(R) System in the U.S. may take until the fourth quarter of 2001, if approved at all.

      EP Med received 510(k) approval from the U.S. Food and Drug Administration on our original SilverFlex(TM) technology due to its substantial equivalence to a legally marketed device, however, we determined that certain enhancements to the technology could be made and that a delay in commercialization pending such enhancements would be more advantageous to the marketing of the product over the long-term. The current product uses platinum instead of silver. A new 510(k) submission was made with the FDA which, subsequently, requested additional information on the catheter. Gathering of data currently is underway and expected to be completed within approximately 90 days. Upon submission of the additional data, the FDA may clear the device for marketing within 90 days or may request further information. Once the 510(k) is approved for the enhanced product, the product is allowed to be marketed.

      With respect to our ViewMate(TM) product, we previously submitted our application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance due to the device's substantial equivalence to a legally marketed device, but later changed the system design and abandoned this application. A new submission and design dossier are in the process of being completed and we expect to file a new 510(k) application within approximately 120 days upon completion of the final system configuration development and finalization of electrical testing. Our ultrasound products are not approved for sale and we do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the first half of 2002, if approved at all.

      The process of obtaining and maintaining required regulatory approvals can be expensive, uncertain, and lengthy, and there can be no assurance that we will ever obtain such approvals and that if such approvals are obtained, there can be no assurance that we will be able to maintain the approvals. Delays in receipt of, or failure to receive, such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, financial condition and results of operations. Changes in existing requirements or adoption of new requirements also could have a material adverse effect on our business, financial condition, and results of operation.

      In addition, there can be no assurance that the FDA will not impose strict labeling requirements, onerous operator training requirements or other requirements as a condition of its PMA approval, any of which could limit our ability to market our products.

International

      In order for EP Med to market products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country. The European Economic Community has instituted the requirement that all medical products sold into the European Union, comply with the Medical Device Directive which requires that all such products be labeled with the CE Mark. EP Med has received Class III Design Examination Certification from its notified body to label its products, including the ALERT(R) System, with the CE Mark. This designation allows us to market the ALERT(R) System in countries that are members of the European Union and the European Free Trade Association. There can be no assurance that we will be successful in maintaining the CE Mark certification or that we will be able to obtain the CE Mark certification on newly developed products.

      In addition to the import requirements of foreign countries, a company must also comply with U.S. laws governing the export of FDA regulated products. The FDA Export Reform and Enhancement Act of 1996 relaxed the exportation requirements governing devices under certain circumstances. Pursuant to this law, a device that has not obtained FDA clearance or approval may be exported to any country in the world without FDA authorization if the product complies with the laws of that country, is not adulterated, meets the specifications of the foreign manufacturer, complies with the laws of the importing country, is labeled for export, is manufactured in substantial compliance with good manufacturing practices regulations or recognized international standards and is not sold in the U.S. and has valid marketing authorization in one of the following countries: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union or a country in the European economic area. The FDA is authorized to add countries to this list in the future.

      There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Delays in the receipt of approvals to market our products or failure to maintain these approvals could have a material adverse impact on our business, financial condition or results of operations.

Other

      EP Med is also subject to numerous Federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. EP Med has not incurred significant costs to date in order to comply with such laws. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws and regulations will not have a materially adverse effect upon our ability to do business.

Third-Party Reimbursement

      In the U.S., our products are marketed to medical institutions and physicians that then bill various third-party payors, such as government programs (principally Medicare and Medicaid) and private insurance plans, for the healthcare services provided to their patients using our products. Third-party payors are increasingly challenging the prices charged for medical products and services, and substantial uncertainty exists as to third-party reimbursement for newly-approved products. Government agencies, private insurers and other payors generally reimburse medical institutions for medical treatment at a fixed rate per patient or based on the procedures performed. The fixed rate reimbursement is unrelated to the specific devices used in treatment. If a procedure is not covered, payors may deny reimbursement. In addition, some payors may deny reimbursement if they determine that the device used in the treatment was unnecessary, inappropriate or not cost-effective, or if it was experimental or was used for a non-approved indication, even if it has approval from the U.S. Food and Drug Administration. Because the amount of the reimbursement is fixed, to the extent a physician uses more expensive devices, the amount of potential profit relating to the procedure is reduced. Accordingly, medical institutions must determine that the clinical benefits of more expensive equipment justify the additional cost.

      Procedures in which the ALERT(R) System has been used in clinical trials have been deemed eligible for Medicare reimbursement. However, final determination of its classification relative to reimbursement will be made during review by the FDA of the ALERT(R) System pre-market approval application. EP Med believes that the medical institutions at which clinical trials were performed have submitted their claims for reimbursement. EP Med is not involved in the collection of reimbursement monies and has no knowledge as to the status of payments on reimbursement claims relating to the clinical trials. As reimbursement is made directly to the medical institutions or physicians using our products, we do not monitor reimbursement success. We are not aware of material reimbursement difficulties experienced by medical institutions or physicians to date.

      EP Med is currently preparing clinical cost related information for inclusion in a request for options letter to the U.S. Health Care Financing Administration regarding the assignment of a new technology reimbursement code for the use of the ALERT(R) System for internal cardioversion. In obtaining a new technology reimbursement code, the burden of substantiating procedure cost falls on the manufacturer. The U.S. Health Care Financing Administration can agree with this amount or reject it and suggest a lower amount. This will be an on-going process between the U.S. Health Care Financing Administration and EP Med that could take months to close. However, existing U.S. Health Care Financing Administration codes for defibrillation or electrophysiology studies may be applied to the use of the ALERT(R) System until a new technology code is approved. We believe the existing reimbursement codes would pay lower amounts than the amount expected for the new technology. We are exploring our reimbursement options with private insurance plans as well.

      There can be no assurance that substantial reimbursement will be or remain available for our products or for the ALERT(R) System if it is approved, or even if reimbursement is available, that payors' reimbursement policies will not adversely affect our ability to sell our products on a profitable basis.

Competition

      The medical device market, particularly in the area of cardiac electrophysiology, is highly competitive as the market is characterized by rapid product development and technological change. Our present or future products could be rendered obsolete or uneconomic by technological advances by one or more of our present or future competitors or by other therapies. EP Med's future success will depend upon our ability to remain competitive with other developers of such medical devices and therapies. We believe that our existing products compete primarily on the basis of features, effectiveness, quality, ease and convenience of use, customer service and cost effectiveness.

      Our primary competitors in the production of catheters and disposable accessories are C.R. Bard Inc., EP Technologies, Inc. (a subsidiary of Boston Scientific Corporation), Medtronic, Inc., Biosense Webster, Inc. (a subsidiary of Johnson & Johnson, Inc.) and Daig Corporation (a subsidiary of St. Jude Medical, Inc.). In the computerized EP workstation and EP stimulator market our main competitors are Marquette-Prucka (a division of General Electric), C.R. Bard Inc. and Siemens Medical Systems.

      Many of our competitors have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in conducting research and development, testing products in clinical trials and manufacturing, marketing and distributing products than we do. Competitors may develop new technologies and bring products to market in the U.S. before we introduce new products and may introduce products that are more effective than our new products. In addition, competitive products may be manufactured and marketed more successfully than our products. Our business will depend upon its ability to remain competitive with other developers of such medical devices and therapies.

Product Liability and Insurance

      The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of catheters may increase the risk of product liability claims. Currently, we maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year; however, there can be no assurance that this coverage will be adequate. Such insurance is expensive and may not be available in the future on acceptable terms, if at all. A successful claim against, or settlement by, EP Med in excess of our insurance coverage or our inability to maintain insurance in the future could have a material adverse effect on our business and financial condition.

Employees

      As of September 24, 2001, EP Med had 87 full-time and 5 part-time employees, of whom 44 are dedicated to manufacturing and quality assurance, 10 represent executive management and administration, 23 are engaged in sales and marketing and 15 are engaged in research and development, regulatory affairs and technical service. We believe our employee relations are satisfactory.

                             Description of Property

      EP Med currently leases approximately 8,800 square feet of office and manufacturing space located in Mount Arlington, New Jersey through October 2002, of which 7,706 square feet is subleased to third parties. This facility houses executive and administrative employees. EP Med owns and operates a facility comprising approximately 15,000 square feet in West Berlin, New Jersey. The operations of this facility are predominantly manufacturing and assembly of hardware and catheter products. This facility additionally houses administration, engineering, catheter research and development and warehousing. EP Med entered into a lease in September 2000, for an additional 2,500 square feet of space adjacent to its West Berlin, New Jersey facility to be used for administration and warehousing. The facility owned by EP Med in West Berlin is encumbered by a mortgage given as security for a $500,000 term loan with a bank, which matures on December 31, 2004. This loan was to fund the purchase of the remaining 7,500 square feet of manufacturing and warehouse space and building improvements. Interest is payable monthly in arrears at either prime plus 3/4% or LIBOR plus 3 1/4%. Principal is payable commencing January 2000, in 48 equal monthly installments under a 15-year amortization schedule with a balloon payment due in December 2004.

      In January 2000, EP MedSystems UK Ltd. relocated from its prior facility in London to a new location in Kent, England under a lease for approximately 822 square feet effective through January 2003. The lease provides for monthly rental payments of (pound)708 ($1,063 U.S.). EP MedSystems France S.A.R.L. entered into a lease in January 2000, for 1,350 square feet of office and warehouse space in Villebon-Courtaboeuf, France effective through January 2003. The lease provides for monthly rental payments of (Function)9000 ($1,304 U.S.). In addition, EP MedSystems France S.A.R.L. entered into a lease in May 1999, for 150 square feet of office space in Aix en Provence, France. The lease provides for monthly rental payments of (Function)2600 ($376 U.S.).

      We believe that our facilities are sufficient to meet our expected needs for at least the next twelve months and that our facilities are adequately covered by insurance.

                                Legal Proceedings

      In October 1997, EP Med filed a lawsuit against EchoCath, Inc. in the United States District Court for the District of New Jersey alleging, among other things, that EchoCath made fraudulent misrepresentations and omissions in connection with the sale of $1,400,000 of EchoCath's preferred stock to EP Med.

      In February 1997, EP Med and EchoCath had entered into several agreements including a license agreement, pursuant to which EchoCath granted to EP Med the exclusive right and license to make, have made, use, sell and have sold, products utilizing certain of EchoCath's proprietary technologies for use in the field of electrophysiology in consideration of the license grant, EP Med agreed to pay to EchoCath an initial license fee upon the achievement of certain developmental milestones on certain of EchoCath's products and, after achievement of the milestones, to make royalty payments to EchoCath on the sale of products utilizing EchoCath's technologies. To EP Med's knowledge, EchoCath never achieved any of the milestones, and, as such no license fee or royalty payments have been made. The parties also entered into a subscription agreement for the purchase by EP Med of 280,000 shares of EchoCath's preferred stock for a purchase price of $1,400,000. EP Med alleges that EchoCath violated Section 10(b) of the Securities Exchange Act of 1934, as amended, and committed common law fraud in connection with the sale of the preferred stock to EP Med in that representatives of EchoCath made misrepresentations or omissions of material facts in order to induce the purchase of stock by EP Med. EP Med seeks unspecified compensatory damages, costs, attorneys' fees and punitive damages.

      EchoCath filed an answer to the complaint, denying the allegations and asserting a counterclaim against EP Med seeking for its costs and expenses in the action. In December 1997, EP Med filed an amended complaint and EchoCath filed an answer thereto again denying the allegations and asserting such counterclaim. EchoCath also filed a motion to dismiss the amended complaint. During October 1998, the complaint was dismissed by the District Court and EchoCath's counterclaim for attorneys' fees was denied. EP Med appealed the dismissal of the complaint. Although EchoCath also filed an appeal of the dismissal of its counterclaim, EchoCath subsequently withdrew such appeal. During December 2000, the United States Court of Appeals for the Third Circuit reversed the District Count and ordered the reinstatement of EP Med's amended complaint. At this time, we cannot determine the outcome of the litigation and, as a result, no financial statement impact was recorded as of June 30, 2001. Settlement negotiations currently are underway.

                                   Management

                        Directors and Executive Officers

      The following table sets forth certain information regarding the directors and executive officers of EP Med:

David A. Jenkins (1)         43       Chairman of the Board and Chief Executive
                                      Officer; Class III Director
Reinhard Schmidt             46       President and Chief Operating

                                      Officer; Class II Director
Joseph M. Turner             38       Chief Financial Officer, Treasurer and
                                      Secretary
J. Randall Rolston           54       Vice President, Sales
C. Bryan Byrd                40       Vice President, Engineering and Operations
Nigel K. Roberts (2)         59       Class III Director
Darryl D. Fry                62       Class II Director
John E. Underwood (2)(3)     58       Class I Director

----------
(1)   Member of the Plan Committee of the Board of Directors.

(2)   Member of the Audit Committee of the Board of Directors.

(3)   Member of the Compensation Committee of the Board of Directors.

      EP Med's by-laws provide that the number of directors, as determined from time to time by the Board of Directors, shall not be less than 3 nor more than
11. Pursuant to the by-laws, the Board of Directors has set the number of directors at 4. EP Med's certificate of incorporation, as amended and restated, provides that the directors shall be divided into 3 classes as nearly equal in number as possible. The initial term of Class I directors expires at the 2002 Annual Meeting, the initial term of Class II directors expired at the 2000 Annual Meeting and the initial term of the Class III directors expires at the 2001 Annual Meeting. The successors to each class of directors whose terms expire at succeeding annual meetings, will be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election. Officers of EP Med are elected annually and hold offices until their successors are elected and qualified or until their earlier removal, death or resignation. Set forth below is a brief summary of the recent business experience and background of each director and executive officer of EP Med.

      David A. Jenkins is a founder and currently Chairman of the Board of Directors, President and Chief Executive Officer of EP Med. Mr. Jenkins has served as the President, Chief Executive Officer and a director of EP Med since its inception in 1993 and as Chairman since 1995; Mr. Jenkins resigned from his position as President in August, 2001. From 1988 to 1993, Mr. Jenkins served as the Chief Executive Officer and then Chairman of the Board of Directors of Arrhythmia Research Technology, Inc., a publicly-held company engaged in the sale and distribution of electrophysiology products. He also serves as a director of Transneuronix, Inc., a privately-held company.

      Reinhard Schmidt joined EP Med as President and Chief Operating Officer in August, 2001 and has been appointed to the Board of Directors. From 1998 through 2001, Mr. Schmidt was President of Surgical Navigation Specialist, Inc. From 1995 to 1998, Mr. Schmidt was Vice President and General Manager of Siemens Healthcare Services, a Siemens company. From 1990 to 1995, Mr. Schmidt worked with General Electric Medical Systems as Manager of National Accounts and Manager of Multi-Hospital Systems and HealthCare Systems.

      Joseph M. Turner joined EP Med as Chief Financial Officer, Treasurer and Secretary of EP Med in February 1999. Mr. Turner served as Chief Financial Officer and Treasurer of Tri-Seal International, a thermoplastic extrusion company from 1994 to 1999. Prior to joining Tri-

Seal International, he was employed at PricewaterhouseCoopers LLP from 1985-1994. Mr. Turner is a certified public accountant.

      J. Randall Rolston is the Vice President, Sales of EP Med. Mr. Rolston joined EP Med in September 1996 as National Sales Manager and was named Vice President, Sales in April 1998. Prior to joining EP Med, Mr. Rolston was employed in various sales management positions at Cordis Webster, an electrophysiology catheter company owned by Johnson & Johnson. Prior to his employment with Cordis Webster, Mr. Rolston held various sales management positions, including 15 years at American Edwards prior to its merger with Baxter Healthcare Corporation.

      C. Bryan Byrd is the Vice President, Engineering and Operations of EP Med. Mr. Byrd joined EP Med in April 1993 to oversee software development for new products. Prior to joining EP Med, Mr. Byrd co-founded and served as the Director of Engineering for BioPhysical Interface Corp. from 1989 to 1993 where he was responsible for developing automated computerized monitoring equipment for pacemaker and open heart operating rooms and follow-up clinics. Prior to his involvement with BioPhysical Interface Corp., Mr. Byrd was employed by Mt. Sinai Medical Center in Miami Beach, Florida as a clinical software engineer.

      Darryl D. Fry has served as a Director of EP Med since September 1999, when he was elected by the Board of Directors to fill a vacancy. From December 1993 until his retirement in January 1999, Mr. Fry served as Chairman (until his retirement), President (until January 1997) and Chief Executive Officer (until May 1998) of Cytec Industries, Inc., a New York Stock Exchange listed company. Mr. Fry serves as a Director of Fortis Inc.

      John E. Underwood has served as a Director of EP Med since June 1998. Since 1985, Mr. Underwood has served as the founder and President of Proteus International, a venture banking and venture consulting concern with offices in Mahwah, New Jersey. Prior to founding Proteus, Mr. Underwood held senior management positions with Pfizer, Inc., General Electric Company and Becton Dickinson.

      Nigel K. Roberts has served as a Director of EP Med since April 2001 when he was elected by the Board of Directors to fill the vacancy created by the retirement of David Mortara. Dr. Roberts has a medical degree and from 1996 through 1999 served as Vice President and Medical Director of The Midland Life Insurance Company. From 1989 through 1996, Dr. Roberts worked at Nationwide Insurance Company as a medical director and then as vice president.

                             Executive Compensation

      The following summary compensation table sets forth certain information concerning compensation paid or accrued to the Chief Executive Officer and each of EP Med's four most highly paid executive officers whose salary and bonus for all of their services in all capacities in 2000 exceed $100,000.

                           Summary Compensation Table

                                                                   Long Term
                                         Annual Compensation       Compensation
                                      -------------------------   -------------
                                                                    Securities
Name and Principal                     Salary     Bonus   Other     Underlying
Position                   Year           $         $       $         Options
------------------------   ----       --------   ------   -----     ----------

David A. Jenkins           2000       $225,000       $0     $0      70,000 (1)
Chairman, President        1999       $203,750       $0     $0               0
And Chief Executive        1998       $150,833       $0     $0               0
Officer

J. Randall Rolston         2000       $160,549       $0     $0       6,222 (2)
Vice President, Sales      1999       $158,851       $0     $0      15,922 (3)
                           1998       $156,077   $2,500     $0      55,271 (4)

C. Bryan Byrd              2000       $154,658       $0     $0       50,000(5)
Vice President,            1999       $112,083       $0     $0               0
Engineering and            1998       $102,083       $0     $0      18,000 (6)
Operations

Joseph M. Turner           2000       $125,000       $0     $0       5,000 (7)
Chief Financial            1999       $110,000       $0     $0      50,000 (8)
Officer                    1998             $0       $0     $0               0

----------
(1) On December 24, 2000, EP Med granted Mr. Jenkins an incentive stock option to purchase 70,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $2.20 per share. Options to purchase 35,000 shares vested on grant date and options to purchase an additional 35,000 such shares vested on January 1, 2001. The term of such option is ten years. This option replaced a fully vested option held by Mr. Jenkins for the same number of shares that expired in December 2000.

(2) On January 11, 2000, EP Med granted Mr. Rolston an incentive stock option to purchase 6,222 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $4.19 per share. Options to purchase 1,244 shares vested on grant date and options to purchase an additional 1,244 such shares vest each year thereafter. The term of such option is ten years.

(3) On January 1, 1999, EP Med granted Mr. Rolston an incentive stock option to purchase 12,500 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 2,500 shares vested on the grant date and options to purchase an additional 2,500 shares vest each year thereafter. The term of such option is five years. On June 30, 1999, EP Med granted Mr. Rolston an incentive stock option to purchase 3,422 shares of common stock pursuant to the 1995 Long term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 685 shares vested on the grant date and options to purchase an additional 684 vest each year thereafter. The term of such options is five years.

(4) On April 30, 1998, EP Med cancelled an incentive stock option to purchase 12,000 shares of common stock issued in 1996 and granted Mr. Rolston a new incentive stock option to purchase 12,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 2,400 shares vested on the grant date and options to purchase an additional 2,400 shares vest each year thereafter. The term of such option is five years. On July 23, 1998, EP Med granted Mr. Rolston an incentive stock option to purchase 969 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $2.50 per share. Options to purchase all 969 of such shares vested on the grant date. The term of such option is five years. On July 23, 1998, EP Med granted Mr. Rolston an incentive stock option to purchase 15,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 3,000 shares vested on the grant date and options to purchase an additional 3,000 shares vest each year thereafter. The term of such option is five years. On December 7, 1998, EP Med granted Mr. Rolston an incentive stock option to purchase 12,500 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 2,500 shares vested on the grant date and options to purchase an additional 2,500 shares vest each year thereafter. The term of such option is five years. On December 31, 1998, EP Med granted Mr. Rolston an incentive stock option to purchase 14,802 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $2.88 per share. Options to purchase 2,960 shares vest on the grant date and options to purchase an additional 2,960 shares become exercisable each year thereafter. The term of such option is five years.

(5) On April 17, 2000, EP Med granted Mr. Byrd an incentive stock option to purchase 50,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $4.125 per share. Options to purchase 10,000 shares vest one year from the grant date and options to purchase an additional 10,000 such shares vest each year thereafter. The term of such option is ten years.

(6) On July 23, 1998, EP Med granted Mr. Byrd an incentive stock option to purchase 18,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 3,600 shares vested on grant date and options to purchase an additional 3,600 such shares vest each year thereafter. The term of such option is five years.

(7) On October 20, 2000, EP Med granted Mr. Turner an incentive stock option to purchase 5,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.25 per share. Options to purchase 1,000 shares vest one year from the grant date and options to purchase an additional 1,000 such shares vest each year thereafter. The term of such option is ten years.

(8) On February 5, 1999, EP Med granted Mr. Turner an incentive stock option to purchase 50,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 10,000 shares vested on grant date and options to purchase an additional 10,000 such shares vest each year thereafter. The term of such option is five years.

Stock Options

      The following table sets forth certain information concerning grants of stock options to each of the executive officers identified in the Summary Compensation Table during the fiscal year ended December 31, 2000.

                        Option Grants in Fiscal Year 2000

                                Number of Shares    Percent of Total    Exercise     Expiration
                                   Underlying      Options Granted to   Price Per       Date
                                Options Granted     Employees in 2000     Share
                                -----------------------------------------------------------------
David A. Jenkins                    70,000               28.8%            $2.20     December 2010
Chairman, President and
Chief Executive Officer

J. Randall Rolston                   6,222                2.6%            $4.19     January 2010
Vice President, Sales

Joseph M. Turner                     5,000                2.1%            $3.25     November 2010
Chief Financial Officer

C. Bryan Byrd                       50,000               20.6%            $4.13     April 2010
Vice President, Engineering
and Manufacturing

The exercise prices of the options granted during the fiscal year ended December 31, 2000 were equal to or greater than the fair market value of EP Med's common stock on the date of each grant.

Option Exercises and Holdings

      The following table provides certain information with respect to each of the executive officers identified in the Summary Compensation Table concerning the exercise of stock options during the fiscal year ended December 31, 2000 and the value of unexercised stock options held as of such date.

         Aggregated Option Exercises in 2000 and Year-End Option Values

                                                         Number of Shares             Value of Unexercised
                                                       Underlying Options at        in-the-Money Options at
                                                         December 31, 2000           December 31, 2000 (1)

                                                    ---------------------------------------------------------
                              Shares       Value    Exercisable   Unexercisable   Exercisable   Unexercisable
                             Acquired    Realized
Name                       on Exercise
-------------------------------------------------------------------------------------------------------------
David A. Jenkins (2)         _______      _______     127,000         39,000        $17,296           $752
Chairman, President and
Chief Executive Officer

J. Randall Rolston (3)       _______      _______      62,319         43,096             --             --
Vice President, Sales

Joseph M. Turner (3)         _______      _______      20,000         30,000             --             --
Chief Financial Officer

C. Bryan Byrd (3)            50,000      $200,000      20,800         57,200         $8,580             --
Vice President,
Engineering and
Manufacturing

----------
(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying common stock using the closing sale price on the Nasdaq National Market of $2.188 per share on December 31, 2000.

(2) On August 31, 1995, EP Med granted Mr. Jenkins a non-qualified stock option to purchase 96,000 shares of common stock at an exercise price of $2.00 per share (the "Jenkins NQSO"). Options to purchase 28,000 of the Jenkins NQSO shares became exercisable on the grant date and options to purchase 1,000 shares became exercisable each month thereafter. The term of the Jenkins NQSO option is ten years. On December 26, 2000, EP Med granted Mr. Jenkins an incentive stock option to purchase 70,000 shares of common stock pursuant to EP Med's 1995 Plan at an exercise price of $2.20 per share (the "Jenkins ISO"). Options to purchase 35,000 of the Jenkins ISO shares became exercisable upon the grant and options to purchase the remaining 35,000 Jenkins ISO shares became exercisable in January 2001. The term of such option is ten years.

(3)   See footnotes to above summary compensation table.

During the fiscal year ended December 31, 2000, 698,500 options were exercised.

Compensation Plans and Other Arrangements

1995 Long Term Incentive Plan

      EP Med's 1995 Long Term Incentive Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and Shareholders in November 1995. On November 5, 1999, the Shareholders approved an amendment increasing the number of shares available under the Plan from 700,000 to 1,000,000. At December 31, 2000, options to purchase 815,560 shares were outstanding at exercise prices ranging from $1.75 to $4.25 per share. The 1995 Incentive Plan provides for grants of "incentive" and "non-qualified" stock options to employees of EP Med. The 1995 Incentive Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the options and the exercisability thereof. The 1995 Incentive Plan will terminate on November 30, 2005, unless earlier terminated by the Board of Directors.

      The exercise price of incentive stock options granted under the 1995 Incentive Plan must be equal to at least the fair market value of the common stock on the date of grant, and the term of such options may not exceed ten years. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of EP Med's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the common stock on the date of grant, and the term of the option may not exceed five years. The aggregate fair market value of common stock (determined as of the date of the option grant) for which an incentive stock option may for the first time become exercisable in any calendar year may not exceed $100,000.

1995 Director Option Plan

      EP Med's 1995 Director Option Plan was adopted by the Board of Directors and the shareholders in November 1995. A total of 360,000 shares of common stock of EP Med are available for issuance under the 1995 Director Option Plan and options to purchase 180,000 shares were outstanding as of December 31, 2000. The 1995 Director Option Plan provides for grants of "director options" to eligible directors of EP Med and for grants of "advisor options" to eligible members of the Scientific Advisory Board. Director options and advisor options become exercisable at the rate of 1,000 shares per month, commencing with the first month following the date of grant for so long as the optionee remains a director or advisor, as the case may be. The 1995 Director Option Plan is administered by the Plan Committee of EP Med, which determines the optionees and the terms of the options granted, including the exercise price and the number of shares subject to the options. The 1995 Director Option Plan will terminate on November 30, 2005, unless earlier terminated by the Board of Directors.

Compensation of Directors

      During 2000, no directors of EP Med received cash or other compensation for services on the Board of Directors or any committee thereof. The directors are reimbursed for their reasonable travel expenses incurred in performance of their duties as directors.

Employment Agreements

      EP Med entered into an employment agreement, dated as of July 20, 2001 (and effective on commencement, August 20, 2001) with Reinhard Schmidt. Under the agreement, Mr. Schmidt shall serve as President and Chief Operating Officer of EP MedSystems for an initial term of 2 years at an annual salary of $200,000. The Board of Directors has discretion to approve salary increases and bonuses. The agreement provides that unless terminated by either party providing the other with written notice of its intention not to renew at least 30 days prior to the scheduled expiration date, the agreement shall be renewed automatically after the initial two-year term for successive one-year terms. The agreement further provides that if the agreement is terminated by EP Med without cause or by Mr. Schmidt for good reason (including the occurrence of certain events within one year of change in control), Mr. Schmidt shall be entitled to severance payments equal to Mr. Schmidt's then-current base salary for a period of twelve months.

      In connection with Mr. Schmidt's employment, EP MedSystems sold to Mr. Schmidt 100,000 shares of common stock at $2.20 per share (the closing sale price as of the date of execution of the employment agreement) together with a five-year warrant to purchase an additional 100,000 shares of common stock at an exercise price of $2.75 per share. EP MedSystems provided Mr. Schmidt with an interest-free, non-recourse loan in the amount of $220,000 to effect the purchase of the shares which loan is secured by a pledge to EP Med of the shares.

         Security Ownership of Certain Beneficial Owners and Management

      Based upon information available to EP Med, the following table sets forth certain information regarding beneficial ownership of common stock of EP Med as of September 24, 2001, by (i) each of EP Med's directors, (ii) each of the executive officers identified in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person known to EP Med to beneficially own more than five percent of EP Med's common stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

                                                            Shares of Common Stock
                                                            Beneficially Owned (1)     Percent of Class
Name and Address of Beneficial Owner
-------------------------------------------------------------------------------------------------------
Group comprised of Cardiac Capital, LLC, Rollins                 3,343,400(2)               22.6%
Investment Fund, R. Randall Rollins, Gary W. Rollins
and David A. Jenkins

         Cardiac Capital, LLC                                    2,250,000                  15.3%
         2170 Piedmont Road, N.E.

         Atlanta, Georgia 30324 (3)

         Rollins Investment Fund                                 2,250,000                  15.3%
         R. Randall Rollins
         Gary W. Rollins
         2170 Piedmont Road, N.E.
         Atlanta, Georgia 30324 (4)

         David A. Jenkins                                        3,357,400                  22.7%
         Chairman of the Board and
         Chief Executive Officer
         c/o EP MedSystems, Inc.
         100 Stierli Court, Suite 107
         Mount Arlington, New Jersey 07856 (5)

Group comprised of EGS Management, LLC, EGS                      1,629,380                  11.4%
Partners, LLC, The Pharmaceutical/Medical Technology
Fund, L.P., Strategic Healthcare Investment Fund,
EGS Private Healthcare Associates, LLC, EGS Private
Healthcare Partnership, L.P., William Ehrman,
Frederic Greenberg, J. Frederick Ketcher, Junas
Gerstl, William D. Lautman, James McLaren
350 Park Avenue, 11th Floor
New York, New York 10022 (6)

Hambrecht & Quist Capital Management Incorporated                1,075,000                   7.7%
H&Q Healthcare Investors
30 Rowes Wharf, 4th Floor
Boston, Massachusetts 02110-3328 (7)

Reinhard Schmidt                                                   220,000                   1.5%
President, Chief Operating Officer and Director
c/o EP MedSystems, Inc.
100 Stierli Court, Suite 107
Mount Arlington, New Jersey 07856 (8)

Darryl D. Fry                                                      137,000                    *
Director
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856 (9)

John E. Underwood                                                   37,000                    *
Director
c/o Proteus International
Crossroads Plaza
Mahwah, New Jersey 07430 (10)

Nigel K. Roberts                                                     4,000                    *
Director
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856 (11)

J. Randall Rolston                                                 128,875                    *
Vice President, Sales and Marketing


                                       54

100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856 (12)

C. Bryan Byrd                                                      102,800                    *
Vice President, Engineering and Operations
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856 (13)

Joseph M. Turner                                                    30,000                    *
Chief Financial Officer
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856 (14)

All executive officers and directors as a group (8               4,003,075                  26.1%
persons) (15)

* Represents beneficial ownership of less than 1% of the common stock.

----------

(1) Applicable percentage ownership as of September 24, 2001 is based upon 13,861,217 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of those rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

(2) The information set forth with respect to the Cardiac Capital Group is based on information contained in a Statement on Schedule 13D filed with the SEC on April 5, 2001 (the "Cardiac Capital Schedule 13D"). The shares reflected in the table represent (i) 2,250,000 shares beneficially owned by Cardiac Capital, LLC; (ii) 2,250,000 shares beneficially owned by Rollins Investment Fund, indirectly as a 50% owner of Cardiac Capital, LLC, with shared voting and investment power with David A. Jenkins (see footnotes (3), (4) and (5)); (iii) 2,250,000 shares beneficially owned by each of R. Randall Rollins and Gary W. Rollins, indirectly as equal owners of Rollins Investment Fund, with shared voting and investment power with David A. Jenkins (see footnotes (3), (4) and (5)); and (iv) 3,343,400 shares beneficially owned by David A. Jenkins, 2,250,000 of which shares are owned with shared voting and investment power with Rollins Investment Fund, R. Randall Rollins and Gary W. Rollins (see footnotes (3) and (5)).

(3) In the Cardiac Capital Schedule 13D, the members of the group have reported that Cardiac Capital, LLC, the record owner of the securities reflected, is a Georgia limited liability company, the ownership of which is divided equally between Rollins Investment Fund, a Georgia general partnership consisting of R. Randall Rollins and Gary W. Rollins, and David A. Jenkins. Includes 750,000 shares issuable upon exercise of outstanding warrants exercisable by Cardiac Capital (see footnotes (2), (4) and (5)).

(4) In the Cardiac Capital Schedule 13D, Rollins Investment Fund has reported that it is a Georgia general partnership, the ownership of which is divided equally between R. Randall Rollins and Gary W. Rollins. Rollins Investment Fund owns 50% of Cardiac Capital, LLC, the record owner of the shares of common stock and warrant shares reflected in the table, and, as such, the Rollins Investment Fund's ownership is indirect and it shares voting and investment power with David Jenkins, the other 50% owner of Cardiac Capital. Rollins Investment Fund and David Jenkins, together with EP MedSystems, have entered into a letter agreement, dated March, 2001, pursuant to which David Jenkins has agreed that he shall forbear from selling any shares of common stock of EP MedSystems owned by him, and shall cause his spouse, his lineal descendants and any trust for the benefit of any of them to similarly forbear from selling any shares of common stock of EP MedSystems owned by any of them during the first year following the closing without the prior written consent of Rollins Investment Fund. Under the letter agreement, Mr. Jenkins has further agreed that, notwithstanding any provision to the contrary in the operating agreement of Cardiac Capital, the decision of Cardiac Capital to exercise its registration rights after the first anniversary of the closing may be made by Rollins Investment Fund in its sole judgment and without the consent of Mr. Jenkins. Includes 750,000 shares issuable upon the exercise of outstanding warrants exercisable by Cardiac Capital. Rollins Investment Fund disclaims beneficial ownership of 1,125,000 shares (i.e., 50%) of common stock and warrant shares and each of Messrs. R. Randall Rollins and Gary W. Rollins disclaims beneficial ownership of one-half of such shares (see footnotes (2), (3) and (5)).

(5) Includes 166,000 shares issuable upon exercise of fully vested options. Also includes 160,000 shares held by Mr. Jenkins as trustee for the Dalin Class Trust, 42,500 shares held by Mr. Jenkins' wife and 20,000 shares held by Mr. Jenkins' wife as custodian for his children. Also includes 2,250,000 shares beneficially owned by Cardiac Capital, LLC, the record owner of the shares of common stock and warrant shares reflected in the table, is a Georgia limited liability company, the ownership of which is divided equally between Mr. Jenkins and Rollins Investment Fund and, as such, Mr. Jenkins' ownership is indirect and he shares voting and investment power with Rollins Investment Fund; 750,000 of such shares are issuable upon the exercise of outstanding warrants exercisable by Cardiac Capital, LLC (see footnotes (2), (3) and (4)). Mr. Jenkins disclaims beneficial ownership of (i) 42,500 shares held by his wife, (ii) 20,000 shares held by his wife as custodian for his children, and (iii) 1,125,000 shares (i.e., 50%) of common stock and warrant shares held of record by Cardiac Capital, LLC.

(6) The information set forth with respect to the EGS Group is based on information contained in an amendment to a Statement on Schedule 13G filed with the SEC on February 16, 2000. The shares reflected in the table represent (i) 1,000,000 shares beneficially owned by EGS Private Healthcare Associates, LLC ("EGS Associates"), indirectly through its ownership of EGS Private Healthcare Partnership, L.P. ("EGS Partnership"), which is the record owner of 875,000 shares (which does not include 306,250 shares issuable upon the exercise of outstanding warrants) and EGS Private Healthcare Counterpart, L.P. ("EGS Counterpart"), which is the record owner of 125,000 shares (which does not include 43,750 shares issuable upon the exercise of outstanding warrants); (ii) 215,682 shares beneficially owned by EGS Management, LLC ("EGS Management"), indirectly through its ownership of The Pharmaceutical/Medical Technology Fund, L.P. ("Pharma/Medical"), which is the record owner of the 215,682 shares; (iii) 43,698 shares beneficially owned by EGS Partners, LLC ("EGS Partners"), which is the beneficial owner of Strategic Healthcare Investment Fund (having an address at c/o Mees Pierson (Cayman) Limited, British American Centre, Phase 3, Dr. Roy's Drive, P.O. Box 2003, George Town, Grand Cayman, Cayman Islands, B.W.I.), which is the record owner of the 43,698 shares; (iv) 1,259,380 shares beneficially owned by William Ehrman, Frederic Greenberg, J. Frederick Ketcher, Jonas Gerstl and William D. Lautman, indirectly, as members of each of EGS Management, EGS Partners and EGS Associates; (v) 20,000 shares beneficially owned by Frederic Greenberg; and (vi) 1,000,000 shares beneficially owned by James McLaren, indirectly, as a member of EGS Associates.

(7) The information set forth with respect to Hambrecht & Quist Capital Management Incorporated and H&Q Healthcare Investors is based on information contained in a Statement on Schedule 13G (the "H&Q Schedule 13G") filed with the SEC on February 2, 2001. The shares reflected in the table represent (i) 645,000 shares beneficially held by H&Q Healthcare Investors, a registered investment company, and (ii) 430,000 shares beneficially owned by Hambrecht & Quist Capital Management, a registered investment advisor. In the H&Q Schedule 13G, Hambrecht & Quist Capital Management disclaims any beneficial interest in the shares reported and indicates that it believes that the client accounts that it manages are not acting as a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and that it and such clients are not otherwise required to attribute to each other the "beneficial ownership" of securities.

(8) Includes 20,000 shares issuable upon exercise of fully vested options and 100,000 shares issuable upon the exercise of outstanding warrants.

(9)   Includes 19,000 shares issuable upon exercise of fully vested options.

(10)  Includes 37,000 shares issuable upon exercise of fully vested options.

(11)  Includes 4,000 shares issuable upon exercise of fully vested options.

(12)  Includes 68,463 shares issuable upon exercise of fully vested options.

(13)  Includes 30,800 shares issuable upon exercise of fully vested options.

(14)  Includes 30,000 shares issuable upon exercise of fully vested options.

(15) Includes 1,447,763 shares issuable upon exercise of fully vested options and warrants.

                            Description of Securities

General

      Pursuant to EP Med's certificate of incorporation, as amended and restated, we have authorized capital stock consisting of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. There were 13,748,967 shares of common stock outstanding and approximately 59 registered holders of EP Med's common stock as of September 24, 2001; this number excludes individual shareholders holding stock under nominee security position listings because many of such shares are held by brokers and other institutions on behalf of shareholders. As a result, we are unable to estimate the total number of shareholders represented by these record holders, but we believe that the amount is in excess of 400. As of September 24, 2001, no shares of preferred stock were outstanding and no shares of capital stock were held in the treasury of EP MedSystems.

      The following is a description of the capital stock of EP MedSystems which summarizes all material rights of holders of such stock but does not purport to be complete. The certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of EP MedSystems unless such takeover or change in control is approved by the Board of Directors.

Common Stock

      Each share of common stock is entitled to participate pro rata in distributions upon liquidation, subject to the prior rights of any holders of shares of preferred stock. The holders of common stock may receive dividends as declared by the Board of Directors out of funds legally available for such distributions.

      Holders of the common stock do not have any preemptive, subscription, redemption or conversion rights. The holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors. EP Med's certificate of incorporation does not provide for cumulative voting, which means that pursuant to EP Med's by-laws, the holders of more than 50% of the outstanding shares of common stock can elect all of the directors of EP Med. All of the shares of the common stock currently issued and outstanding are fully paid and non-assessable.

Preferred Stock

      Pursuant to the Company's certificate of incorporation, as amended and restated, the Company is authorized to issue up to 5,000,000 shares of undesignated preferred stock, without par value per share. Our Board of Directors has the authority, without further vote or action by the holders of the outstanding common stock, to issue preferred stock, from time to time, in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

      EP MedSystems presently has no class or series of preferred stock outstanding. Prior to any issuance of shares of preferred stock of any class and/or series, the Board of Directors is required to file a certificate setting forth a copy of the resolution fixing the designations, rights and preferences of any preferred stock which may be issued with the Secretary of State of the State of New Jersey in the manner prescribed by the New Jersey Business Corporation Act. While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the overall effect of the ability of EP Med's Board of Directors to issue preferred stock may be to render more difficult the accomplishment of mergers or other takeovers or change-in-control attempts without further action by the shareholders and may have an adverse impact on the ability of shareholders to participate in a tender or exchange offer for the common stock and, in so doing, adversely affect the market price of the common stock, and the voting and other rights of the holders of common stock.

Certain Provisions of the Certificate of Incorporation and By-laws

      EP Med's certificate of incorporation, as amended and restated, provides that our Board of Directors shall be classified with respect to the time for which each of the directors shall severally hold office, into 3 classes, as nearly equal in number as possible, as specified in EP Med's by-laws. Pursuant to EP Med's certificate of incorporation, after the initial classification of the Board, successors to the classes of directors whose terms then expire shall be elected to serve 3-year terms and until their respective successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director and any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. The affirmative vote of the holders of a majority of all issued and outstanding shares of EP MedSystems entitled to vote, voting as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or to repeal, this provision of the certificate of incorporation.

      EP Med's certificate of incorporation, as amended and restated, also authorizes 5,000,000 shares of preferred stock, the designations, rights and preferences of which may be fixed by the Board of Directors without action of the shareholders. Prior to any issuance of shares of preferred stock of any class and/or series, the Board of Directors is required to file a certificate setting forth a copy of the resolution fixing such designations, rights and preferences with the Secretary of State of the State of New Jersey in the manner prescribed by the NJBCA. While we presently have no class or series of preferred stock outstanding and we have no present plans to issue any series or class of preferred stock the issuance of preferred stock, the issuance of such stock could have the effect of delaying, deferring or preventing a change in control of EP MedSystems.

      New Jersey law provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages or alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, such alleged acts or omissions were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

      EP Med's certificate of incorporation and by-laws provide that EP MedSystems may indemnify its directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in the best interest of EP Med and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. EP MedSystems maintains liability insurance for its officers and directors. There can be no assurance, however, that EP Med will be able to maintain such insurance on reasonable terms. At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of EP Med where indemnification will be required or threatened. EP Med is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

      EP Med's certificate of incorporation and by-laws provide that a director of EP Med will not be personally liable to EP Med or its shareholders for damages for breach of any duty owed to EP Med or its shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to EP Med, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of EP MedSystems pursuant to the foregoing provisions, or otherwise, EP Med has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, be unenforceable.

Anti-Takeover Provisions

      EP Med is governed by the provisions of Section 14A:10A-1 et seq., the New Jersey Shareholders Protection Act (the "New Jersey Act"), of the Business Corporation Act of New Jersey, an anti-takeover law. In general, the statute prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of the corporation's voting stock. After the five-year waiting period has elapsed, a business combination between a corporation and an interested shareholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or unless the business combination satisfies the New Jersey Act's fair price provision intended to provide that all shareholders (other than the interested shareholders) receive a fair price for their shares.

                 Certain Relationships and Related Transactions

      Arrangement with Mortara Instrument, Inc. EP MedSystems purchases certain components for the EP-WorkMate(R) and ALERT(R) Companion from Mortara Instrument, Inc. Dr. David W. Mortara, a former director of EP MedSystems, who resigned from the Board of Directors and his committee positions in April 2001, and a shareholder of EP Med, is also a director and shareholder of Mortara Instrument, Inc. The approximate value of products purchased from Mortara Instrument was $1,087,000 and $971,000 in 2000 and 1999, respectively. EP Med believes that each of the transactions with Mortara Instrument were entered into on terms comparable to those it would have received from an unaffiliated third party.

      Loan to C. Bryan Byrd. On May 23, 2000, EP MedSystems made a loan of $100,000 to C. Bryan Byrd, its Vice President, Engineering and Operations, to finance Mr. Byrd's exercise of fully vested options. The loan is a recourse loan bearing interest at the Federal Fund rate and is secured by a pledge of 50,000 shares of EP Med's common stock owned by Mr. Byrd. Principal and all accrued interest are due and payable on May 23, 2003.

      Financing Transaction with Medtronic, Inc./Pledge of Security by David A. Jenkins. In November 2000, EP MedSystems completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of EP Med's shareholders and one of the world's leading medical technology companies, which provided an aggregate of $3.2 million of which approximately $2.3 million was utilized to repay outstanding amounts on EP Med's revolving credit facility with our bank. EP MedSystems received $1.6 million at the closing of the transaction in November 2000 and received the remaining $1.6 million on January 18, 2001.

      The financing transaction, evidenced by a note purchase agreement and secured promissory note bearing interest at two percentage points over the prime rate, provides that the principal and all accrued interest on the note are to be repaid on November 15, 2003 and that the note is secured by a pledge by David A. Jenkins, EP Med's President and Chief Executive Officer and a director and shareholder of EP Med, of 300,000 shares of common stock of Transneuronix, Inc., a privately-held corporation engaged in the development of neuro-muscular stimulation devices. The shares pledged amount to approximately 5% of the total outstanding common stock of Transneuronix, Inc. Mr. Jenkins did not receive any compensation from EP MedSystems for furnishing the pledge as security for the note. As part of the transaction, Medtronic agreed to subordinate its rights to repayment from EP Med to existing rights of EP Med's bank.

      EP Med believes that this loan was entered into on terms comparable to those it would have obtained from an unaffiliated third party except that Medtronic agreed to subordinate its rights to repayment to existing rights of EP Med's bank and David A. Jenkins furnished his pledge as security for the loan without compensation from EP Med.

      Private Placement Financing Transaction with Cardiac Capital, LLC. On March 28, 2001, we completed the sale and issuance of 1,625,000 shares of our common stock and 812,500 warrant shares to two investors. The terms of the financing provided for a purchase price of $1.99 per share of common stock and $0.02 per warrant share for an aggregate purchase price of $3,250,000 without giving effect to the possible exercise of warrants at an exercise price of $4.00 per share, subject to adjustment. The transaction, which was contingent upon obtaining shareholder approval, closed on March 28, 2001 and the closing sale price for EP Med's common stock on March 27, 2001 was $2.875. As such, the price afforded the investors in this transaction was below market. However, the Board of Directors obtained an opinion from Tucker Anthony Sutro Capital Markets, acting as EP Med's financial advisor, as to the fairness of the transaction to the public shareholders of EP Med from a financial point of view.

      Included among the investors is Cardiac Capital, LLC, a Georgia limited liability company, of which David A. Jenkins, our Chairman of the Board, President and Chief Executive Officer and a director and shareholder of EP Med, is a 50% owner. The aggregate amount of the new shares, which potentially may be issued in the financing, is in excess of 20% of the outstanding common stock of EP Med, assuming all warrants are exercised. The consummation of the transaction has provided EP MedSystems with over $3,000,000 in working capital after expenses.

      Cardiac Capital, LLC and David A. Jenkins have a very substantial ownership interest in EP MedSystems and may be in a position to control EP Med's management and operations as a result of such ownership interest. David A. Jenkins and Rollins Investment Fund, the other 50% owner in Cardiac Capital, have entered into a letter agreement pursuant to which Mr. Jenkins has agreed that he shall forebear from selling any shares of common stock of EP Med owned by him, and shall cause his spouse, lineal descendants and any trust for the benefit of any of them to similarly forebear from selling any shares of common stock of EP Med owned by any of them in the first year following the closing of the private placement financing, without the prior written consent of Rollins Investment Fund. The letter agreement further provides that, notwithstanding any provision to the contrary contained in the Operating Agreement of Cardiac Capital, the decision of Cardiac Capital to exercise its registration rights after the first anniversary of the closing may be made by Rollins Investment Fund in its sole judgment and without the consent of Mr. Jenkins.

      Loan to Reinhard Schmidt. In connection with Mr. Schmidt's employment with EP MedSystems pursuant to an employment agreement, dated as of July 20, 2001, Mr. Schmidt purchased 100,000 shares of common stock and received a warrant to purchase an additional 100,000 shares. EP MedSystems provided Mr. Schmidt with an interest-free, non-recourse loan in the amount of $220,000 to effect the purchase of the shares which loan is secured by a pledge to EP Med of the shares.

                            The Financing Transaction

General

      On June 11, 2001, we entered into the common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital committed to purchase on each trading day during the term of the agreement, $20,000 of our common stock up to an aggregate of $10 million. The $10 million of common stock is to be purchased over a 25-month period, subject to a six-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. We have authorized the sale and issuance of 2,716,144 shares of our common stock (19.9% of our outstanding on June 11, 2001) to Fusion

Capital under the common stock purchase agreement of which we have registered 2,700,000. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 2,475,000 shares (exclusive of the 225,000 shares issued to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $10 million of common stock. In the event that we decide to issue a number of shares that represents greater than 19.9% of our outstanding shares of common stock, we would first seek shareholder approval in order to be in compliance with Nasdaq Marketplace Rules. We currently do not intend to seek shareholder approval to effect sales to Fusion Capital in excess of 19.9%. See the Section entitled "The Financing Transaction--Purchase of Shares Under the Common Stock Purchase Agreement" for a detailed description of the purchase price and the relationship of the purchase price to the percentage of the outstanding shares of our common stock issuable to Fusion Capital pursuant to the common stock purchase agreement. See page 63 for a table that shows the number of shares issuable and potential dilution based on varying market prices.

Purchase of Shares under the Common Stock Purchase Agreement

      Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase $20,000 of our common stock, subject to our right to suspend such purchases at any time and our right to terminate the agreement with Fusion Capital at any time, each as described below. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided that the price of our common stock is above $5.00 per share for five consecutive trading days and remains above $5.00. We have registered and presently intend to sell to Fusion Capital, no more than 2,700,000 shares of our common stock under the common stock purchase agreement. The 2,700,000 constitutes 19.4% of our outstanding common stock as of June 11, 2001. In the event that we should decide to issue to Fusion Capital a number of shares that represents greater that 19.9% of our outstanding common stock, we would first seek shareholder approval in order to comply with the Nasdaq Marketplace Rules.

      The purchase price per share under the common stock purchase agreement is equal to the lesser of:

      o     the lowest sale price of our common stock on the purchase date; or

      o the average of the two (2) lowest closing bid prices of our common stock during the ten (10) consecutive trading days prior to the date of a purchase by Fusion Capital.

      The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $20,000 on each trading day. Under these circumstances, however, Fusion Capital would have the right to purchase additional shares in the future should its ownership subsequently become less than 9.9%. Fusion Capital has the right to sell some, all or none of the shares purchase from us at any time.

      The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the common stock purchase agreement at varying purchase prices:

Assumed     Number of Shares to be      Percentage Outstanding After     Total Proceeds if Only
Purchase    Issued if Full Purchase   Giving Effect to the Issuance to   Shares Registered are
 Price                                       Fusion Capital(1)                   Sold
-----------------------------------------------------------------------------------------------
 $1.00          10,000,000(2)                      72.1%                       $2,475,000
 $1.25           8,000,000(2)                      57.7%                       $3,093,750
 $1.50           6,666,667(2)                      48.0%                       $3,712,500
 $1.75           5,714,286(2)                      41.0%                       $4,331,250
 $2.00           5,000,000(2)                      36.0%                       $4,950,000
 $2.25           4,444,444(2)                      32.0%                       $5,568,750
 $2.50           4,000,000(2)                      28.8%                       $6,887,500
 $2.97(3)        3,367,003(2)                      24.2%                       $7,350,750
 $3.00           3,333,333                         24.0%                       $7,425,000
 $3.25           3,076,923                         22.2%                       $8,043,750
 $3.50           2,857,143                         20.6%                       $8,662,500
 $3.75           2,666,667                         19.2%                       $9,281,250
 $4.00           2,500,000                         18.0%                       $9,900,000

----------

(1) Based on 13,973,967 shares outstanding as of September 24, 2001 which includes the issuance of 225,000 shares of common stock issuable to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2) We estimate that we will issue no more than 2,700,000 shares to Fusion Capital under the common stock purchase agreement, including the shares issuable as a commitment fee, all of which are included in this offering.

(3) Closing sale price on June 11, 2001, the date on which the common stock purchase agreement was entered into.

Our Right To Suspend Purchases

      We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right To Increase and Decrease the Daily Purchase Amount

      We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount at any time for any reason to any amount above the daily purchase amount; provided however, we may not increase the daily purchase amount above $20,000 unless our stock price has been above $5.00 per share for five consecutive trading days. For any trading day that the sale price of our common stock is below $5.00, the daily purchase amount shall not be greater than $20,000.

Our Termination Rights

      We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

      All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

      Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount,
(2) suspend purchases of the common stock by Fusion Capital, and (3) terminate the common stock purchase agreement.

No Short-Selling or Hedging by Fusion Capital

      Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

      Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to EP Med upon the occurrence of any of the following events of default:

      o if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

      o suspension by our principal market of our common stock from trading for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

      o our failure to satisfy any listing criteria of our principal market for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

      o the transfer agent's failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

      o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

      o     a default by us of any payment obligation in excess of $1 million;
            or

      o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion Capital

      Under the terms of the common stock purchase agreement Fusion Capital will receive an aggregate of 225,000 shares of our common stock as a commitment fee; Fusion has received 112,250 shares of our common stock and will receive an additional 112,750 shares of our common stock upon effectiveness of this registration statement. Unless an event of default occurs, these shares must be held by Fusion Capital until 25 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

No Variable Priced Financings

      Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

Holdings of Fusion Capital Upon Termination of the Offering

      Because Fusion Capital may sell all, some, or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon termination of the offering.

                            Selling Security Holders

      The selling shareholder is Fusion Capital Fund II, LLC. Under the common stock purchase agreement, Fusion Capital has committed to purchase on each trading day during the term of the agreement $20,000 of our common stock up to an aggregate of $10 million. The purchase price of our common stock being purchased by Fusion Capital is based upon the future market price of our common stock. We will commence the purchase and sale of stock with Fusion Capital after this registration statement becomes effective.

      We have authorized the sale and issuance of 2,716,144 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we have registered

2,700,000. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 2,475,000 shares (exclusive of the 225,000 shares issued to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $10 million of common stock. We have the right to suspend and/or terminate the common stock purchase agreement without any payment or liability to Fusion Capital. We have also issued to Fusion Capital 112,250 shares of our common stock upon the execution of the common stock purchase agreement and we will issue an additional 112,750 shares of our common stock upon the effectiveness of this registration statement, for an aggregate 225,000 shares representing the commitment fee to Fusion Capital. Unless an event of default occurs, these shares must be held by Fusion Capital for 25 months or until the common stock purchase agreement has been terminated. This prospectus relates to the offer and sale from time to time by Fusion Capital of these shares. The common stock purchase agreement is described in detail in the Section entitled "The Financing Transaction--Purchase of Shares under the Common Stock Purchase Agreement."

Effect of Performance of the Common Stock Purchase Agreement on EP MedSystems and Our Shareholders

      All shares registered pursuant to the common stock purchase agreement will be freely tradable. We expect that they will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, sale of shares under this offering could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchase of shares under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases under the common stock purchase agreement and to require termination of the common stock purchase agreement in some cases.

Our Ability to Suspend Purchases

      The common stock purchase agreement provides that we may at any time suspend purchases. To the extent we need to use the cash proceeds of sales of common stock issuable under the common stock purchase agreement for working capital or other business purposes, we do not intend to suspend purchases under the common stock purchase agreement.

Holdings of Fusion Capital Upon Termination of the Offering

      As the number of shares of EP MedSystems common stock will be purchased by Fusion Capital under the common stock purchase agreement will depend on the purchase price of the purchased shares, which will be determined at the time of the purchase, and because we may decrease, and under some circumstances increase, the rate at which we sell to Fusion Capital, the aggregate number of purchase shares that will be offered for sale by Fusion Capital is not determinable at this time. If the number of purchased shares offered for sale by this prospectus is insufficient to cover all of the purchased shares and commitment shares, EP MedSystems has agreed to file a registration statement with the SEC, registering the additional shares. Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and

Scheinfeld have shared voting and disproportionate power over the shares being offered under this prospectus.

      Notwithstanding certain limitations on the ability of Fusion Capital to purchase shares as set forth in the common stock purchase agreement, assuming the purchase of 2,475,000 shares by Fusion Capital, together with the 225,000 shares delivered as a commitment fee, Fusion Capital would beneficially own 19.8% of our outstanding stock as of June 11, 2001. Because Fusion Capital may sell all, some, or none of the common stock offered by this prospectus, we cannot estimate the amount of common stock that will be held by Fusion Capital upon termination of the offering. Except for this financing transaction, Fusion Capital has had no position, office or relationship with EP MedSystems or affiliates within the past three years.

      Under the terms of the common stock purchase agreement, Fusion Capital has agreed that it will not purchase shares of EP MedSystems common stock under the common stock purchase agreement if, after giving effect to the purchase, Fusion Capital, together with its affiliates, would beneficially own in excess of 4.9% of the outstanding shares of EP MedSystems common stock. If the 4.9% limitation is reached, EP MedSystems, at its option, has the right to increase the limitation to 9.9%. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligation to pay to us $20,000 on each trading day. Fusion Capital has the right to sell some, all or none of the shares purchased from us, at any time.

                              Plan of Distribution

      Fusion Capital Fund II, LLC is offering the shares of EP MedSystems common stock offered by this prospectus. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Fusion Capital and its successors may effect the sale of the common stock offered by this prospectus in one or more of the following methods:

      o     ordinary brokers' transactions;
      o transactions involving cross or block trades or otherwise on the Nasdaq National Market;
      o purchases by brokers, dealers, or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;
      o "at the market" to or through market makers or into an existing market for the common stock;
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
      o     in privately negotiated transactions; or
      o     any combination of the foregoing.

      See the table under the Section entitled "The Financing
Transaction--Purchase of Shares under the Common Stock Purchase Agreement" for the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the common stock purchase agreement at varying purchase prices.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

      Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

      The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

      Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. We have been advised by Fusion Capital that there are no existing arrangements between Fusion Capital or any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

      We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

      Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

      We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus and the ability of any person of any person or entity to engage in market-making activities with respect to the shares of common stock.

      EP MedSystems has entered into a registration rights agreement with Fusion Capital under which it has agreed to maintain the effectiveness under the Securities Act of 1933, as amended, of the registration statement to which this prospectus relates.

                                  Legal Matters

      The validity of the EP MedSystems common stock offered by this prospectus will be passed upon for us by Sills Cummis Radin Tischman Epstein & Gross, P.A., Newark, New Jersey.

                                     Experts

      The financial statements as of December 31, 2000 and for the two years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to EP Med's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                       Where You Can Find More Information

      We have filed with the U.S. Securities and Exchange Commission a Registration statement on Form SB-2 under the Securities Act of 1933 with respect to common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. Some information is omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission and you should refer to the Registration statement and its exhibits for additional information. The statements in this prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this prospectus by reference. You may inspect a copy of the Registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

      We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the Commission. These filings may be inspected and copied (at prescribed rates) at the following public reference facilities maintained by the Commission:

      Washington, D.C.:       Judiciary Plaza
                              450 Fifth Street, N.W., Room 1024
                              Washington, D.C. 20549

      New York, N.Y.:         7 World Trade Center, 13th Floor
                              New York, New York 10048

      Chicago, Ill:           Citicorp Center
                              500 West Madison Street, Suite 1400
                              Chicago, Illinois 60661

      Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Further, our filings with the Commission are also available to the public on the Commission's web site at http://www.sec.gov. References in this prospectus to the "Exchange Act" shall refer to the Securities Exchange Act of 1934, as amended.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall, under any circumstance, create any indication that there has been no change to the affairs of EP Med since the date of this prospectus or that the information contained in this prospectus is correct as of any subsequent date. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

                          INDEX TO FINANCIAL STATEMENTS

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS                                                        Page
                                                                            ----

Report of Independent Accountants                                            F-2

Consolidated Balance Sheet as of December 31, 2000 and December 31, 1999     F-3

Consolidated Statements of Operations for the years ended                    F-4
December 31, 2000 and 1999

Consolidated Statements of Changes in Shareholders' Equity                   F-5
for the years ended December 31, 2000 and 1999

Consolidated Statements of Cash Flows for the years ended                    F-6
December 31, 2000 and 1999

Notes to Consolidated Financial Statements for the years ended               F-7
December 31, 2000 and December 31, 1999

Consolidated Balance Sheet (unaudited) as of June 30, 2001                  F-20

Consolidated Statements of Operations (unaudited) for the three months      F-21
ended June 30, 2001 and June 30, 2000

Consolidated Statements of Operations (unaudited) for the six months        F-22
ended June 30, 2001 and June 30, 2000

Consolidated Statements of Cash Flows (unaudited) for the six months        F-23
ended June 30, 2001 and June 30, 2000

Notes to Consolidated Financial Statements for the six months ended         F-24
June 30, 2001 and June 30, 2000 (unaudited)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of EP MedSystems, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of EP MedSystems, Inc. and its subsidiaries (the "Company") at December 31, 2000 and December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the Consolidated Financial Statements, EP Med has experienced recurring losses from operations and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 20, 2001

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                    December 31,
                               ASSETS                                   2000            1999
                                                                    ------------    ------------
Current assets:
   Cash and cash equivalents                                        $    302,279    $  2,006,731
   Accounts receivable, net of allowances for doubtful
      accounts of $49,022 and $95,528                                  2,511,649       2,933,963
   Inventories, net of reserves                                        2,377,402       1,888,103
   Prepaid expenses and other current assets                              88,992         253,909
                                                                    ------------    ------------
          Total current assets                                         5,280,322       7,082,706

Property, plant and equipment, net                                     2,530,427       2,055,355
Intangible assets, net                                                   455,027         501,719
Other assets                                                             151,168          22,923
                                                                    ------------    ------------
          Total assets                                              $  8,416,944    $  9,662,703
                                                                    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                    $    914,100    $    995,273
Payables due to related parties                                               75         329,912
Accrued expenses                                                         511,334         665,327
Deferred warranty revenue and customer deposits                           95,870          63,760
Current portion of notes payable                                         814,237          44,374
                                                                    ------------    ------------
     Total current liabilities                                         2,335,616       2,098,646
Deferred warranty - non-current                                          102,750         107,990
Notes payable, less current portion                                      441,665         466,667
Note payable to Medtronic, Inc.                                        1,600,000              --
                                                                    ------------    ------------
          Total liabilities                                            4,480,031       2,673,303
                                                                    ------------    ------------
Commitments and contingencies (See Notes 1, 4 and 9)

Shareholders' equity:
  Preferred Stock, no par value, 5,000,000 shares authorized,
     no shares issued and outstanding                                         --              --
  Common stock, $.001 stated value, 25,000,000 shares authorized,
     12,023,167 and 11,084,417 shares issued and outstanding at
     December 31, 2000 and 1999                                           12,023          11,084
  Additional paid-in capital                                          26,509,408      24,626,713
  Receivable from executive officer                                     (100,000)             --
  Accumulated deficit                                                (22,484,518)    (17,648,397)
                                                                    ------------    ------------
          Total shareholders' equity                                   3,936,913       6,989,400
                                                                    ------------    ------------
          Total liabilities and shareholders' equity                $  8,416,944    $  9,662,703
                                                                    ============    ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                       2000            1999
                                                   ------------    ------------
Net sales                                          $  9,760,495    $ 10,853,967
Cost of products sold                                 4,433,211       4,978,652
                                                   ------------    ------------
          Gross profit                                5,327,284       5,875,315

Operating costs and expenses:
   Sales and marketing expenses                       5,144,026       4,812,743
   General and administrative expenses                2,265,705       2,162,229
   Research and development expenses                  2,787,530       2,214,778
                                                   ------------    ------------
          Loss from operations                       (4,869,977)     (3,314,435)
Interest expense                                       (105,645)        (49,706)
Other income, net                                       139,501         150,703
                                                   ------------    ------------
          Net loss                                 $ (4,836,121)   $ (3,213,438)
                                                   ============    ============

Basic and diluted net loss per share               $      (0.41)   $      (0.31)
                                                   ============    ============

Weighted average shares outstanding used to
compute basic and diluted loss per share
                                                     11,788,478      10,250,631
                                                   ============    ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                      Common     Common     Additional
                                       Stock      Stock       Paid-in
                                      Shares     Amount       Capital        Deficit          Total
                                    ----------   -------   ------------    ------------    -----------
Balance, January 1, 1999             9,872,417   $ 9,872   $ 21,432,374    $(14,434,959)   $ 7,007,287

Issuance of common stock in
connection with private
placement                            1,135,000     1,135      2,317,356              --      2,318,491

Issuance of Warrants in
connection with private
placement                                   --        --        713,636              --        713,636

Issuance of common stock upon
exercise of stock options               77,000        77        153,923              --        154,000

Foreign currency translation                --        --          9,424              --          9,424

Net loss                                    --        --             --      (3,213,438)    (3,213,438)
                                    ----------   -------   ------------    ------------    -----------

Balance, December 31, 1999          11,084,417   $11,084   $ 24,626,713    $(17,648,397)   $ 6,989,400
                                    ----------   -------   ------------    ------------    -----------

Issuance of common stock in
connection with exercise of
warrants                               205,250   $   205   $    718,170              --    $   718,375

Receivable from executive officer           --        --       (100,000)             --       (100,000)

Issuance of common stock upon
exercise of stock options              698,500       699      1,031,282              --      1,031,981

Issuance of common stock                35,000        35        141,215              --        141,250

Foreign currency translation                --        --         (7,972)             --         (7,972)

Net loss                                    --        --             --      (4,836,121)    (4,836,121)
                                    ----------   -------   ------------    ------------    -----------

Balance, December 31, 2000          12,023,167   $12,023   $ 26,409,408    $(22,484,518)   $ 3,936,913
                                    ==========   =======   ============    ============    ===========

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                             2000           1999
                                                                         -----------    -----------
Cash flows from operating activities:
  Net loss                                                               $(4,836,121)   $(3,213,438)
  Adjustments to reconcile net income to net cash
   used in operating activities:
     Depreciation and amortization                                           792,811        482,933
     Bad debt expense                                                         50,694             --
     Issuance of stock in settlement                                         100,000             --
   Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                             371,620       (628,465)
      (Increase) in inventories                                             (489,299)      (403,112)
      Decrease (increase) in prepaid expenses and
        other current assets                                                 164,917       (102,014)
      (Increase) in other assets                                            (128,245)        (3,500)
      (Decrease) increase in due to related parties                         (329,837)       141,123
      (Decrease) increase  in accounts payable                               (81,173)       238,909
      (Decrease) increase in accrued expenses, deferred revenue
        and customer deposits                                                (97,883)       109,974
                                                                         -----------    -----------
          Net cash used in operating activities                           (4,482,516)    (3,377,590)
                                                                         -----------    -----------
Cash flows from investing activities:
   Maturities of investments                                                      --        729,351
   Capital expenditures                                                   (1,174,325)    (1,330,360)
   Patent costs                                                              (48,527)       (34,390)
                                                                         -----------    -----------
          Net cash used in investing activities                           (1,222,852)      (635,399)
                                                                         -----------    -----------
Cash flows from financing activities:
  Borrowings under term notes payable, net of payments                     1,589,000        500,662
  Borrowing under revolving line of credit                                   761,560             --
  Net proceeds from issuance of common stock, net of offering expenses       718,375      3,032,127
  Proceeds from exercise of stock options                                    931,981        154,000
                                                                         -----------    -----------
          Net cash provided by financing activities                        4,000,916      3,686,789
                                                                         -----------    -----------
Net (decrease) in cash and cash equivalents                               (1,704,452)      (326,200)
Cash and cash equivalents, beginning of period                             2,006,731      2,332,931
                                                                         -----------    -----------
Cash and cash equivalents, end of period                                 $   302,279    $ 2,006,731
                                                                         ===========    ===========

Supplemental cash flow information:
  Cash paid for interest                                                   $79,562        $49,710

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

      EP MedSystems, Inc. operates in a single segment. EP MedSystems designs, manufactures and markets a broad-based line of products for the cardiac electrophysiology market for the purpose of diagnosing, monitoring, managing and treating irregular heartbeats known as arrhythmias.

      The consolidated financial statements of EP MedSystems have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. EP MedSystems had incurred net losses of approximately $4.8 million and $3.2 million for the years ended December 31, 2000 and 1999, respectively, and expects to incur costs and expenses in excess of revenues as it continues to execute its business strategy. EP MedSystems has limited financial resources available to support its ongoing operations, fund its product development and market new technology, and pay its obligations as they become due.

      The factors noted in the above paragraph raise substantial doubt concerning the ability of EP MedSystems to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should EP MedSystems be unable to continue as a going concern. The ability of EP MedSystems to continue as a going concern is dependent upon the ongoing support of its shareholders, creditors, and its ability to close debt or equity transactions. Management is in the process of seeking additional financing. There is no assurance, however, that EP MedSystems will be able to identify or close a financing transaction, or that any such transactions will provide sufficient resources to support EP MedSystems until it generates sufficient cash flow to fund its operations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of EP MedSystems, Inc. and its wholly owned subsidiaries, EP MedSystems UK Ltd., EP MedSystems France S.A.R.L. and ProCath Corporation d/b/a EP MedSystems. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      EP MedSystems considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Concentrations of Credit Risk

      EP MedSystems is potentially subject to concentrations of credit risk with respect to its cash investments and trade accounts receivable. EP MedSystems invests its excess cash in a diversified portfolio of investment grade corporate bonds and an institutional money market account.

      EP MedSystems' customer base for its products is primarily comprised of medical institutions and distributors throughout the United States and abroad. On certain transactions, EP MedSystems may require payment in advance or an issuance of an irrevocable letter of credit. EP MedSystems believes that its terms of sale provide adequate protection against significant credit risk with respect to trade accounts receivable.

Inventories

      Inventories are valued at the lower of cost or market with cost being determined on a first-in, first-out basis.

Property and Equipment

      Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                        Buildings and improvements          10-25 years
                        Leasehold improvements               5 years
                        Machinery and equipment              3-10 years
                        Furniture and fixtures               3-7 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Expenditures for repairs and maintenance are expensed as incurred.

Intangible Assets

      Goodwill is a result of the purchase of certain assets, including certain process technology and EP MedSystems' West Berlin, New Jersey facility purchased in 1993 from a manufacturer of electrode catheters and other disposable products. Goodwill is being amortized by the straight-line method over 15 years and is included in intangible assets. Unamortized goodwill as of December 31, 2000 and 1999 amounted to $393,000 and $445,000, respectively. Management believes that the remaining goodwill life of seven years is reasonable primarily based on the fact that historically there has been a stable demand for EP MedSystems' catheter products and there is an expected continued demand for these products. Significant changes have not occurred in the manner or use of the acquired assets and technology, or the strategy for EP Med's catheter business. EP Med is not aware of significant negative industry or economic trends that would affect the carrying value of the goodwill.

      Registration and legal fees associated with patent filings are capitalized and amortized over three years. Management reviews these assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets might not be recoverable. EP MedSystems has determined that, as of December 31, 2000, no such assets have been impaired.

Impairment of Long-Lived Assets

      Long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists, pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows and fundamental analysis.

Revenue Recognition

      EP MedSystems ships products to customers based on FOB shipping point and, as such, recognizes product sales on the date of shipment. Payments received in advance of shipment of product are deferred until such products are shipped. EP Med does not have royalty agreements that result in revenue to EP Med. Royalties paid to third parties on product sales are included in the cost of sales. EP Med does not provide distributors and end-users with a general right to return products purchased.

      EP MedSystems provides a one-year warranty on all of its products and, in accordance with Statement of Financial Accounting Standard No. 5 "Accounting for Contingencies," accrues for the estimated cost of providing this warranty at the time of sale. The estimates of the future warranty costs are based on history. At December 31, 2000 and 1999, EP Med had recorded $55,000 in warranty accruals.

      In addition to the standard one-year warranty provided on all products EP Med offers separately-priced extended warranties. EP Med recognizes revenue from these warranty contracts on a straight-line basis over the contract period in accordance with FASB Technical Bulletin 90-1 "Accounting for Separately-Priced Product Warranties and Product Maintenance Contracts." Deferred warranty income as of December 31, 2000 and 1999 totaled approximately $187,000 and $158,000, respectively.

Research and Development

      Research and development costs, which include clinical and regulatory costs, are expensed as incurred.

Software Development Costs

      Software development costs related to products sold to customers are expensed as incurred.

Stock Based Compensation

      EP MedSystems accounts for stock options granted to employees and non-employee directors in accordance with the "intrinsic value" method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" with supplemental pro forma disclosures of "fair value" as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

      EP Med records the fair value of stock issuances to non-employees based on the market price on the date issued. The amount is expensed, capitalized or recorded as a reduction of paid-in capital, depending on the purpose for which the stock is issued. It is EP Med's policy to account for stock options granted to non-employees in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," and the fair value measured using the Black-Scholes option pricing under Statement of Financial Accounting Standard No. 123. EP Med has not issued stock options to non-employees for any of the periods presented.

Net Loss Per Share

      Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock from the exercise of stock options and warrants are anti-dilutive for all periods presented. Accordingly, potential common shares of 1,524,810 and 2,303,347 for the years ended December 31, 2000 and 1999, respectively, have been excluded from the diluted per share calculation.

Comprehensive Income

      For the years ended December 31, 2000 and 1999, EP MedSystems' comprehensive income approximated net income, except for the foreign currency translation adjustments. Comprehensive loss for the years ended December 31, 2000 and 1999 were $4,844,093 and $3,204,014, respectively.

Foreign Currency Translation

      In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation," ("SFAS No. 52"), assets and liabilities are translated from French Francs and British Pounds Sterling into U.S. dollars using the spot rate at the balance sheet date. Revenue and expenses are translated into U.S. dollars using the weighed average exchange rate for the appropriate time period. Translation adjustments are accumulated in Shareholders' Equity.

      Also, in accordance with SFAS No. 52, transaction gains and/or losses are incurred as a result of the changes between functional currency and the transaction denominated currency. These gains and/or losses are included in determination of net income in the period in which the transaction is settled. For the year ended December 31, 2000, the transaction loss recorded was approximately $63,000. Amounts recorded in 1999 were minimal.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, the estimates may ultimately differ from actual results.

Reclassifications

      Certain prior year amounts have been reclassified to conform with the current presentation.

Recently Issued Accounting Standards

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") will be effective for EP MedSystems in the first quarter of fiscal 2001 and establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No.133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges. The adoption of SFAS No. 133 did not have a material effect on EP MedSystems' financial statements.

      In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125" ("SFAS No. 140") This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We do not expect that the adoption of SFAS No. 140 will have a material impact on our results of operations, financial position or cash flows.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The guidance accounting and disclosures discussed in SAB No. 101 did not have a material impact on EP MedSystems' financial statements.

Fair Value of Financial Instruments

      The carrying value of EP MedSystems' financial instruments, including accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short maturities. Based on borrowing rates currently available to EP MedSystems for loans with similar terms, the carrying value of the long-term debt also approximates fair value.

3. EchoCath License

      During February 1997, EP MedSystems licensed the rights to several ultrasound technologies from EchoCath, Inc. for use in the field of electrophysiology. The agreement called for EP MedSystems to make milestone payments of up to $700,000, in four installments, as certain development milestones and initial sales are achieved on the EchoMark(TM) and EchoEye(TM) technologies. One of the milestones called for a $400,000 payment payable upon the completion of a development program for the EchoEye(TM). This milestone was only payable in the event that the development was completed by September 30, 1998. To the best of EP MedSystems' knowledge, the milestone was not achieved and no milestone payments are accrued or payable to EchoCath at December 31, 2000. See Note 8.

4. Related Party Transactions

      EP MedSystems purchases certain components for the EP-WorkMate(R) and ALERT(R) Companion from Mortara Instrument, Inc. Dr. David W. Mortara, a director of EP MedSystems, is also a Director and shareholder of Mortara Instrument, Inc. The approximate value of products purchased from Mortara Instrument was $1,087,000 and $971,000, in 2000 and 1999, respectively.

      On November 15, 2000, EP MedSystems completed a debt financing in the amount of $3.2 million, with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., a shareholder in EP MedSystems, receiving $1.6 million at closing and $1.6 million at January 17, 2001. Approximately $2.3 million was utilized to repay outstanding amounts on EP MedSystems' revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge of certain shares of stock owned by David Jenkins, EP MedSystems' President and Chief Executive Officer and a director and shareholder thereof, in a privately-held company. See Note 9.

      EP MedSystems loaned $100,000 to one of its officers to finance his exercise of fully vested options. This recourse loan bears interest at the Federal Fund rate and is collateralized by 50,000 shares of EP MedSystems' common stock. Principal and any accrued interest shall be due and payable on May 23, 2003.

5. Inventories

Inventories consist of the following:

                                               December 31,
                                           2000            1999
                                       ------------    ------------
            Raw materials              $  1,218,396    $  1,429,563
            Work in progress                426,476          31,564
            Finished goods                  808,229         555,310
            Reserve for obsolescence        (75,699)       (128,334)
                                       ------------    ------------
                                       $  2,377,402    $ 41,888,103
                                       ============    ============

6. Property and Equipment

Property and equipment consist of the following:

                                                     December 31,
                                                 2000            1999
                                             ------------    ------------
            Land                             $     69,738    $     69,738
            Buildings and improvements            967,325         849,246
            Leasehold improvements                129,332         129,332

            Machinery and equipment             2,810,232       1,606,703
            Furniture and Fixtures                235,715         377,972
                                             ------------    ------------
                                             $  4,212,342    $  3,032,991
            Less: accumulated depreciation     (1,681,915)       (977,636)
                                             ------------    ------------
                                             $  2,530,427    $ 42,055,355
                                             ============    ============

      In February 1999, EP MedSystems purchased the remaining 7,500 square feet of manufacturing space at its West Berlin, New Jersey facility for an aggregate purchase price of $400,000 (see Note 10) for a total of 15,000 square feet.

7. Intangible Assets

Intangible assets consist of the following:

                                                   December 31,
                                                2000         1999
                                             ---------    ---------
            Goodwill                         $ 774,099    $ 774,099
            Patent Costs                       151,447      106,356
                                             ---------    ---------
                              Total            925,546      880,455
            Less: accumulated amortization    (470,519)    (378,736)
                                             ---------    ---------
                                             $ 455,027    $ 501,719
                                             =========    =========

8. Commitments and Contingencies

Operating Leases

      EP MedSystems currently has various operating leases for office facilities. Approximately 8,800 square feet of office and manufacturing space is leased through October 2002 in the United States. EP MedSystems UK leases 822 square feet of office and storage space in Kent, England through January 2003. EP MedSystems also leases 1,350 square feet in France. The total rent expense associated with the office leases was approximately $132,000 and $111,000 in 2000 and 1999, respectively. Additionally, EP MedSystems also leases certain office equipment for periods extending through December 2003.

      The future aggregate commitment for minimum rentals as of December 31, 2000 is as follows:

            2001                      $  147,000
            2002                      $   131,000
            2003                      $    26,000

Employee Life Insurance

      EP MedSystems has key man life insurance policies for $1,000,000 covering its President, $1,000,000 for the Vice President of Regulatory Affairs and $500,000 for the Vice President of Engineering, for which it is the beneficiary.

Litigation

      During October 1997, EP MedSystems filed a lawsuit against EchoCath in the United States District Court for the District of New Jersey alleging, among other things, that EchoCath made fraudulent misrepresentations and omissions in connection with the prior sale of $1,400,000 of its preferred stock to EP MedSystems.

      EchoCath filed an answer to the complaint, denying the allegations and asserting a counterclaim against EP MedSystems seeking its costs and expenses in the action. EchoCath also filed a motion to dismiss the complaint. During October 1998, the complaint was dismissed by the District Court and EchoCath's counterclaim for attorney fees was denied. EP MedSystems argued an appeal on December 8, 1999 and is awaiting the decision of the United States Court of Appeals for the Third Circuit. At this time, EP MedSystems cannot determine the outcome of the litigation and as a result, no amount has been accrued at December 31, 2000.

9. Note payable

      On November 15, 2000, EP MedSystems completed a debt financing in the amount of $3.2 million, with Medtronic. Approximately $2.3 million was utilized to repay outstanding amounts on EP MedSystems' revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge of certain shares of stock owned by David Jenkins, EP MedSystems' President and Chief Executive Officer and a director and shareholder thereof, in a privately-held company. The debt financing is subordinate to existing rights of EP MedSystems' senior lender, Fleet National Bank. EP MedSystems received $1.6 million at closing and $1.6 million on January 17, 2001. This debt financing is subordinate to existing rights of EP MedSystems' senior lender, Fleet National Bank.

      During March 1999, EP MedSystems entered into a $500,000 term loan agreement with a bank, maturing December 31, 2004. The purpose of the term note was to fund the purchase of 7,500 square feet of manufacturing and warehouse space at its West Berlin, New Jersey facility and building improvements. Interest on the term note is payable monthly in arrears at either the prime rate plus 3/4% or LIBOR plus 3 1/4%. Principal became payable commencing January 2000 in 48 equal monthly installments under a 15 year amortization schedule with a balloon payment due in December 2004. In addition, EP MedSystems entered into a $2 million revolving credit facility expiring March 31, 2001. The proceeds of the revolver were intended to fund working capital purposes. The amounts outstanding on the revolving credit facility were repaid in January 2001, utilizing the funds received from the Medtronic debt financing described above at which time the facility was terminated.

      Pursuant to the loan documentation relating to the term loan and revolving credit facility, EP MedSystems is required to maintain certain financial ratios and meet certain net worth and indebtedness tests. The debt is collateralized by a first priority lien on all corporate assets. The agreement also prohibits EP MedSystems from incurring certain additional indebtedness, limits investments, advances or loans and restricts substantial asset sales, capital expenditures and cash dividends. At September 30, 2000 and December 31, 2000, EP Med was not in compliance with certain financial covenants. In consideration of the repayment by EP Med of $2.3 million outstanding on the revolving credit facility using funds obtained from the Medtronic debt financing completed in December 2001. EP Med received a permanent waiver from the bank for both violations as of December 31, 2000. The credit facility, which was originally scheduled to expire on March 2001, was terminated in January 2001, and was not replaced by another facility.

10. Shareholders' Equity

Preferred Stock

      EP MedSystems is authorized to issue 5,000,000 shares of undesignated preferred stock, no par value per share. The Board of Directors has the authority to issue preferred stock in one or more classes, to fix the number of shares constituting a class and the stated value thereof, and to fix the terms of any such class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption, the redemption price and the liquidation preference of such shares or class. At December 31, 2000 and 1999, EP MedSystems had no shares of preferred stock outstanding.

Common Stock

      EP MedSystems is authorized to issue 25,000,000 shares of common stock, no par value, $.001 stated value per share, of which a total of 12,023,167 and 11,084,417 shares were outstanding at December 31, 2000 and 1999, respectively.

      In October 2000, EP MedSystems issued 25,000 shares of its common stock to one of its former distributors in connection with the settlement of certain litigation which had been commenced by EP MedSystems earlier in the year. EP MedSystems had sought monetary damages for alleged breach of a distributorship agreement. The action was voluntarily dismissed pursuant to a settlement agreement whereby the parties mutually released their claims against each other.

      In February 2000, EP MedSystems received $718,000 related to the exercise of warrants that were issued in conjunction with EP MedSystems' private placement in September 1999. Investors included in the exercise were two of its institutional shareholders and two members of its board of directors. Common stock of 205,250 shares was issued in conjunction with the exercise of the warrants. In addition, the exercise price of the remaining unexercised warrants to purchase 362,250 shares of common stock was increased from $3.50 to $7.50 per share. EP MedSystems used the net proceeds from the exercise of warrants for working capital purposes.

      On August 31, 1999, EP MedSystems sold and issued an aggregate of 1,135,000 shares of common stock in a private offering with an institutional investment fund and two members of the board of directors and a private investor (the "Investors") at $2.75 per share. The Investors each received a callable warrant to purchase an aggregate of 567,500 common shares exercisable at $3.50 per share. The warrants are callable by EP MedSystems when the average closing price of EP MedSystems' Common Stock has equaled or exceeded $4.125 per share during any twenty consecutive trading days. The warrants expire five years from the date of grant and were valued using the Black-Scholes option pricing model. The proceeds from the offering were $3,032,127, net of approximately $89,000 in related filing expenses.

      EP MedSystems granted the Investors certain registration rights with respect to the shares pursuant to a Registration Rights Agreement. EP MedSystems filed a shelf registration statement on Form S-3 on September 30, 1999 covering all of the common stock. The registration statement was declared effective by the Securities and Exchange Commission on October 22, 1999.

11. Stock Compensation Plans

1995 Long Term Incentive Plan

      EP MedSystems' 1995 Long Term Incentive Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and shareholders in November 1995. On November 5, 1999, the Shareholders approved an amendment increasing the number of shares available under the Plan from 700,000 to 1,000,000. At December 31, 2000, options to purchase 815,560 shares were outstanding at exercise prices ranging from $1.75 to $4.25 per share. The 1995 Incentive Plan provides for grants of "incentive" and "non-qualified" stock options to employees of EP MedSystems. The 1995 Incentive Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the options and the exercisability thereof. The 1995 Incentive Plan will terminate on November 30, 2005, unless terminated earlier by the Board of Directors.

      During 2000, EP MedSystems issued options to purchase 242,713 shares of common stock under the 1995 Incentive Plan. The exercise prices of these options range from $2.20 to $4.25 per share. The options granted in 2000 have terms of ten years and vest over varying periods.

1995 Director Option Plan

      EP MedSystems' 1995 Director Option Plan (the "1995 Director Plan") was adopted by the Board of Directors and the shareholders in November 1995. A total of 360,000 shares of common stock of EP MedSystems are available for issuance under the 1995 Director Plan and options for 180,000 shares of common stock, at exercise prices ranging from $2.00 to $3.00 per share, are outstanding as of December 31, 2000. The 1995 Director Plan provides for grants of director options to eligible directors of EP MedSystems and for grants of advisor options to eligible members of the Scientific Advisory Board of EP MedSystems. Each of the director options and the advisor options are exercisable at the rate of 1,000 shares per month, commencing with the first month following the date of grant. The terms of these options are five years. The 1995 Director Plan will terminate on November 30, 2005, unless terminated earlier by the Board of Directors.

      For the years ended December 31, 2000 and 1999, non-employee holders of non-plan stock options exercised their options to purchase 614,500 and 77,000 shares, respectively, of Company common stock at prices ranging from $0.10 to $2.00 per share.

      At December 31, 2000 and 1999, EP MedSystems had 1,162,560 and 1,738,347 shares, respectively, of common stock reserved for stock options under all plans. All stock options granted by EP MedSystems, were granted at exercise prices not less than the current fair market value of EP MedSystems' common stock on the date of grant, as determined by the Board of Directors or the fair market value on the date of grant for options issued after EP MedSystems' initial public offering.

      Information relating to stock options is as follows:

                                                            Option         Weighted
                                           Number of         Price         Average
                                            Options          Range      Exercise Price
                                          ----------    -------------   --------------
Outstanding at January 1, 1999             1,754,110    $0.10 - $3.00            $2.12
     Granted                                 202,737    $3.00 - $3.75            $3.06
     Exercised                               (77,000)           $2.00            $2.00
Forfeited/expired                           (141,500)   $2.00 - $3.00            $1.87
                                          ----------    -------------   --------------
Outstanding at December 31, 1999           1,738,347    $0.10 - $3.75            $2.22
     Granted                                 242,713    $2.20 - $4.25            $3.48
     Exercised                              (698,500)   $0.10 - $3.00            $1.48
     Forfeited/expired                      (120,000)   $2.20 - $4.13            $2.62
                                          ----------    -------------   --------------
Outstanding at December 31, 2000           1,162,560    $1.33 - $4.25            $2.88
                                          ==========    =============   ==============
Exercisable at December 31, 2000             648,722    $1.33 - $4.25            $2.60
                                          ==========    =============   ==============

      EP MedSystems accounts for its stock options issued to employees and nonemployee directors based upon the "intrinsic value" method set forth in APB
25. Had compensation costs for EP MedSystems' stock option plans been determined consistent with SFAS No. 123, EP MedSystems' pro-forma net loss and loss per share for 2000 and 1999 would have been as follows:

                                                   2000             1999
                                              -------------    -------------
            Reported net loss                   ($4,836,121)     ($3,213,438)
                                              =============    =============

            Reported Basic/Diluted loss per
            share                                    ($0.41)          ($0.31)
                                              =============    =============

            Pro-forma net loss                  ($5,113,850)     ($3,394,622)
                                              =============    =============

            Pro-forma Basic/Diluted loss
            per share                                ($0.43)          ($0.33)
                                              =============    =============

      Under Statement of Financial Accounting Standards No. 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions in 2000 and 1999, respectively:

                                                          2000          1999
                                                       -----------   -----------
            Risk free interest rate                       6.08%         5.39%
            Expected life                                5 years       5 years
            Volatility                                     50%           50%
            Weighted average fair value of options
            granted during the year
                                                          $2.30         $1.49

12. Industry Segment and Geographic Information

      EP MedSystems manages its business on the basis of one reportable segment--the manufacture and sale of cardiac electrophysiology products. EP MedSystems' chief operating decision makers use consolidated results to make operating and strategic decisions.

      The following table sets forth product sales by geographic segment as of December 31,

                                              2000           1999
                                          -----------    -----------
            United States                 $ 4,909,000    $ 6,936,000
            Europe/Middle East              2,589,000      2,030,000
            Asia and Pacific Rim            2,262,000      1,844,000
            Other                                  --         44,000
                                          -----------    -----------
                                          $ 9,760,000    $10,854,000
                                          ===========    ===========

      Sales of EP MedSystems' cardiac electrophysiology devices and related catheters aggregated $8,469,000 and $1,291,000 in 2000 and $9,333,000 and
$1,521,000 in 1999, respectively. EP MedSystems' long-lived assets are located in the U.S. No customer accounted for an excess of 10% of total sales during the years ended December 31, 2000 and 1999.

      Net sales for the year ended December 31, 2000 were billed in three currencies: $8,217,000 in U.S. dollars, 1,294,000 in Euro and (pound)162,000 pounds sterling. Management has determined that the impact of foreign currency risk on sales is minimal since a majority of sales are billed in U.S. dollars. EP MedSystems does incur translation gains/losses which are recorded in Stockholders' Equity. EP MedSystems' cumulative translation loss was $123,928 at December 31, 2000. As of December 31, 2000, EP MedSystems has not entered into any derivative financial instruments for hedging or other purposes.

13. Employee Benefit Plan

      During 1997, EP MedSystems established an employee 401(k)-salary deferral plan that allows contributions by all eligible full time employees. Eligible employees may contribute up to 15% of their respective compensation, subject to statutory limitations, and EP MedSystems may match a percentage of employee contributions at the discretion of the Board of Directors. During the years ended December 31, 2000 and 1999, no matching contributions were made to the plan.

14. Income Taxes

      EP MedSystems accounts for income taxes in accordance with the provisions of Statement of Financial Account Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires EP MedSystems to recognize income tax benefits for the loss carry forwards which have not previously been recorded. As a result of losses incurred since EP MedSystems' inception, there is no provision for income taxes in the accompanying financial statements. At December 31, 2000 and 1999 EP MedSystems' net deferred tax assets are fully offset by a valuation allowance, and, to the extent that it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future. The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets consist of the following:

                                                       December 31,
                                                   2000           1999
                                               -----------    -----------
      Allowance for doubtful accounts          $    18,000    $    39,000
      Inventory reserves                            30,000         51,000

      Intangible asset amortization                (12,000)       (12,000)
      Depreciation                                  19,000         33,000
      Accrued liabilities                           74,000        156,000
      Net operating loss carryforwards           8,343,000      5,325,000
      Research and development credit              218,000         67,000
      Write-down of EchoCath investment            560,000        560,000
      Write-off of note receivable                  43,000         43,000
      Deferred warranty income                      74,000         63,000
      Other                                         18,000         75,000
                                               -----------    -----------
                                                 9,347,000      6,400,000
      Less: Valuation allowance                 (9,347,000)    (6,400,000)
                                               -----------    -----------
                                               $        --    $        --
                                               -----------    -----------

      On December 31, 2000 and 1999, EP MedSystems had approximately $21,698,000 and $13,312,000, respectively, of net operating loss carryforwards available to offset future income. These carry forwards expire between 2009 and 2015. Due to ownership changes that occurred, as defined by Section 382 of the Internal Revenue Code, EP MedSystems is limited to the use of net operating losses generated prior to the changes in ownership in each year following the changes in ownership.

      EP MedSystems sold its New Jersey cumulative 1998 net operating loss for one of its statutory subsidiaries for $218,000. The sale of the cumulative net operating loss is allowable under a New Jersey State law enacted in January 1999, pursuant to which emerging technology and bio-technology companies may transfer, or "sell", their unused New Jersey net operating loss carry forwards and New Jersey research and development tax credits to any profitable New Jersey companies qualified to purchase them for cash. This amount is included in other income.

      A reconciliation of EP MedSystems' effective tax rate is as follows:

                                                     Year ended December 31,
                                                       2000            1999
                                                     -------         -------

      Federal tax (benefit)                          (34.0%)         (34.0%)
      State tax benefit, net of Federal
      tax effect                                       (6.0)           (6.0)

      Valuation allowance                               40.0            40.0
                                                     -------         -------
                                                          --              --
                                                     =======         =======

15. Subsequent Event

      On March 27, 2001, EP MedSystems' shareholders approved a transaction in which 1,625,000 shares of common stock were issued together with warrants to purchase an additional 812,500 shares of common stock. The consummation of the transaction has provided EP MedSystems with over $3,000,000 in working capital after expenses and may result in additional funds if warrants are exercised. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which EP MedSystems' Chairman of the Board, President and Chief Executive Officer and a shareholder of EP MedSystems is a 50% owner.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                     June 30,
                                                                       2001
                                                                   ------------
ASSETS                                                             (unaudited)
Current assets:
   Cash and cash equivalents                                       $  1,482,365
   Accounts receivable, net of allowances for
        doubtful accounts of $49,022                                  2,836,708
   Inventory, net                                                     2,683,703
   Prepaid expenses and other current assets                            513,182
                                                                   ------------
          Total current assets                                        7,515,958
Property and equipment, net                                           2,351,549
Intangible assets, net                                                  418,255
Other assets                                                            183,221
                                                                   ------------
          Total assets                                             $ 10,468,983
                                                                   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $  1,189,565
   Accrued expenses                                                     672,227
   Deferred warranty revenue and prepaid rent income                    180,688
   Customer Deposits                                                     41,124
   Current portion of long-term debt                                     39,660
                                                                   ------------
          Total  current liabilities                                  2,123,264
   Note payable to Medtronic, Inc.                                    3,200,000
   Long-term debt, less current portion                                 415,276
   Non-current deferred warranty revenue                                 85,767
                                                                   ------------
          Total liabilities                                        $  5,824,307
                                                                   ------------
Commitments and contingencies
Shareholders' equity:
   Preferred Stock, no par value, 5,000,000 shares
         Authorized, no shares issued and outstanding                        --
   Common stock, $.001 stated value, 25,000,000
         shares authorized, 13,761,217 shares issued
         and outstanding                                                 13,761
   Additional paid-in capital                                        29,575,097
   Deferred offering costs                                             (333,383)
   Receivable from executive officer                                   (100,000)
   Accumulated deficit                                              (24,510,799)
                                                                   ------------
          Total shareholders' equity                                  4,644,676
                                                                   ------------
          Total liabilities and shareholders' equity               $ 10,468,983
                                                                   ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                  For the Three Months Ended
                                                  June 30,           June 30,
                                                    2001               2000
                                                ------------       ------------

Net sales                                       $  2,413,418       $  2,136,235
Cost of products sold                              1,131,148          1,101,020
                                                ------------       ------------
          Gross profit                             1,282,270          1,035,215

Operating costs and expenses:
   Sales and marketing expenses                    1,184,233          1,219,895
   General and administrative expenses               524,029            594,677
   Research and development expenses                 652,319            775,190
                                                ------------       ------------
          Loss from operations                    (1,078,311)        (1,554,547)

Interest (expense) income, net                       (79,641)             7,478
Other (expense) income, net                          (13,475)               231
                                                ------------       ------------
          Net loss                              $ (1,171,427)      $ (1,546,838)
                                                ============       ============

Basic and diluted loss per share                $      (0.09)      $      (0.13)
                                                ============       ============

Weighted average shares outstanding used
to compute basic and diluted loss per share       13,668,923         11,742,519
                                                ============       ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                    For the Six Months Ended
                                                  June 30,            June 30,
                                                    2001                2000
                                                ------------       ------------

Net sales                                       $  4,481,741       $  5,039,218
Cost of products sold                              2,081,976          2,474,257
                                                ------------       ------------
          Gross profit                             2,399,765          2,564,961

Operating costs and expenses:
   Sales and marketing expenses                    2,286,270          2,477,171
   General and administrative expenses             1,080,208          1,096,621
   Research and development expenses               1,298,442          1,406,952
                                                ------------       ------------
          Loss from operations                    (2,265,155)        (2,415,783)

Interest (expense) income, net                      (169,651)            17,067
Other income, net                                    408,707            217,043
                                                ------------       ------------
          Net loss                              $ (2,026,099)      $ (2,181,673)
                                                ============       ============

Basic and diluted loss per share                $      (0.16)      $      (0.19)
                                                ============       ============

Weighted average shares outstanding used
to compute basic and diluted loss per share       12,882,236         11,561,726
                                                ============       ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                For the Six Months Ended
                                                                 June 30,       June 30,
                                                                   2001           2000
                                                               -----------    -----------
Cash flows from operating activities:
  Net loss                                                     $(2,026,099)   $(2,181,673)
  Adjustments to reconcile net loss to net cash
      Used in operating activities:
      Depreciation and amortization                                420,453        370,212
  Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                  (325,059)       663,403
      (Increase) in inventories                                   (306,301)      (208,520)
      (Increase) in prepaid and other assets                      (456,243)      (125,942)

      (Decrease) increase in payables due to related parties           (75)       130,383
      Increase in accounts payable                                 275,465        468,810
      Increase (decrease) in accrued expenses, deferred
          revenue and customer deposits                            269,852       (277,714)
                                                               -----------    -----------
          Net cash (used in) operating activities              $(2,148,007)   $(1,161,041)
                                                               -----------    -----------

Cash flows from investing activities:
   Capital expenditures                                           (204,985)      (741,446)
                                                               -----------    -----------
          Net cash (used in) investing activities              $  (204,985)   $  (741,446)
                                                               -----------    -----------

Cash flows from financing activities:
   Proceeds from exercise of warrants                                   --        718,375
   Proceeds from exercise of stock options                           1,600        887,971
   Net borrowings (payments) under notes payable                 1,560,594        (18,503)
   Net (payments) under revolving line of credit                  (761,560)            --
   Net proceeds from issuance of common stock                    2,994,703             --
                                                               -----------    -----------
          Net cash provided by financing activities            $ 3,795,337    $ 1,587,843
                                                               -----------    -----------

Effect of exchange rate changes                                   (262,259)       (18,599)
Net increase (decrease) in cash and cash equivalents             1,180,086       (333,243)
Cash and cash equivalents, beginning of period                     302,279      2,006,731
                                                               -----------    -----------
Cash and cash equivalents, end of period                       $ 1,482,365    $ 1,673,488
                                                               ===========    ===========

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Note 1. Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-QSB. Accordingly, they do not include all of the financial information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (including normal recurring adjustments) considered necessary for a fair presentation have been included.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      The results of operations for the respective interim periods are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in EP MedSystems' Annual Report on Form 10-KSB for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

      As a result of EP MedSystems' limited sources of liquidity, prior inability to generate significant revenues and expected continued losses, there is uncertainty as to whether EP MedSystems will be able to continue as a going concern. Our auditors included a going concern qualification in their report on our financial statements for the year ended December 31, 2000.

Note 2. Inventories

      Inventories are valued at the lower of cost or market with cost being determined on a first-in, first-out basis. Inventories at June 30, 2001 consist of the following:

      Raw materials              $ 1,115,316
      Work in process                375,084
      Finished goods               1,268,498
      Reserve for obsolescence       (75,195)
                                 -----------
                                 $ 2,683,703
                                 ===========

Note 3. Note payable

      On November 15, 2000, EP MedSystems, Inc. completed a debt financing for $3.2 million with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of EP MedSystems' shareholders. Approximately $2.3 million was utilized to repay outstanding amounts on EP MedSystems' revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge by David Jenkins, EP MedSystems' President, Chief Executive Officer and a director and shareholder of EP

MedSystems, of shares of common stock of a privately-held corporation. The debt financing is subordinate to existing rights of EP MedSystems' senior lender, Fleet National Bank. EP MedSystems received $1.6 million at closing and $1.6 million on January 17, 2001. EP MedSystems accrued approximately $168,000 of interest expense included within accrued expenses as of June 30, 2001.

      EP MedSystems entered into a financing arrangement in March 1999 with a bank consisting of a $2,000,000 revolving line of credit and a $500,000 term loan secured by a lien on EP MedSystems' facility in West Berlin, New Jersey and the machinery, equipment and inventory located there. Pursuant to the loan documentation relating to the term loan and revolving credit facility, EP MedSystems is required to maintain certain financial ratios and meet certain net worth and indebtedness tests. At September 30, 2000 and December 31, 2000, EP MedSystems was not in compliance with certain financial covenants. In consideration of the repayment by EP Med of $2.3 million outstanding on the revolving credit facility using funds obtained from the Medtronic debt financing completed in December 2001. EP Med received a permanent waiver from the bank for both violations as of December 31, 2000. The credit facility, which was originally scheduled to expire on March 2001, was terminated in January 2001, and was not replaced by another facility. The related term loan remains in place and is being repaid on a monthly basis through its December 31, 2004 term. Interest on the term note is payable monthly in arrears, at either the prime rate plus 3/4% or LIBOR plus 3/4% at EP MedSystems' discretion. Principal became payable beginning in January 2000 in 48 equal monthly installments under a 15-year amortization schedule with a balloon payment due in December 2004.

Note 4. Common Stock

      On March 28, 2001, EP MedSystems consummated the private sale and issuance to certain investors of 1,625,000 shares of common stock of EP MedSystems and warrants for 812,500 additional shares at a purchase price of $1.99 per share of common stock and $0.02 per warrant share. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which our Chairman of the Board and Chief Executive Officer and a shareholder of EP MedSystems is a 50% owner. The consummation of the transaction has provided EP Med with over $3,000,000 in working capital after expenses.

      On June 11, 2001, EP MedSystems entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, under which Fusion Capital has committed to purchase on each trading day during the 25-month term of the agreement $20,000 of our common stock, up to an aggregate of $10 million upon the effectiveness of the registration statement covering those shares. In connection with this transaction EP MedSystems has filed a registration statement with the Securities and Exchange Commission which, once effective, will be used by Fusion Capital, as the selling shareholder, to offer for sale up to 2,700,000 shares of our common stock, which includes 225,000 shares of common stock issued (or issuable) to Fusion Capital as compensation for its purchase commitment. The Company issued 112,250 shares of EP Med stock to Fusion Capital as a commitment fee for costs attributable to the offering of securities under the Common Stock Purchase Agreement, dated as of June 11, 2001, and recorded approximately $333,000 as a separate line item labeled "Deferred Offering Costs" in Shareholders' Equity. EP Med intends to reclassify the balance from Deferred Offering Costs" to "Additional Paid-In Capital" ratably as the stock is sold. If any portion of the $10 million maximum offering amount is not sold by Fusion Capital, the unamortized amount of Deferred Offering Costs will be expensed and removed from equity.

      The shares were valued using the closing market price of EP MedSystems' stock at June 11, 2001, the date on which the agreement was executed, in accordance with paragraph 10(a) of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

      EP Med is not obligated to issue the remaining 112,750 shares unless and until the registration statement registering the 2,700,000 shares is declared effective by the Securities and Exchange Commission and, as such, EP Med has not recorded any amount related to these shares.

Note 5. Other Income

      Other income includes approximately $420,000 and $217,000 related to the sale of EP MedSystems' New Jersey cumulative net operating loss sold in the first quarter of 2001 and 2000, respectively. The sale of the cumulative net operating loss is allowable under a New Jersey State law enacted in January 1999, pursuant to which emerging technology and bio-technology companies may transfer, or "sell", their unused New Jersey net operating loss carry forwards and New Jersey research and development tax credits to any profitable New Jersey companies qualified to purchase them.

Note 6. Industry Segment and Geographic Information

      EP MedSystems manages its business based on one reportable segment, the manufacture and sale of cardiac electrophysiology products. EP MedSystems' chief operating decision-makers use consolidated results to make operating and strategic decisions.

      The following table sets forth product sales by geographic segment for the six months ended June 30,

                                      2001         2000
                                   ----------   ----------
            United States          $2,427,000   $2,452,000
            Europe/Middle East      1,287,000    1,315,000
            Asia and Pacific Rim      768,000    1,272,000
                                   ----------   ----------
                                   $4,482,000   $5,039,000
                                   ==========   ==========

      Sales of EP MedSystems' cardiac electrophysiology devices and related catheters aggregated $3,863,000 and $619,000, respectively, for the six months ended June 30, 2001 and $4,308,000 and $731,000, respectively, for the comparable period in 2000. EP MedSystems' long-lived assets are located in the U.S.

      Net sales for the six months ended June 30, 2001 were billed in three currencies: 3,773,000 in U.S. dollars, 718,000 in Euro, and 29,000 pounds sterling. Management has determined the impact of foreign currency risk on sales to be minimal since a majority of sales are billed in U.S. dollars. EP MedSystems does incur translation gains/losses which are recorded in Stockholder's Equity. Stockholder's Equity includes a cumulative translation loss of $262,000 as of June 30, 2001. As of June 30, 2001, EP MedSystems has not entered into any derivative financial instruments for hedging or other purposes.

Note 7. Net Loss Per Share

      Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock from the exercise of stock options and warrants are anti-dilutive for all periods presented. Accordingly, potential common shares of 2,285,758 and 1,792,310 for the six months ended June 30, 2001 and 2000, respectively, have been excluded from the diluted per share calculation.

Note 8. Comprehensive Income

      Comprehensive income approximated net income for the three months ended June 30, 2001 and 2000.

Note 9. Recently Issued Accounting Standards

      In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." SFAS No. 141 supercedes Accounting Principles Board Opinion No. 16 ("APB No. 16"), "Business Combinations." The primary changes made by SFAS No. 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and
(3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized). EP MedSystems does not expect that the adoption of SFAS No. 141 will have a material impact on its results of operations, financial position or cash flows. The adoption of SFAS No. 141 is required for all business combinations initiated after June 30, 2001. EP Med will adopt the standard accordingly.

      In addition, in June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"),"Goodwill and Other Intangible Assets." SFAS No. 142 supercedes Accounting Principles Board Opinion No. 17, "Intangible Assets." SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001. The primary changes made by SFAS No. 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. In connection with the adoption of this standard, EP MedSystems' unamortized goodwill balance will no longer be amortized, but will continue to be tested for impairment. EP Med plans to test impairment of goodwill, at least annually, using a two-step impairment test consisting of comparing goodwill fair value and book value of determined reporting units and, if applicable, measuring the excess of the recorded amount of goodwill with its implied fair value. EP Med is currently assessing the impact of the standard on other indefinite lived assets and the total impact of this standard on our results of operations.

Note 10. Subsequent Events

      In July 2001, EP Med received a "warning letter" from the U.S. Food and Drug Administration which required the investigation and correction of various violations pertaining to design controls and manufacturing process controls. EP Med has responded to all issues raised but one relating to validation of the Symix computer software which validation process is underway. EP Med is awaiting the FDA's response with respect to the actions taken and, as such it is not possible at this time to accurately predict the impact, if any, which the "warning letter" will have on 2001 and future operations as such will depend on the timing and nature of the resolution of the FDA's issues.

                                     Part II
                     Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

      Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

      With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

      The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

      A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

      Our certificate of incorporation and by-laws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in EPMed's best interest, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

      In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

      Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

Item 25. Other Expenses of Issuance and Distribution

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee                    $1,721.25

Accounting fees and expenses                                          $35,000.00

Legal fees and expenses                                               $40,000.00

Registrar and transfer agent's fees and expenses                       $1,500.00

Printing and EDGARization expenses                                     $2,500.00

Total Expenses                                                        $80,721.25

Item 26. Recent Sales of Unregistered Securities

      As of July 20, 2001, EP MedSystems entered into an employment agreement with Reinhard Schmidt and, in connection therewith, entered into a Restricted Stock Purchase Agreement with Mr. Schmidt to effect the sale to him of 100,000 shares of common stock at $2.20 per share (the closing sale price as of the date of the execution of the employment agreement) together with a five-year warrant to purchase an additional 100,000 shares of common stock at an exercise price of $2.75 per share. EP Med provided Mr. Schmidt with an interest-free, non-recourse loan in the amount of $220,000 to effect the purchase of the shares, which loan is secured by a pledge to EP Med of the shares.

      On June 11, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, L.P. pursuant to which Fusion Capital committed to purchase shares o four common stock up to an aggregate of $10 million over a 25-month period. We have issued 112,250 shares or our common stock to Fusion Capital as of such date reflecting a portion of the commitment fee payable to Fusion Capital under the agreement.

      On March 28, 2001, EP Med sold and issued 1,625,000 shares of common stock together with warrants for 812,500 additional shares of common stock in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, with Cardiac Capital, LLC and Texada Trust at a price of $1.99 per share of common stock and $0.02 per warrant share. Each of the investors received a warrant entitling them to purchase shares of common stock exercisable at $4.00 per share. The warrants expire 5 years from the date of grant. The proceeds from the offering were approximately $3,050,000, net of approximately $200,000 in related expenses. EP Med intends to use the net proceeds from the sale of these shares for working capital purposes.

      In October 2000, EP Med issued 25,000 shares of its common stock to one of EP Med's former distributors, in connection with the settlement of certain litigation which had been commenced by EP Med earlier in the year. EP Med had sought monetary damages for alleged breach of a distributorship agreement. The action was voluntarily dismissed pursuant to a settlement agreement whereby the parties mutually released their claims against each other.

      In April 2000, EP Med entered into an agreement with Sanjeev Saksena pursuant to which EP Med acquired from Dr. Saksena certain technology relating to electrode configuration for catheter electrodes which may be used by EP Med in its internal cardioversion product line. As part of the purchase price for the technology, EP Med issued to Mr. Saksena 10,000 shares of EP Med's common stock.

      On September 1, 1999, EP Med sold and issued an aggregate of 1,135,000 shares of common stock in a private offering exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended, to EGS Private Healthcare Partnership, L.P. and EGS Private Healthcare Counterpart, L.P., major institutional investment funds, Darryl Fry and David Mortara, a current and now former member of EP Med's Board of Directors, and Steven E. Gross, a private investor (the "1999 Investors") at $2.75 per share. Each of the 1999 Investors received a callable warrant (collectively, the "1999 Warrants") entitling them to purchase an aggregate of 567,500 shares of common stock exercisable at $3.50 per share, subject to EP Med's right to call the 1999 Warrants when the average closing price of EP Med's common stock had equaled or exceeded $4.125 per share during any 20 consecutive trading days. The warrants were to expire 5 years from the date of grant, and were valued using the Black-Scholes option pricing model. The proceeds from the offering were $3,032,000, net of approximately $89,000 in related expenses. EP Med used the net proceeds from the sale of these shares for working capital purposes.

      EP Med granted the Investors certain registration rights with respect to the shares pursuant to a Registration Rights Agreement and filed a shelf registration statement on Form S-3 on September 30, 1999 covering such shares which was declared effective by the SEC on October 22, 1999.

      During February 2000, the 1999 Warrants became callable and EP Med and the 1999 Investors arranged for the 1999 Warrants to be canceled in exchange for which EP Med received $718,375 from the exercise by the 1999 Investors of 205,250 warrant shares at $3.50 per warrant share and EP Med issued non-callable warrants to purchase 362,250 shares of common stock at an exercise price of $7.50 per share. Included among the 1999 Investors who exercised 1999 Warrants were the 2 institutional shareholders and the 2 members of our Board of Directors, Messrs. Fry and Mortara.

      On April 9, 1998, EP Med issued and sold 2,250,000 shares of its common stock in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, to 6 institutional investors (the "1998 Investors") at a price of $2.25 per share. The gross proceeds of the offering were $5,062,500, net of approximately $401,000 in related expenses. EP Med used the net proceeds from the sale of these shares for working capital purposes.

      EP Med granted the 1998 Investors certain registration rights with respect to these shares pursuant to a Registration Rights Agreement and filed a shelf registration statement on Form S-3 covering all of these shares. During July 1998, the SEC declared the registration statement effective.

Item 27. Exhibits.

Exhibit Number    Description
--------------    -----------

      3.1         Amended and Restated Certificate of Incorporation (1)

      3.2         Bylaws, as amended (1)

      4.1 Common Stock Purchase Agreement, dated April 9, 1998, between EP Med and each of the Selling Security Holders (4)

      4.2 Registration Rights Agreement, dated April 9, 1998, between EP Med and each of the Selling Security Holders (4)

      4.3 Form of Common Stock and Warrant Purchase Agreement, dated as of August 31, 1999, between EP Med and the Purchasers (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (7)

      4.4 Replacement Warrant, dated as of February 15, 2000, between EP Med and the Purchasers (including Amendment to Registration Rights Agreement and Form of Replacement Warrant) (10)

      4.5 Amended and Restated Common Stock and Warrant Purchase Agreement, dated as of February 16, 2001, between EP Med and the Purchasers (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (8)

      4.6 Registration Rights Agreement, dated March 28, 2001, between EP Med and the Purchasers identified therein (8)

      4.7 Warrant, dated March 28, 2001, issued by EP Med to Cardiac Capital, LLC (8)

      4.8         Warrant, dated March 28, 2001, issued by EP Med to Texada
                  Trust (8)

      4.9 Common Stock Purchase Agreement, dated as of June 11, 2001, between EP Med and Fusion Capital Fund II, LLC (9)

      4.10*** Restricted Stock Purchase Agreement, dated as of July 20, 2001, between EP Med and Reinhard Schmidt

      4.11*** Promissory Note, dated as of July 20, 2001, by Reinhard Schmidt to EP Med

      4.12*** Stock Pledge Agreement, dated as of July 20, 2001, by Reinhard Schmidt to EP Med

      4.13*** Warrant, dated as of July 20, 2001, issued by EP Med to Reinhard Schmidt

      5.1*** Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A., dated September 28, 2001, as to the legality of the 2,700,000 shares of EP MedSystems common stock being registered

      10.1 License Agreement, dated as of November 1, 1995, between EP Med and Dr. Eckhard Alt, as amended (1)

      10.2 License Agreement, dated as of November 1, 1995, between EP Med and Sanjeev Saksena (1)

      10.3 Investment Agreement, dated April 22, 1994, among EP Med, David Jenkins, Anthony Varrichio, William Winstrom and American Medical Electronics, Inc. (1)

      10.4 Master Manufacturing Agreement, dated April 16, 1996, between EP Med and Hi Tronics Designs, Inc. (1)

      10.5 Exclusive License Agreement, dated February 27, 1997, between EP Med and EchoCath, Inc. (2)

      10.6 Subscription Agreement, dated February 27, 1997, between EP Med and EchoCath, Inc. (2)

      10.7*       Amended and Restated 1995 Long-Term Incentive Plan (3)

      10.8*       Amended and Restated 1995 Director Option Plan (3)

      10.9 Agreement of Lease, dated August 25, 1997, between EP Med and Provident Mutual Life Insurance Company, as landlord (5)

      10.10 Loan and Security Agreement, dated as of March 31, 1999, between EP Med and Fleet National Bank (10)

      10.11 First Amendment and Waiver to Loan and Security Letter Agreement, dated as of January 12, 2001, between EP Med and Fleet National Bank

      10.12 Note Purchase Agreement, dated as of November 15, 2000, between EP Med and Medtronic Asset Management, Inc. (11)

      10.13 Secured Promissory Note, dated November 15, 2000, issued by EP Med to Medtronic Asset Management, Inc. (11)

      10.14 Stock Pledge Agreement, dated as of November 15, 2000, between Medtronic Asset Management, Inc. and David Jenkins (11)

      10.15 Subordination Agreement, dated as of November 15, 2000, between Medtronic Asset Management, Inc. and Fleet National Bank (11)

      10.16 Agreement, dated as of March 9, 1998, between ProCath Corporation and Allan Willis (12)

      10.17*** License Agreement, dated as of January 21, 1998, between EP Med and Incontrol, Inc.

      10.18*** Employment Agreement, dated as of July 20, 2001, between EP Med and Reinhard Schmidt

      16          Letter of Changes in Registrant's Certifying Accountants (6)

      21***       Subsidiaries of the Registrant

      23.1***     Consent of PricewaterhouseCoopers LLP

      23.2        Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A.
                  (included in the opinion filed as Exhibit 5.1)

      24.1 Power of Attorney (included on signature page to this registration statement)

*     Denotes management contract or compensatory plan or arrangement

**    Previously filed

***   Filed herewith.

1. Incorporated by reference from EP Med's Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission on April 18, 1996, May 28, 1996 and June 13, 1996, respectively.

2. Incorporated by reference from EP Med's Annual Report on Form 10-KSB for the year ended December 31, 1996 previously filed with the Commission.

3. Incorporated by reference from EP Med's Proxy Statement for the Annual Meeting of Shareholders held on October 30, 1997 previously filed with the Commission.

4. Incorporated by reference from EP Med's Current Report on Form 8-K dated April 14, 1998, previously filed with the Commission.

5. Incorporated by reference from the Commission in connection with EP Med's Form 10-KSB for the year ended December 31, 1997 previously filed with the Commission.

6. Incorporated by reference from EP Med's Current Report on Form 8-K, dated August 25, 1998, previously filed with the Commission.

7. Incorporated by reference from EP Med's Current Report on Form 8-K, dated August 31, 1999, previously filed with the Commission.

8. Incorporated by reference from EP Med's Proxy Statement for the special meeting of shareholders held on March 27, 2001 previously filed with the Commission on March 5, 2001.

9. Incorporated by referenced from EP Med's Current Report on Form 8-K, dated June 11, 2001, previously filed with the Commission.

10. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 previously filed with the Commission.

11. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 previously filed with the Commission.

12. Incorporated by reference from EP Med's Annual Report on Form 10-KSB for the year ended December 31, 2000, as amended, previously filed with the Commission.

Item 28. Undertakings

(a)   The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that the Registrant and each person whose signature appears below hereby constitutes and appoints David A. Jenkins and Joseph M. Turner, as attorneys-in-fact, each with the full power of substitution, severally, to execute in their respective names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to the registration statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to the registration statement with the Securities and Exchange Commission.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Mount Arlington, State of New Jersey, on September 28, 2001.

EP MEDSYSTEMS, INC.
                                                       Dated: September 28, 2001

By: s/David A. Jenkins
    ------------------------------
    David A. Jenkins, Chairman and
    Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities and on the date indicated:

    Signature                                                 Date
    ---------                                                 ----


    s/David A. Jenkins                                        September 28, 2001
    ------------------                                        ------------------
    David A. Jenkins, Chairman and Chief
    Executive Officer (Principal Executive Officer)


    s/Reinhard Schmidt                                        September 28, 2001
    ------------------                                        ------------------
    Reinhard Schmidt, President, Chief Operating
    Officer and Director (Principal Executive Officer)


    s/Joseph M. Turner                                        September 28, 2001
    ------------------                                        ------------------
    Joseph M. Turner, Chief Financial Officer and Secretary (Principal Financial Officer)


    s/Nigel K. Roberts                                        September 28, 2001
    ------------------                                        ------------------
    Nigel K. Roberts, M.D., Director


    s/Darryl D. Fry                                           September 28, 2001
    ---------------                                           ------------------
    Darryl D. Fry, Director


    s/John E. Underwood                                       September 28, 2001
    -------------------                                       ------------------
    John E. Underwood, Director

                                  Exhibit Index
Exhibit
Number      Description
------      -----------

4.10 Restricted Stock Purchase Agreement, dated as of July 20, 2001, between EP Med and Reinhard Schmidt

4.11        Promissory Note, dated as of July 20, 2001, by Reinhard Schmidt to
            EP Med

4.12 Stock Pledge Agreement, dated as of July 20, 2001, by Reinhard Schmidt to EP Med

4.13        Warrant, dated as of July 20, 2001, issued by EP Med to Reinhard
            Schmidt

5.1         Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A.

10.17 License Agreement, dated as of January 21, 1998, between EP Med and Incontrol, Inc.

10.18 Employment Agreement, dated as of July 20, 2001, between EP Med and Reinhard Schmidt

21          Subsidiaries

23.1        Consent of PricewaterhouseCoopers LLP

23.2        Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A.
            (included in opinion filed as Exhibit 5.1)

24.1 Power of Attorney (included on signature page to this Registration statement).


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